Exhibit 10.3

EXECUTION COPY

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

Dated as of March 3, 2009

among

LYONDELLBASELL INDUSTRIES AF S.C.A.,

as the Company,

LYONDELL CHEMICAL COMPANY,

EQUISTAR CHEMICALS, LP,

HOUSTON REFINING LP,

BASELL USA INC.,

MILLENNIUM CHEMICALS INC. and

MILLENNIUM PETROCHEMICALS INC.

as Borrowers,

each of the foregoing a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code,

THE LENDERS PARTY HERETO,

CITIBANK, N.A.,

as Administrative Agent and Collateral Agent

UBS SECURITIES LLC, as Syndication Agent

CITIGROUP GLOBAL MARKETS INC.,

UBS SECURITIES LLC,

GOLDMAN SACHS LENDING PARTNERS LLC,

MERRILL LYNCH CAPITAL CORPORATION,

and

ABN AMRO BANK N.V.,

Joint Lead Arrangers

CITIGROUP GLOBAL MARKETS INC.,

Sole Bookrunner

i

Schedules
Schedule 1.01A	Existing Letters of Credit
Schedule 1.01B	Mortgaged Properties
Schedule 1.01C	Agreed Security Principles
Schedule 1.01D	Certain Prior Casualty Events
Schedule 1.01E	Permitted Joint Ventures
Schedule 2.01	Lenders’ Commitments

Schedule 3.06	Material Litigation
Schedule 3.07	Ownership of Property
Schedule 3.08	Environmental Matters
Schedule 3.09	Taxes
Schedule 3.11	Subsidiaries and Other Equity Investments
Schedule 4.02	Closing Documents and Post-Closing Time Periods
Schedule 4.02(a)(v)(C)	Local Counsel - Jurisdictions
Schedule 5.01	Website for Posting of Company Financial Statements
Schedule 5.04(b)	Certain Subsidiaries / Divisions
Schedule 6.01(b)	Existing Liens
Schedule 6.01(c)	Certain Tax Liens
Schedule 6.02(e)	Existing Investments
Schedule 6.03(b)	Existing Indebtedness
Schedule 6.06(e)	Distribution Agreements
Schedule 6.08	Existing Transactions with Affiliates
Schedule 6.09	Existing Contractual Obligations
Schedule 7.01(q)	Pre-Petition Payments Schedule
Schedule I	[Reserved]
Schedule II	Credit and Collection Policy
Schedule III	Guarantors
Schedule IV	[Reserved]
Schedule V	Approved Jurisdictions
Schedule VI-A	Approved Foreign Receivables Obligors
Schedule VI-B	Certain Receivables Obligors and Payment Terms
Schedule X	Billed but not Shipped Inventory

Exhibits
Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Revolving Borrowing Request
Exhibit C	Form of Borrowing Base Certificate
Exhibit D-1	Initial 13-Week Projection
Exhibit D-2	Form of Weekly Variance Report
Exhibit E	[Reserved]
Exhibit F	Form of Security Agreement

v

Exhibit G	Form of Borrower Designation
Exhibit H	Form of Collateral Access Agreement
Exhibit I	Form of Intercreditor Agreement
Exhibit J	Form of Foreign Guarantee
Exhibit K	Form of Compliance Certificate
Exhibit L	Form of Intercompany Subordination Agreement
Exhibit M	Form of Mortgage
Exhibit N-1	Form of Cash and Liquidity Dashboard Report
Exhibit N-2	Form of Weekly Operating Metrics Report
Exhibit O	Form of Intercompany Facility
Exhibit P	Form of Sponsor Letter Agreement

DEBTOR-IN-POSSESSION CREDIT AGREEMENT dated as of March 3, 2009, among LYONDELL CHEMICAL COMPANY, a Delaware corporation, EQUISTAR CHEMICALS, LP, a Delaware limited partnership, HOUSTON REFINING LP, a Delaware limited partnership, BASELL USA INC., a Delaware corporation, MILLENNIUM CHEMICALS INC., a Delaware corporation, and MILLENNIUM PETROCHEMICALS INC., a Virginia corporation, as Borrowers, each of the foregoing a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code, LYONDELLBASELL INDUSTRIES AF S.C.A., a company existing under the laws of the Grand Duchy of Luxembourg, the LENDERS party hereto, CITIBANK, N.A., as Administrative Agent and Collateral Agent, UBS SECURITIES LLC, as Syndication Agent and CITIBANK, N.A., as Fronting Bank.

INTRODUCTORY STATEMENT

On January 6, 2009, each of the Borrowers (such term and each other capitalized term used but not otherwise defined herein having the meaning assigned to it in Article 1), each of the US Guarantors and Basell GmbH (collectively, the “Initial Debtors”) filed voluntary petitions with the Bankruptcy Court initiating their respective cases that are pending under Chapter 11 of the Bankruptcy Code (the cases of the Borrowers, the US Guarantors and Basell GmbH, each an “Initial Case” and collectively, the “Initial Cases”) and have continued in the possession of their assets and in the management of their business pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

The Borrowers requested on the Initial Funding Date that the Lenders provide them with a revolving credit and letter of credit facility in an aggregate principal amount not to exceed $1,515,000,000 (subject to increase pursuant to the ABL Accordion). On the Effective Date, the Borrowers have requested such an increase pursuant to the ABL Accordion such that the aggregate principal amount of such revolving credit and letter of credit facility will be $1,540,000,000, and the Lenders have agreed to such increase, subject to the Orders. All of the Borrowers’ obligations under such facility are to be guaranteed by the Guarantors. The Lenders are willing to extend or continue, as the case may be, such credit to the Borrowers on the terms and subject to the conditions set forth herein.

The Borrowers have also requested that certain financial institutions (which may include one or more Lenders) provide them with a term loan facility in an aggregate principal amount not to exceed $6,500,000,000 (including $3,250,000,000 of new money loans and $3,250,000,000 of loans that will be deemed issued in respect of an equivalent principal amount of Indebtedness under the Senior First Lien Credit Agreement) (the “DIP Term Loan Facility”).

On January 8, 2009, the Bankruptcy Court entered the Interim Order approving on an interim basis the DIP ABL Facility and the DIP Term Loan Facility, and providing inter alia, that (i) the obligations under the Facilities shall constitute allowed senior administrative expense claims against each of the Initial Debtors with priority over any and all administrative expenses, adequate protection claims, diminution claims and all other claims against the Initial Debtors, now existing or hereafter arising, of any kind whatsoever, and (ii) the obligations under the Facilities shall be secured by fully perfected security interests in and Liens upon all pre-and post-petition property of the Initial Debtors (limited, in the case of Basell GmbH, to the Equity Interests of its direct Subsidiaries, subject to the Collateral and Guarantee Requirement), whether existing on the Petition Date or thereafter acquired, including any cash and any investments of such cash, inventory, accounts receivable, other rights to payment whether arising before or after the Petition Date, contracts, properties, plants, equipment, general intangibles, documents, instruments, interest in leaseholds, real properties, patents, copyrights, trademarks, trade names, other intellectual property, equity interests, and the proceeds of all of the foregoing and, subject only to and effective upon entry of the Final Order, the Avoidance Actions (as further described and defined in the Orders, collectively, the “Collateral”).

The respective priorities of the DIP ABL Facility, the DIP Term Loan Facility and other parties claiming Liens on all or any part of the Collateral are as set forth in the Interim Order and upon entry by the Bankruptcy Court of the Final Order shall be as set forth therein.

All of the claims and the Liens granted under the Orders and the Loan Documents to the Administrative Agent and the Lenders in respect of the DIP ABL Facility shall be subject to the Carve-Out.

On January 9, 2009, the Borrowers made the initial borrowings under the Facilities as approved by the Interim Order. The parties hereto are entering into this Agreement to memorialize the terms of the DIP ABL Facility. Upon the effectiveness hereof, this Agreement and the other Loan Documents shall supersede the DIP Term Sheet referred to in the Interim Order with respect to the DIP ABL Facility.

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01. Definitions. As used in this Agreement, the following terms shall have the meanings specified below:

“13-Week Projection” shall mean a projected statement of sources and uses of cash for the Company and its Subsidiaries on a weekly basis for the following 13 calendar weeks, including the anticipated uses of the DIP ABL Facility and the DIP Term Loan Facility for each week during such period, in substantially the form of Exhibit D-1. As used herein, “13-Week Projection” shall initially refer to the “Budget” delivered to the Lenders in connection with the initial borrowings under the Facilities as authorized by the Interim Order and, thereafter, the most recent 13-Week Projection delivered by the Borrowers in accordance with Section 5.04.

“2015 Notes” shall mean, collectively, the $615,000,000 aggregate principal amount of 8 3/8% Senior Notes due 2015 of the Company and €500,000,000 aggregate principal amount of 8 3/8% Senior Notes due 2015 of the Company.

“2027 Notes” shall mean the $300,000,000 aggregate principal amount of the 8.10% guaranteed notes due March 15, 2027 issued by Basell Finance (formerly known as Montell Finance Company B.V.).

“ABL Accordion” shall mean an increase in the aggregate amount of the Commitments pursuant to Section 2.22.

“ABL Collateral” shall mean all Collateral consisting of pre- and post-petition property of the Debtors consisting of cash and Cash Collateral (other than cash proceeds of property that was Term Loan Collateral when such proceeds arose), and any investment of such cash and Cash Collateral, inventory, accounts receivable and other related rights to payment, contracts and assets of the Debtors, whether existing on the Petition Date or acquired thereafter, and the proceeds of all of the foregoing. The ABL Collateral and the Term Loan Collateral shall include the proceeds of Avoidance Actions on an equal and ratable basis.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean (i) any Swingline Loan and (ii) any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with Article 2.

“ABR Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with Article 2.

“Access” means Access Lender, LLC.

“Access Agreement” shall mean an agreement, in form and substance reasonably acceptable to the Administrative Agent (it being understood that such agreements entered into by Lyondell and its Subsidiaries prior to the date of this Agreement are acceptable to Administrative Agent), pursuant to which a holder of a Lien on premises of the Borrowers where Eligible Inventory is located agrees and acknowledges, among other things, that the Administrative Agent may without interference from such Lien holder (i) gain access to, remove and exercise its rights against any Inventory located at such premises after an Event of Default, and that such Lien holder may not remove or exercise any remedies against such Inventory except as agreed, (ii) for a period of time not less than ninety (90) days (or such shorter time period as the Administrative Agent may agree in its sole discretion) after the Administrative Agent shall have taken possession of such Inventory, (A) store such Inventory at such premises and (B) conduct a sale of such Inventory at such premises and (iii) examine and make copies of books and records of the Borrowers located at such premises with respect to such Inventory.

“Acquisition” shall mean the merger of BIL Acquisition Holdings Limited into Lyondell pursuant to that certain Agreement and Plan of Merger, dated as of July 16, 2007, by and among the Company, BIL Acquisition Holdings Limited and Lyondell.

“Additional Credit” has the meaning set forth in Section 4.01(g).

“Additional Debtor” shall mean (a) subject (other than in the case of the Company) to the written consent of the Required Lenders, the Company and each Material Subsidiary to the extent that (i) the Company or such Material Subsidiary files with the Bankruptcy Court a voluntary petition initiating proceedings under Chapter 11 of the Bankruptcy Code, (ii) such case is joined with the Initial Cases, (iii) the Company or such Material Subsidiary, as the case may be, is subject, by order of the Bankruptcy Court, to the previously issued orders relating to the Cases (including the Orders), including with respect to Collateral in the case of Domestic Subsidiaries and (iv) the Company or such Material Subsidiary, as the case may be, becomes a Borrower or Guarantor hereunder (in each case as reasonably directed by the Required Lenders and with the assets of the Company or such Subsidiary, as the case may be, pledged as Collateral with such priority, subject to applicable Law and, in the case of any Foreign Debtor, the Agreed Security Principles, Legal Reservations and Legal Limitations, as the Required Lenders shall reasonably require) and (b) each non-Material Subsidiary to the extent that (i) such non-Material Subsidiary files with the Bankruptcy Court a voluntary petition initiating proceedings under Chapter 11 of the Bankruptcy Code, (ii) such case is joined with the Initial Cases and (iii) such non-Material Subsidiary is subject, by order of the Bankruptcy Court, to the previously issued orders relating to the Cases (including the Orders).

“Additional Restricted Cash” shall mean, to the extent constituting Unrestricted Cash, any cash or Cash Equivalent of the Company and its Subsidiaries (i) that is required to be trapped pursuant to the DIP ABL Facility or the terms of any other Asset Backed Credit Facility, Receivables Financing or Securitization Transaction, (ii) that is received in anticipation of a disbursement by the Company or any of its Subsidiaries to a Person other than the Company or any Subsidiary within one Business Day, (iii) that is provided as cash collateral to support letters of credit and bank guarantees, customs and other import duties in the ordinary course of business of the Company or any of its Subsidiaries or (iv) in the case of any Foreign Subsidiary, the expatriation of which (A) would result in adverse tax or legal consequences, (B) would be reasonably likely to result in adverse personal liability of any director of the Company or a Foreign Subsidiary or (C) would result in the insolvency of the Company or a Foreign Subsidiary.

“Additional Letter of Credit” shall mean a letter of credit issued hereunder by the Fronting Bank on or after the Effective Date.

“Adjusted LIBO Rate” shall mean, with respect to any Interest Period for any LIBOR Loan, an interest rate per annum equal to the rate per annum obtained by dividing (a) the LIBO Rate by (b) a percentage equal to (i) 100% minus (ii) the reserve percentage applicable two (2) Business Days before the first day of such Interest Period under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including “Eurocurrency liabilities” (or with respect to any other category of liabilities that includes deposits by reference to which the LIBO Rate is determined) having a term equal to such Interest Period.

“Administrative Agent” shall mean Citibank, in its capacity as administrative agent for the Lenders under the Loan Documents, and its successors in such capacity.

“Administrative Fees” shall have the meaning assigned to such term in Section 2.07(c).

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent, completed by such Lender and returned to the Administrative Agent.

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that for purposes of Section 6.08, “control” shall also include the possession, directly or indirectly, of the power to vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person, whether through the ownership of voting securities, by contract or otherwise; “controlling” and “controlled” have meanings correlative of the foregoing; provided further that none of the Arrangers or their respective Affiliates shall be deemed an Affiliate of any Loan Party.

“Agent” shall mean any of the Administrative Agent, the Collateral Agent or the Syndication Agent, and “Agents” shall mean any two or more of the foregoing.

“Agreed Security Principles” has the meaning set forth in Schedule 1.01C.

“Agreement” shall mean, on any date, this Debtor-In-Possession Credit Agreement as the same may from time to time be amended, supplemented, amended and restated or otherwise modified and in effect on such date in accordance with the terms hereof.

“Alternate Base Rate” shall mean, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the highest of the following:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate (or equivalent rate otherwise named);

(b) 0.5% per annum plus the Federal Funds Effective Rate; and

(c) 1.0% per annum plus the LIBO Rate (for the avoidance of doubt after giving effect to the last sentence of the definition thereof) applicable to a Borrowing with an Interest Period of one (1) month.

“Alix” shall have the meaning set forth in Section 5.19(a).

“Anti-Terrorism Laws” shall mean:

(a) the Executive Order No. 13224 of September 23, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism (the “Executive Order”);

(b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act);

(c) the Money Laundering Control Act of 1986, Public Law 99-570;

(d) the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., and the Trading with the Enemy Act, 50 U.S.C. App. §§ 1 et seq., and any Executive Order or regulation promulgated thereunder and administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury; and

(e) any similar law enacted in the United States of America subsequent to the date of this Agreement.

“Applicable Commitment Fee Rate” shall mean a per annum rate equal to 1.50%.

“Applicable L/C Margin” shall mean a per annum rate equal to Applicable Margin with respect to LIBOR Loans (after giving effect to the proviso included in the definition of “Applicable Margin”).

“Applicable Lending Office” shall mean, with respect to each Lender, (i) such Lender’s domestic lending office in the case of an ABR Loan or (ii) such Lender’s LIBOR Lending Office in the case of a LIBOR Loan.

“Applicable Margin” shall mean a per annum rate equal to (i) with respect to ABR Loans, 6.00% and (ii) with respect to LIBOR Loans, 7.00%; provided, however, that upon the occurrence and during the continuance of an Event of Default, the “Applicable Margin” shall be (i) with respect to ABR Loans, 8.00% and (ii) with respect to LIBOR Loans, 9.00%.

“Appraisal Report” shall mean any appraisal report reasonably satisfactory to the Administrative Agent and prepared by independent consultants selected by the Administrative Agent and reasonably satisfactory to the Borrowers.

“Approved Bank” has the meaning set forth in clause (c) of the definition of “Cash Equivalents.”

“Arranger” shall mean each of Citigroup Global Markets Inc., Goldman Sachs Lending Partners LLC, Merrill Lynch Capital Corporation, ABN AMRO Bank N.V. and UBS Securities LLC, in its capacity as a joint lead arranger in respect of this Agreement.

“Asset Backed Credit Facility” shall mean any credit facility (other than the DIP ABL Facility) provided on the basis of the value of inventory, accounts receivable or other current assets (and related documents) or similar instrument, including the European Securitization Transaction, the Berre Facility and any similar credit support agreements or guarantees incurred from time to time. The aggregate amount of all Asset Backed Credit Facilities, Receivables Financings and Securitization Transactions entered into during the term of this Agreement (other than the European Securitization Transaction and the Berre Facility) shall not exceed an amount equal to $50,000,000 at any one time outstanding.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, substantially in the form of Exhibit A.

“Audited Financial Statements” shall mean the audited consolidated financial statements of the Company and its Subsidiaries, for the period beginning April 20, 2005 and ended December 31, 2005, the fiscal year ended December 31, 2006 and the fiscal year ended December 31, 2007.

“Availability Reserves” shall mean, as of any date of determination and without duplication of any Valuation Reserves or any other Availability Reserves, such reserves in amounts as the Administrative Agent may from time to time establish (upon two (2) Business Days’ notice to the Borrowers in the case of new reserve categories established after the Effective Date and changes in the methodology for determining a reserve and upon one (1) Business Day’s notice to the Borrowers in other cases) and revise (upward or downward based upon existing methodology): (i) to reflect events, conditions, contingencies or risks which, as reasonably determined by the Administrative Agent, do or are reasonably likely to materially adversely affect (a) Eligible Inventory or its value, (b) Eligible Receivables or their value or (c) the security interests and other rights of any Agent or Lender in the ABL Collateral other than Ineligible Inventory and Ineligible Receivables (including the enforceability, perfection and priority thereof) or (ii) to reflect the Administrative Agent’s reasonable belief that any collateral report or financial information furnished by or on behalf of the

Borrowers is or may have been incomplete, inaccurate or misleading in any material respect in a manner which adversely affects one or more components of the Borrowing Base to an extent greater than that otherwise contemplated in the determination thereof (such reserve to remain applicable for so long as such adverse effect remains applicable) or (iii) in respect of any state of facts that the Administrative Agent reasonably determines constitutes a Default or an Event of Default and that adversely affects one or more components of the Borrowing Base to an extent greater than that otherwise contemplated in the determination thereof (such reserve to remain applicable for so long as such adverse effect remains applicable); provided that, at any date of determination (unless and until otherwise determined by the Administrative Agent), “Availability Reserves” shall include (a) a reserve equal to three times the most recently reported monthly aggregate amount of charges by a landlord, bailee, consignee, processor, warehouseman or other third-party who stores, processes, maintains or holds Eligible Inventory and applicable rail car lease and transportation expense as determined by Lyondell (but excluding any such expense as to which the rights of the payee are subject to a Third Party Agreement), (b) a reserve for deductibles applicable to the Borrowers’ insurance policies covering Eligible Inventory, (c) a reserve for other credit exposures secured by ABL Collateral (other than credit exposures secured exclusively by Liens securing the DIP Term Loan Facility which are expressly subordinated to the Lien of the Security Agreement pursuant to the Intercreditor Agreement) including obligations arising out of cash management arrangements related to this Agreement, (d) a reserve for any Liens on Eligible Inventory or on premises of the Borrowers where Eligible Inventory is located (other than (x) Liens consisting of (i) easements, building restrictions, rights-of-way, irregularities of title and other such encumbrances or charges not interfering in any material respect with the ordinary conduct of business of any Borrower, (ii) leases, subleases or licenses by any Borrower as lessor, sublessor or licensor in the ordinary course of business and (iii) without limiting the applicability of an Availability Reserve under clause (a) above, the interest of a lessor or licensor under an operating lease or license under which any Borrower is lessee, sublessee or licensee, including protective financing statement filings, on such premises, (y) nonconsensual Liens on such premises that do not impair access to, or the removal of or exercise of remedies in respect of, such Inventory and (z) Liens that are subordinate to the Liens on the ABL Collateral pursuant to the Orders), unless the rights of the holder of such Lien are subject to a Third Party Agreement (such reserve not to exceed the lesser of (i) the amount of the affected Eligible Inventory and (ii) the amount of the obligations secured by such holder’s Lien); and (e) a reserve in the amount of the Carve-Out allocable to the DIP ABL Facility.

“Available ABL Commitment” shall mean, as of any date of determination, an amount equal to (i) the lesser of (A) the Borrowing Base as of such date, less, the amount of Collateral Availability necessary to avoid an Event of Default pursuant to Section 7.01(m) and (B) the aggregate amount of the Commitments in effect on such date, less (ii) the Total Outstandings; provided that, notwithstanding the foregoing, in no event shall the Available ABL Commitment exceed the incremental amount of borrowings the Borrowers are, as of such date, permitted to borrow pursuant to the terms of this Agreement (without giving effect to any borrowing notice requirements hereunder).

“Available Inventory” shall mean, at any time, the lesser of (a) 75% (5% in the case of “stores inventory”) of each Category of Eligible Inventory and (b) the product of (x) 85% (70% in the case of High Seas Inventory) of the Orderly Liquidation Value Rate multiplied by (y) each Category of Eligible Inventory; provided that (i) Available Inventory shall in no event exceed 75% of Eligible Inventory, (ii) the amount of Available Inventory in respect of High Seas Inventory shall at no time exceed $150,000,000 and (iii) the amount of Available Inventory in respect of “stores inventory” shall at no time exceed $15,000,000.

“Available Receivables” shall mean, at any time, 85% of Eligible Receivables.

“Avoidance Actions” shall mean the Debtors’ claims and causes of action under Sections 502(d), 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code and any other avoidance actions under the Bankruptcy Code and the proceeds thereof and property received thereby whether by judgment, settlement, or otherwise.

“Bankruptcy Code” shall mean The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the Southern District of New York or any other court having jurisdiction over the Cases from time to time.

“Basell Finance” shall mean Basell Finance Company B.V., a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid).

“Basell Funding” shall mean Basell Funding S.à r.l., a société à responsabilité limitée incorporated under the laws of the Grand Duchy of Luxembourg.

“Basell GmbH” shall mean Basell Germany Holdings GmbH, a debtor and debtor in possession under Chapter 11 of the Bankruptcy Code.

“Basell Holdings” shall mean LyondellBasell Industries Holdings B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid).

“Basell USA” shall mean Basell USA Inc., a Delaware corporation, a debtor and debtor in possession under Chapter 11 of the Bankruptcy Code.

“Berre Facility” shall mean any receivables-backed credit facility entered into by one or more Foreign Subsidiaries (other than Basell GmbH) related to receivables of the refinery located in Berre, France, and any Permitted Refinancings thereof, all in an aggregate amount not to exceed at any one time €150,000,000.

“Blavatnik Charitable Trust” has the meaning set forth in the definition of “Blavatnik Group.”

“Blavatnik Group” shall mean, collectively:

(1) Mr. Leonard Blavatnik, his spouse, direct descendants, siblings, parents, children of siblings, or grandchildren, grand nieces and grand nephews, any other members of the immediate Blavatnik family, or

(2) any trust or any entity directly or indirectly controlled by, or for the benefit of, one or more members of the Blavatnik family described above, or

(3) any trust (a “Blavatnik Charitable Trust”):

(a) for the benefit of a charity created by any member of the Blavatnik family described above, or

(b) to which any such member of the Blavatnik family described above is a substantial donor or grantor, or

(4) the estate, executor, administrator or committee of beneficiaries of any member of the Blavatnik Group listed in clause (1) or (2) of this definition;

provided that, in the case of any Blavatnik Charitable Trust, a member of the Blavatnik Group described in clause (1) or (2) of this definition maintains control thereof.

For purposes of this definition only, “control” of a Blavatnik Charitable Trust shall mean the possession of the power to direct or cause the direction of management and policies of such Blavatnik Charitable Trust in respect of the issued share capital of the Company owned by such Blavatnik Charitable Trust.

“Board of Directors” shall mean, as to any Person, the board of directors (or similar governing body) of such Person (or, if such Person is a partnership and does not have a board of directors (or similar governing body), the board of directors (or similar governing body) of such Person’s general partner) or, except with respect to the definition of “Change of Control” any duly authorized committee thereof.

“Borrower” shall mean each of Lyondell, HRLP, Equistar, Basell USA, Millennium, Millennium Petrochemicals Inc. and any other Subsidiary of the Company (i) that is not a Foreign Subsidiary, (ii) that is a debtor and a debtor-in-possession in a Case and (iii) that the Borrowers’ Agent designates as a Borrower for purposes hereof by causing such Subsidiary to deliver to the Administrative Agent an instrument in substantially the form of Exhibit G duly executed by such Subsidiary provided that such Subsidiary shall not become a Borrower until such time as (x) the Collateral and Guarantee Requirement shall be satisfied after giving effect to its designation as a Borrower and (y) the Bankruptcy Court shall have entered an order, in form and substance reasonably satisfactory to the Agents, approving the delivery by such Subsidiary of the instrument referred to in the preceding clause (iii) and the performance by such Subsidiary of its obligations under this Agreement and the other Loan Documents.

“Borrowers’ Agent” shall mean Lyondell, in its capacity as agent for the Borrowers under the Loan Documents, and its successors in such capacity.

“Borrowing” shall mean (a) a Loan or group of Loans of a single Class and Type made by the Lenders on a single date and as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Base” shall mean, at any time, an amount equal to the sum of (i) Available Inventory as reflected in the most recent Borrowing Base Certificate delivered pursuant to Section 5.22 plus (ii) Available Receivables as reflected in the most recent Borrowing Base Certificate delivered pursuant to Section 5.22 minus (iii) Availability Reserves at such time. Standards of eligibility and reserves and advance rates of the Borrowing Base may be revised and adjusted from time to time by the Administrative Agent (subject to Section 10.02(b) hereof and to any limitations herein expressly made applicable to the exercise of such rights) upon one (1) Business Day’s notice to the Borrowers; provided that any such changes in such standards or in advance rates shall not be effective until two (2) Business Days after giving notice thereof to the Borrowers. Actions by the Administrative Agent pursuant to the preceding sentence, and all other actions by the Administrative Agent in respect of the determination of the Borrowing Base

(including as provided in the definitions of Availability Reserves, Ineligible Inventory, Ineligible Receivables, Inventory Valuation Reserves and Receivables Valuation Reserves), shall be taken by it in its Discretion.

“Borrowing Base Certificate” shall mean a certificate, appropriately completed and substantially in the form of Exhibit C (with such modifications as to format and presentation as may be reasonably requested by the Administrative Agent upon five (5) Business Days’ notice) together with all attachments and supporting documentation (i) as contemplated thereby and (ii) as outlined on Schedule 1 to Exhibit C.

“Borrowing Request” shall mean a request made pursuant to Section 2.03 substantially in the form of Exhibit B.

“Bridge Forbearance Agreement” shall mean the First Amended and Restated Bridge Forbearance Agreement relating to the Senior Second/Third Lien Interim Loan Agreement.

“Business Day” shall mean any day which is not a Saturday, Sunday or legal holiday in the State of New York or the State of Texas on which banks are open for business in New York City and Houston, provided, however, that when used in connection with the Adjusted LIBO Rate, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in United States dollars in the London interbank market.

“Capital Expenditures” shall mean, for any period, any expenditure which, in accordance with GAAP, is treated as a capital expenditure in the audited consolidated financial statements of the Company and its Subsidiaries other than (i) any capital expenditure constituting an Investment permitted pursuant to clauses (e), (h), (j), (k), and (m) of Section 6.02, (ii) any expenditure made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, substituted, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, substituted, restored or repaired, (iii) the purchase price of equipment that is purchased simultaneously with the trade in of existing equipment to the extent of the portion of such expenditure equal to the amount by which the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time and (iv) the purchase price of plant, property, equipment or software to the extent financed with the proceeds of Casualty Events.

“Capitalized Leases” shall mean all leases which, in accordance with GAAP, are recorded as capitalized leases.

“Carve-Out” shall mean (i) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States trustee pursuant to 28 U.S.C. § 1930(a), (ii) all reasonable fees and expenses incurred by a trustee under Section 726(b) of the Bankruptcy Code in an amount not exceeding $10,000,000, and (iii) after the occurrence and during the continuance of an Event of Default an amount not exceeding $25,000,000 in the aggregate, which amount may be used subject to the terms of the Orders, to pay any fees or expenses incurred by the Debtors and any statutory committees appointed in the Cases (each, a “Committee”) that remain unpaid subsequent to the payment of such fees and expenses from available funds remaining in the Debtors’ estates for such creditors, in respect of (A) allowances of compensation for services rendered or reimbursement of expenses awarded by the Bankruptcy Court to the Debtors’ or any Committee’s professionals and (B) the reimbursement of expenses allowed by the Bankruptcy Court incurred by the Committee members in the performance of their duties (but excluding fees and expenses of third party professionals employed by such members), provided that (x) the dollar limitation in this clause (iii) on fees and expenses shall neither be reduced nor increased by the amount of any compensation or reimbursement of expenses incurred, awarded or paid prior to the occurrence of an Event of Default in respect of which the Carve-Out is invoked or by any fees, expenses, indemnities or other amounts paid to any Pre-Petition Agent or Pre-Petition Secured Lender (as such terms are defined in the Orders) and (y) nothing herein shall be construed to impair the ability of any party to object to the fees, expenses, reimbursement or compensation described in clauses (A) and (B) above. The Carve-Out, if and to the extent invoked pursuant to the Orders, shall be allocated one-third against the ABL Collateral and two-thirds against the Term Loan Collateral.

“Case” or “Cases” shall mean the Initial Cases and the cases of any Additional Debtors pending with the Bankruptcy Court under Chapter 11 of the Bankruptcy Code that are joined with the Initial Cases.

“Cash and Liquidity Dashboard Report” shall mean collectively, (i) with respect to the U.S. Subsidiaries, the report substantially in the form of Exhibit N-1A and (ii) with respect to the Foreign Subsidiaries, the report substantially in the form of Exhibit N-1B.

“Cash Collateral” shall have the meaning set forth in the Interim Order or the Final Order, as applicable.

“Cash Collateral Account” shall have the meaning set forth in Section 5.23(c).

“Cash Equivalents” shall mean any of the following types of Investments, to the extent owned by the Company or any Subsidiary:

(a) time deposits or demand deposits in local currencies held by it from time to time in the ordinary course of business,

(b) an obligation, maturing within two years after the date of its acquisition, issued or guaranteed by the United States of America, Australia, Switzerland, Japan, Canada or any state which was a member state of the European Union, on December 31, 2003 or an instrumentality or agency thereof,

(c) a certificate of deposit or banker’s acceptance, maturing within one year after the date of its acquisition, issued by any Lender, or a U.S. national or state bank or trust company or a European, Canadian, Australian, Swiss or Japanese bank, in each case having capital, surplus and undivided profits of at least $100,000,000 and whose long-term unsecured debt has a rating of “A” or better by S&P or A2 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency (any such bank, an “Approved Bank”),

(d) commercial paper, maturing within one year after the date of its acquisition, which has a rating of A1 or better by S&P or P1 or better by Moody’s, or the equivalent rating by any other nationally recognized rating agency,

(e) repurchase agreements and reverse repurchase agreements with an outstanding term not in excess of one year after the date of its acquisition with any financial institution which has been elected as a primary government securities dealer by the Federal Reserve Board in respect of instruments set forth in clauses (c) or (d) above of the credit quality set forth in such applicable clause,

(f) “Money Market” preferred stock maturing within six months after the date of its acquisition or municipal bonds issued by a corporation organized under the laws of any state of the United States, Australia, Japan, Canada, Switzerland or any state which was a member state of the European Union on December 31, 2003 or an instrumentality or agency thereof, in each case which has a rating of “A” or better by S&P or Moody’s or the equivalent rating by any other nationally recognized rating agency,

(g) tax exempt floating rate option tender bonds backed by letters of credit issued by a national or state bank whose long-term unsecured debt has a rating of AA or better by S&P or Aa2 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency,

(h) dollar-denominated money market funds as defined in Rule 2a-7 of the General Rules and Regulations promulgated under the Investment Company Act of 1940, and

(i) shares of any fund holding assets consisting (except for de minimis amounts) of the type specified in clauses (b) through (h) above.

“Casualty Event” shall mean any event that gives rise to the receipt by the Company or any Subsidiary of any insurance proceeds or condemnation awards in respect of (i) any ABL Collateral or (ii) any equipment, fixed assets or Real Property (including any improvements thereon) to replace or repair such equipment, fixed assets or Real Property; provided, that “Casualty Event” shall not include those events occurring prior to the Petition Date and set forth on Schedule 1.01D.

“Category” shall mean any of the categories of inventory classification set forth in the Borrowing Base Certificate attached as Exhibit C.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as subsequently amended.

“Change in Law” shall mean, the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order or the compliance with any guideline, request or directive from any Governmental Authority (whether or not having the force of law).

“Change of Control” shall mean the occurrence of any of the following:

(1) the Sponsor ceases to hold legally and beneficially, either directly or indirectly:

(a) issued share capital having the right to cast at least 50% of the votes capable of being cast in general meetings of the Company; or

(b) the right to determine the composition of the majority of the Board of Directors or equivalent body of the Company unless the Sponsor does not hold legally and beneficially a majority of the issued share capital having the right, directly or indirectly, to cast votes to elect members of the Board of Directors, in which event (x) the Board of Directors shall have at least three independent directors (with any replacement of any independent director to be appointed by the remaining independent directors) and (y) the Sponsor shall have the power, directly or indirectly, to elect at least half of the remaining number of directors of the Board of Directors;

(2) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved; or

(3) the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

“Chapter 11 Filer” shall mean the Company and/or any Subsidiary thereof to the extent such Person is subject to a Case.

“Chief Restructuring Officer” shall mean Kevin McShea, or any successor appointed with the consent of the Required Lenders.

“Citibank” shall mean Citibank, N.A., a national banking association.

“Class”, when used in respect of any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning set forth in the Introductory Statement.

“Collateral Access Agreement” shall mean an agreement substantially in the form of Exhibit H.

“Collateral Agent” shall mean Citibank in its capacity as collateral agent in respect of the Loan Documents.

“Collateral and Guarantee Requirement” shall mean at any time the requirement that, subject to Section 5.15(b), and solely with respect to any Foreign Guarantor to the Agreed Security Principles, the Legal Limitations and the Legal Reservations:

(a) the Administrative Agent shall have received the Foreign Guarantee and each Collateral Document required to be delivered on the Effective Date pursuant to Section 4.02(a)(iii) or subsequent to the Effective Date pursuant to Section 5.13 or Section 5.15 at such time, duly executed by each Loan Party party thereto;

(b) all Obligations shall have been unconditionally guaranteed by the Guarantors, subject to the terms of the Security Agreement and the Foreign Guarantee (collectively, the “Guaranty”);

(c) the Guaranty by the Debtors (other than any Additional Debtor to the extent not required by the Required Lenders) and all Obligations shall have been secured by, subject to the Orders, a security interest to the extent legally possible and to the extent required by the Collateral Documents in all Equity Interests of each Subsidiary of any Debtor to the extent directly owned by the relevant Debtor (other than any Additional Debtor to the extent not required by the Required Lenders) with the priority required by the Collateral Documents (excluding Lyondell Chemical Central Europe GmbH, an Austrian Subsidiary of Basell GmbH, so long as the Equity Interests of such Subsidiary are not of material value as determined by the Administrative Agent in its reasonable judgment), the Intercreditor Agreement and the Orders;

(d) except to the extent otherwise permitted hereunder or under any Collateral Document, the Guaranty by the Debtors (other than Basell GmbH and any Additional Debtor to the extent not required by the Required Lenders) and all Obligations shall have been secured by a security interest to the extent legally possible in substantially all tangible and intangible assets of the Debtors (other than Basell GmbH and any Additional Debtor to the extent not required by the Required Lenders) (including but not limited to accounts, inventory, equipment, investment property, contract rights, IP Rights, other general intangibles, material owned or ground leased Real Property, intercompany notes and proceeds of the foregoing), in each case, subject to the Orders, with the priority required by the Collateral Documents, the Intercreditor Agreement and the Orders;

(e) none of the Collateral shall be subject to any Liens other than Liens permitted by Section 6.01;

(f) each Restricted Account shall have been established, and the Administrative Agent shall have “control” (within the meaning of Section 9-104 of the UCC) of the Sweep Account and the Cash Collateral Account;

(g) the Administrative Agent shall have received (i) counterparts of a Mortgage or other appropriate security interest with respect to each owned or ground leased Real Property or Easement Instrument described on Schedule 1.01B or required to be delivered pursuant to 4.02(a)(iii) or subsequent to the Effective Date pursuant to Section 5.13 or Section 5.15 at such time (the “Mortgaged Properties”) duly executed and delivered by the record owner of such Real Property or, in the case of Real Property subject to a ground lease, the tenant holding the leasehold interest in such Real Property; provided, however, that with respect to any Mortgaged Property subject to a ground lease, the Loan Party holding the tenant’s interest therein shall not be required to deliver a Mortgage with regard to any ground lease, for which a consent must be obtained and (ii) such abstracts, certificates, existing title documents, existing appraisals, legal opinions (to the extent the Administrative Agent or the Collateral Agent determines in its reasonable good faith judgment that there is an issue of state Law that should be addressed by a legal opinion) and other documents as the Administrative Agent may reasonably request in good faith with respect to any such Mortgaged Property, in each case in form and substance reasonably satisfactory to the Administrative Agent; and

(h) the Administrative Agent shall have received a fully executed copy of the Intercompany Subordination Agreement.

“Collateral Availability” shall mean, at any time, an amount equal to (i) the Borrowing Base at such time, less (ii) the Total Outstandings at such time.

“Collateral Documents” shall mean the Security Agreement, the Mortgages and any additional security or control documentation delivered or required to be delivered pursuant to the Loan Documents to secure the Obligations or the “Secured Obligations” as defined in any such Loan Document. The Collateral Documents shall supplement, and shall not limit, the grant of Collateral pursuant to the Orders.

“Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, as set forth on Schedule 2.01 or, in the case of any new Lender, in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, in each case as such commitment may be (a) reduced from time to time pursuant to Section 2.12 , (b) increased from time to time pursuant to Section 2.22 or (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.07.

“Company” shall mean LyondellBasell Industries AF S.C.A., a company existing under the laws of the Grand Duchy of Luxembourg.

“Company Financial Officer” shall mean the chief financial officer, any director (or equivalent) or officer from time to time of the Company with actual knowledge of the financial affairs of the Company or the Company and its Subsidiaries (as the context may require).

“Company Materials” has the meaning set forth in Section 5.01.

“Compliance Certificate” shall mean a certificate substantially in the form of Exhibit K.

“Consolidated EBITDAR” shall mean, with respect to the Company and its Subsidiaries for any Test Period, the sum, without duplication, of:

(1) Consolidated Net Income, plus

(2) to the extent such Consolidated Net Income has been reduced thereby,

(a) after-tax items classified as nonrecurring losses,

(b) all income taxes paid or accrued (other than income taxes attributable to extraordinary gains or losses),

(c) Consolidated Interest Expense,

(d) Consolidated Non-cash Charges,

(e) (i) any costs, fees, expenses or disbursements of attorneys, consultants or advisors to the Company and its Subsidiaries, in each case, incurred in connection with the ongoing administration of the Cases, the Reorganization Plan and any other financial restructuring and the negotiation, execution and documentation of the European Securitization, the Facilities and any amendments to the Senior First Lien Credit Agreement and the Senior Second/Third Lien Interim Loan Agreement, together with any such costs, fees, expenses or disbursements paid to the attorneys, consultants and advisors of the agents and lenders in connection therewith, and (ii) any upfront, arrangement or other fees paid by the Loan Parties in connection with the Facilities and the European Securitization, and

(f) Controllable Restructuring Costs in an aggregate amount not to exceed $310,000,000 during the term of this Agreement or such greater amount as may be agreed by the Required Lenders after reasonable discussions with the Company, plus

(3) adjustments consistent with the Now Look Report and Operating Forecast necessary to reflect the Company’s current cost basis in calculating Consolidated EBITDAR, which adjustments shall be described in reasonable detail by the Company in the relevant Compliance Certificate.

“Consolidated Interest Expense” shall mean, with respect to the Company and its Subsidiaries and for any period, without duplication:

(1) the interest expense in respect of Financial Indebtedness, including:

(a) any amortization of debt discount,

(b) all capitalized interest, and

(c) the interest portion of any deferred payment obligation,

but excluding, in each case, any amortization or write-off of deferred financing costs and fees incurred in connection with the incurrence of any Indebtedness or Securitization Transactions; plus

(2) the net amount paid (or deducting the net amount received) by the Company and its Subsidiaries in respect of the relevant period under any obligations in respect to Swap Contracts consisting of interest rate hedging arrangements or the interest rate component of currency hedging arrangements; plus

(3) the interest component of Capitalized Leases paid, accrued and/or scheduled to be paid or accrued during such period,

less interest income.

“Consolidated Net Income” shall mean, with respect to the Company and its Subsidiaries, for any Test Period, net income (or loss) determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded therefrom (but only to the extent included in the calculation of the foregoing):

(a) after-tax gains or losses from disposals, asset impairments or reversal of impairments or abandonments or reserves relating thereto (including for the avoidance of doubt and irrespective of its classification, the effect of any impairment of goodwill arising as a result of the Acquisition),

(b) after-tax items classified as extraordinary gains or losses,

(c) the net income or loss of any Person other than a Subsidiary, except to the extent of cash dividends or distributions paid to the Company or to a Subsidiary,

(d) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Effective Date,

(e) income or loss attributable to discontinued operations (including operations disposed of during such period whether or not such operations were classified as discontinued),

(f) in the case of a successor to the Company by consolidation, merger or amalgamation or as a transferee of the Company’s assets, any earnings or losses of the successor corporation prior to such consolidation, merger, amalgamation or transfer of assets, and

(g) any increase in amortization or depreciation as a result of the receipt of any insurance proceeds from damage to property.

“Consolidated Non-cash Charges” shall mean, with respect to the Company and its Subsidiaries, for any period, the aggregate depreciation, amortization and other non-cash expenses reducing Consolidated Net Income of such Person for such period (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

“Consummation Date” shall mean the date of the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which for purposes of this Agreement shall be no later than the effective date) of a Reorganization Plan that is confirmed pursuant to an order of the Bankruptcy Court.

“Contract” shall mean a written agreement between any Borrower and a Receivables Obligor, or, in the case of any open account agreement, as evidenced by an invoice (x) setting forth the amount payable, the payment due date and other relevant terms of payment and a description, in reasonable detail, of the goods or services covered thereby or (y) otherwise approved by the Administrative Agent from time to time in its Discretion (which approval shall not be unreasonably withheld), in each case pursuant to or under which such Receivables Obligor shall be obligated to pay for goods or services from time to time.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall have the meaning set forth in the definition of “Affiliate”.

“Controllable Restructuring Costs” shall mean non-recurring and other one-time costs incurred by the Company or its Subsidiaries in connection with the reorganization of its and its Subsidiaries’ business, operations and structure in respect of (a) the implementation of ongoing operational initiatives, (b) plant closures, consolidation, relocation or elimination of offices operations, (c) related severance costs, employee retention, and other costs incurred in connection with the termination, relocation and training of employees and (d) any costs, fees, expenses or disbursements of attorneys, consultants or advisors to the Company and its Subsidiaries incurred in connection with any of the foregoing.

“Covered Disposition” shall mean (i) any Casualty Event with respect to ABL Collateral and (ii) any other Disposition of ABL Collateral which does not give rise to a Pledged Receivable. A Covered Disposition is subject to any applicable limitations in Section 6.05.

“Credit and Collection Policy” shall mean those credit and collection policies and practices in effect on the date hereof relating to Contracts and Receivables and described in Schedule II hereto, as modified from time to time in compliance with Section 6.18.

“Credit Event” shall mean any Borrowing (including a Borrowing resulting from a conversion or continuation of Loans pursuant to Section 2.04) or any issuance, amendment, renewal or extension of a Letter of Credit.

“Credit Exposure” shall mean, with respect to any Lender at any time, such Lender’s Commitment at such time or, if the Commitments shall have been terminated, such Lender’s Outstandings at such time.

“Debtor Relief Laws” shall mean the Bankruptcy Code, the Dutch Bankruptcy Act (Faillissementswet), the German Insolvency Law, the Luxembourg insolvency laws and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, faillissement (voorlopige), surseance van betaling, onderbewindstelling, ontbinding, or similar debtor relief Laws of the United States, The Netherlands, Germany, Luxembourg, Hong Kong or England and Wales or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (including, in the case of Loan Parties incorporated or organized in England, Wales or Hong Kong, administration, administrative receivership, voluntary arrangement and schemes of arrangement).

“Debtors” shall mean (a) the Initial Debtors, (b) each other Person that qualifies as an Additional Debtor pursuant to clause (a) of the definition thereof, if any, and (c) each Additional Debtor that becomes a Loan Party pursuant to Section 5.26, if any.

“Default” shall mean any condition or event that constitutes an Event of Default or that with the giving of notice or lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) has failed to fund any portion of the Revolving Loans, participations in Letters of Credit or participations in Swingline Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute or subsequently cured (but only from when subsequently cured), (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute or subsequently cured (but only from when subsequently cured), or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding or a receivership.

“Deposit Accounts” shall have the meaning set forth in Section 9-102 of the UCC.

“Depositary Bank” shall have the meaning set forth in the Security Agreement.

“DIP ABL Facility” shall mean the revolving credit facility extended to the Borrowers pursuant to the Orders and this Agreement.

“DIP Term Loan Facility” shall have the meaning set forth in the Introductory Statement.

“Discretion” shall mean the Administrative Agent’s good faith exercise of its discretion in a manner consistent with its customary credit policies and practices for asset-based credit facilities.

“Disposition” or “Dispose” shall mean the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” shall mean that portion of any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than redeemable only for Equity Interests of such Person that is not itself a Disqualified Equity Interest), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, on or prior to the date that is ninety-one (91) days after the Termination Date. The amount of any Disqualified Equity Interest that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Equity Interest as if such Disqualified Equity Interest were redeemed, repaid, converted or repurchased on any date on which the amount of such Disqualified Equity Interest is to be determined pursuant hereto; provided, however, that if such Disqualified Equity Interest could not be required to be redeemed, repaid, converted or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Equity Interest as reflected in the most recent financial statements of such Person.

“Dollar” and “$” shall mean lawful money of the United States.

“Dollar Equivalent Amount” has the meaning set forth in Section 1.05.

“Domestic Subsidiary” shall mean any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Easement Instrument” shall mean any instrument, agreement or understanding pursuant to which an interest in land is created, including without limitation, each of the instruments and agreements described or referenced as relating to easements on Schedule 1.01B.

“EBITDAR” shall mean, for any Subsidiary, earnings before interest, tax, depreciation and amortization and restructuring costs, calculated for such Subsidiary in the same manner as Consolidated EBITDAR.

“Effect of Bankruptcy” shall mean, with respect to any contractual obligation, contract or agreement to which the Company or any of its Subsidiaries is a party, any default or other legal consequences arising on account of the commencement or the filing of the Cases, as applicable (including the implementation of any stay), or the rejection of any such contractual obligation, contract or agreement with the approval of the Bankruptcy Court if required under applicable Law.

“Effective Date” shall mean the date, on or before March 3, 2009, on which all the conditions specified in Section 4.02 shall have been satisfied (or waived in accordance with Section 10.02).

“Eligible Inventory” shall mean at any date of determination thereof an amount equal to (i) the aggregate value (as reflected on the books and records of the Borrowers and consistent with the Borrowers’ current and historical accounting practices) at such date of all Inventory in each Category owned by the Borrowers, adjusted on any date of determination to exclude, without duplication, all Inventory that is Ineligible Inventory, minus (ii) all Inventory Valuation Reserves (or, if the context so requires, Eligible Inventory shall mean the related Inventory).

“Eligible Receivables” shall mean at any date of determination thereof an amount equal to (i) the aggregate Outstanding Balance at such date of all Receivables owned by the Borrowers, adjusted on any date of determination to exclude, without duplication, all Receivables that are Ineligible Receivables, minus (ii) all Receivables Valuation Reserves (or, if the context so requires, Eligible Receivables shall mean the related Receivables).

“EMU Legislation” shall mean the legislative measures of the European Community relating to Economic and Monetary Union.

“Environment” shall mean indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” shall mean the common law and any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, agreements or governmental restrictions relating to pollution, the protection of the Environment, the generation, treatment, storage, transport, distribution, handling or recycling of Hazardous Materials or the presence, Release or threat of Release of Hazardous Materials and, to the extent relating to exposure to Hazardous Materials, human health and to workplace health and safety.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of the Loan Parties or any Subsidiary resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or recycling of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” shall mean any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equistar” shall mean Equistar Chemicals, LP, a Delaware limited partnership.

“Equity Interests” shall mean, with respect to any Person, all of the capital stock of such Person and all warrants, options or other rights to acquire the capital stock of such Person, including any contribution from shareholders without any issuance of shares (but excluding any debt security that is convertible into, or exchangeable for, such capital stock).

“ERISA” shall mean Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is under common control with a Loan Party or any Subsidiary within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan; (b) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived; (c) the failure to make by its due date a required contribution under Section 412(m) of the Code (or Section 430(j) of the Code, as amended by the Pension Protection Act of 2006) with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (d) a withdrawal by a Loan Party, any Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (e) a complete or partial withdrawal by a Loan Party, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (f) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of or the appointment of a trustee to administer any Pension Plan, in each case where Plan assets are not sufficient to pay all Plan liabilities; (g) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party, any Subsidiary or any ERISA Affiliate; or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to a Loan Party or any Subsidiary.

“Euro” and “€” shall mean the lawful currency of the Participating Member States introduced in accordance with EMU Legislation.

“European Securitization Transaction” shall mean the transactions entered into in connection with (i) the BSM Master Receivables Purchase Agreement dated June 29, 2006 between Basell Sales & Marketing Company BV, as seller and servicer, Basell Polyolefins Collections Limited, as purchaser, Citicorp Trustee Company Limited, as security trustee, and Citibank N.A., as funding agent, (ii) the Master Definitions and Framework Deed dated 29 July 2005, as amended and restated, among BSM, Master Purchaser, the Company, Eureka Securitisation PLC, Tulip Asset Purchase Company B.V., Citibank N.A., ABN AMRO Bank N.V., The Royal Bank of Scotland PLC, Citicorp Trustee Company Limited and TMF Administration Services Limited, each in their respective roles thereunder, (iii) the Master Receivables Purchasing and Servicing Agreement, dated as of April 14, 2008, by and among Eurotitrisation, as management company, BNP Paribas Securities Services, as custodian, Lyondell Chimie France S.A.S., Lyondell Chimie France TDI S.C.A. and Lyondell Chemie Nederland B.V., each as sellers and servicers, Lyondell Chemie Nederland B.V., as master servicer, Citibank, N.A., as funding agent, and FCC Lyondell, and (iv) the Master Definitions and Framework Agreement, dated as of April 14, 2008, by and among Basell Polyolefins Collections Limited, as master purchaser, LyondellBasell Industries AF S.C.A., as Parent, Lyondell Chemie Nederland, B.V., as Master Servicer, each other seller and servicer that is a party thereto from time to time, Eurotitrisation, as management company, BNP Securities Services, Citibank N.A. and The Royal Bank of Scotland PLC, and any Permitted Refinancing thereof, which transactions shall not exceed in the aggregate at any one time outstanding €650,000,000.

“Event of Default” shall have the meaning set forth in Article 7.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Excluded Capital Expenditures” shall mean (i) any expenditures required by any change in applicable Law, and (ii) any catalyst or turnaround expenditures that are not treated as capital expenditures consistent with the accounting practices of Lyondell on the date hereof.

“Excluded Taxes” shall mean, with respect to any Agent, any Lender, the Fronting Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income, franchise or doing business taxes imposed on (or measured by) its net income imposed by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located, (c) in the case of any Agent that is not a United States person (within the meaning of Section 7701(a)(30) of the Code) or a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 2.21(b)) any withholding tax that is imposed on amounts payable to such Agent or Foreign Lender at the time such Agent or Foreign Lender becomes a party to this Agreement (or designates a new lending office) , except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.20(a), (d) in the case of any Agent or Foreign Lender, any withholding tax that is attributable to such Foreign Lender’s failure to comply with Section 2.20(e) and (e) United States backup withholding taxes.

“Executive Order” has the meaning set forth in the definition of “Anti-Terrorism Laws”.

“Existing Indebtedness” shall mean Indebtedness of the Company and its Subsidiaries existing or outstanding on the Initial Funding Date that is permitted by Section 6.03.

“Existing Letters of Credit” shall mean the letters of credit issued before the Effective Date and listed in Schedule 1.01A hereto.

“Existing Notes” shall mean, collectively, the 2015 Notes, the 2027 Notes, the 10 1/4% Debentures due 2010 of Lyondell, the 9.8% Debentures due 2020 of Lyondell, the 7.55% Debentures due 2026 of Equistar and the 7 5/8% Senior Notes due 2026 of Millennium America Inc., in each case to the extent outstanding on the Initial Funding Date.

“Existing Primed Secured Facilities” shall mean, collectively, the Senior First Lien Debt, the Senior Second/Third Lien Debt, the 10 1/4% Debentures due 2010 of Lyondell, the 9.8% Debentures due 2020 of Lyondell and the 7.55% Debentures due 2026 of Equistar.

“Facilities” shall mean the DIP ABL Facility and the DIP Term Loan Facility.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Citibank on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” shall mean (i) the fee letter dated January 6, 2009 between Lyondell and the Administrative Agent, (ii) the fee letter dated January 6, 2009 between Lyondell and the Arrangers, and (iii) the ABL Accordion fee letter dated March 3, 2009 between Lyondell and Citibank .

“Fees” shall mean the Unused Commitment Fee, the L/C Fee, the L/C Issuance Fee, the Administrative Fees and the arrangement and up-front fees contemplated by Section 2.07(d).

“Final Order” shall have the meaning set forth in Section 4.01(g).

“Final Order Entry Date” shall mean the date on which the Final Order is entered by the Bankruptcy Court.

“Financial Indebtedness” shall mean (without duplication), at any time, the principal amount of Indebtedness of the Company and its Subsidiaries outstanding at such time, referred to in paragraphs (a), (b), (f), (g), (h) and (i) of the definition of Indebtedness (but, as to such clause (i), only in respect of paragraphs (a), (b), (f), (g) and (h) of such definition).

“Fiscal Year” shall mean the twelve month fiscal period of the Company and its Subsidiaries commencing on January 1 of each calendar year and ending on December 31 of such calendar year.

“Foreign Debtor” shall mean Basell GmbH and each other Debtor, if any, that is not organized under the Laws of the United States, any state thereof or the District of Columbia.

“Foreign Guarantee” shall mean a Guarantee, substantially in the form of Exhibit J, subject to the Agreed Security Principles, the Legal Limitations and the Legal Reservations, with such changes as are necessary or advisable, in the reasonable discretion of the Administrative Agent, under the applicable law of the jurisdiction of organization of the Foreign Guarantor party thereto.

“Foreign Guarantor” shall mean (i) the Company, (ii) Basell GmbH, (iii) each Additional Debtor that is a Foreign Debtor that becomes a party to a Foreign Guarantee and (iv) each other Foreign Subsidiary of the Company that on the Petition Date was a guarantor under either (1) the Senior First Lien Credit Agreement or (2) the Senior Second/Third Lien Interim Loan Agreement, in each case to the extent such entity has executed the Foreign Guarantee. The Foreign Guarantors as of the Effective Date are listed on Schedule III.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than the United States of America, a State thereof or the District of Columbia.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, a Loan Party or any Subsidiary with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean any direct or indirect Subsidiary of the Company which is not a Domestic Subsidiary.

“FRB” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Fronting Bank” shall mean (a) Citibank in its capacity as the issuer of the Existing Letters of Credit and (b) Citibank and other banks as mutually agreed by the Borrowers’ Agent and the Administrative Agent, in their capacity as the issuers of Additional Letters of Credit hereunder, with their respective successors in such capacity as provided in Section 2.06(j). In respect of Additional Letters of Credit, the Fronting Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Fronting Bank, in which case the term “Fronting Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Fronting Bank LC Sublimit” shall mean (a) with respect to Citibank, $400,000,000 and (b) with respect to any other Fronting Bank, the amount mutually agreed by the Administrative Agent, the Borrower’s Agent and such Fronting Bank.

“FTI” shall mean FTI Consulting, Inc. or any replacement thereof as financial advisor to the Lenders.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” shall mean, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated

or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” shall mean, collectively, the US Guarantors and the Foreign Guarantors.

“Guaranty” has the meaning set forth in the definition of “Collateral and Guarantee Requirement”.

“Hazardous Materials” shall mean all materials, chemicals, substances, wastes, pollutants, contaminants, constituents and compounds of any nature or in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or mold that are regulated pursuant to, or can give rise to liability under, any applicable Environmental Law.

“Heidrick” has the meaning set forth in Section 5.19(a).

“High Seas Inventory” shall mean Inventory which is (i) in transit to a property located in the United States of America that is owned or leased by one or more of the Borrowers, (ii) subject to a maritime bill of lading which, if so requested in writing by the Administrative Agent, has been delivered to the Administrative Agent and (iii) outside the territorial waters of any country.

“Holding Company” shall mean, in relation to a company, corporation or other legal entity, any other company, corporation or other legal entity in respect of which the former company, corporation or other legal entity is a Subsidiary.

“HRLP” shall mean Houston Refining LP, a Delaware limited partnership.

“Illegality” shall have the meaning assigned to such term in Section 2.15.

“Indebtedness” shall mean, as to any Person at any time, without duplication, all of the following:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person issued or assumed as the deferred purchase price of property that is due more than six months after taking delivery of such property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by ninety (90) days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted), other than, with respect to the Chapter 11 Filers, any such obligations which the Chapter 11 Filers are not required to pay pursuant to the Bankruptcy Code and orders entered by the Bankruptcy Court in the Cases;

(e) all obligations of any third party of the type referred to in clauses (a), (b), (c), (d), (f) and (h) of this definition which are secured by any lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured;

(f) all Receivables Financings, Securitization Transactions and obligations under Asset Backed Credit Facilities;

(g) all Disqualified Equity Interests issued by such Person or preferred stock issued by a Subsidiary of such Person with the amount of Indebtedness represented by such Disqualified Equity Interests or preferred stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Equity Interests or preferred stock which do not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests or preferred stock as if such Disqualified Equity Interests or preferred stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Equity Interests or preferred stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Equity Interests or preferred stock;

(h) all Capitalized Leases of such Person; and

(i) to the extent not otherwise included above, all Guarantees of any third party’s Indebtedness in respect of any of the foregoing clauses.

Notwithstanding the foregoing, “Indebtedness” shall not include:

(1) advances paid by customers in the ordinary course of business for services or products to be provided or delivered in the future,

(2) deferred taxes,

(3) unsecured indebtedness of such Person incurred to finance insurance premiums in a principal amount not in excess of the insurance premiums to be paid by such Person and its Subsidiaries for a three-year period beginning on the date of any incurrence of such indebtedness,

(4) any Indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or government obligations (in an amount sufficient to satisfy all such Indebtedness at the Stated Maturity thereof or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such Indebtedness, and subject to no other Liens, and other applicable terms of the instrument governing such Indebtedness, or

(5) Indebtedness for which irrevocable notice of redemption has been duly given and for which redemption money in the necessary amount has been irrevocably deposited with the applicable trustee or paying agent in trust for the holders of such Indebtedness.

Notwithstanding the foregoing, any accrual of interest, accrual of dividends, the accretion of value, the obligation to pay commitment fees and the payment of interest in the form of Indebtedness shall not be “Indebtedness” for the purposes of Section 6.03 only.

“Increasing Lender” shall have the meaning assigned to such term in Section 2.22.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Independent Financial Advisor” shall mean a firm which, in the judgment of the Board of Directors of the Company, is independent and qualified to perform the task for which it is to be engaged.

“Initial Cases” shall have the meaning set forth in the Introductory Statement.

“Initial Debtors” shall have the meaning set forth in the Introductory Statement.

“Initial Funding Date” shall mean January 9, 2009.

“Insurance Monitor” shall have the meaning set forth in Section 5.22.

“Insurance Report” shall have the meaning set forth in Section 5.22.

“Ineligible Inventory” shall mean all Inventory described in one or more of the following clauses, without duplication:

(a) Inventory that is not subject to a perfected first priority Lien in favor of the Administrative Agent or that is subject to any other Lien that is not a Qualified Lien; or

(b) Inventory that is not located at and is not in transit to property that is owned or leased by the Borrowers unless:

(i) such Inventory has been delivered to a carrier and no document of title is issued with respect to such Inventory by such carrier and the relevant Borrower has the absolute and unconditional right to obtain such Inventory from such carrier free and clear of any and all Liens other than Qualified Liens; or

(ii) such Inventory is either subject to (x) a Third-Party Agreement or (y) an Availability Reserve as specified in clause (a) of the proviso in the definition of Availability Reserves; or

(c) Inventory located on premises of the Borrowers that are subject to any Lien (other than (x) Liens consisting of (i) easements, building restrictions, rights-of-way, irregularities of title and other such encumbrances or charges not interfering in any material respect with the ordinary conduct of business of any Borrower, (ii) leases, subleases or licenses by any Borrower as lessor, sublessor or licensor in the ordinary course of business, (iii) the interest of a lessor or licensor under an operating lease or license under which any Borrower is lessee, sublessee or licensee, and (iv) any other Qualified Liens, including protective financing statement filings on such premises, and (y) nonconsensual Liens on such premises that do not impair access to, or the removal of or exercise of remedies in respect of, such Inventory) unless:

(i) such Inventory is subject to an Availability Reserve as specified in clause (d) of the proviso in the definition of Availability Reserves; or

(ii) the holder of such Lien and the Administrative Agent have entered into an Access Agreement with respect to such Inventory on such premises; or

(d) Inventory that is on consignment or that is subject to a negotiable document of title (as such terms are defined in the UCC); or

(e) Inventory that is billed not shipped Inventory; provided that Inventory billed but not shipped to the Persons listed on Schedule X, as of the date hereof and as updated from time to time by the Borrowers with the written approval of the Administrative Agent, shall not be Ineligible Inventory by reason of this clause (e); or

(f) Inventory (other than High Seas Inventory) that is not located in the United States of America (including its territorial waters); or

(g) Inventory that is not owned solely by the Borrowers, or as to which the Borrowers do not have good, valid and marketable title thereto (it being understood that such Inventory may be commingled with Inventory owned by others); or

(h) Inventory that consists of (i) supplies (other than that classified as “stores inventory”), (ii) work-in-process and catalysts, in each case not saleable in their current form or (iii) feedstock and line fill classified as “captive feedstock” or “feedstock line fill”; or

(i) Inventory that does not otherwise conform to the representations and warranties contained in this Agreement or the other Loan Documents; or

(j) such other Inventory as may be deemed ineligible by the Administrative Agent acting in good faith from time to time in accordance with its customary credit policies and the definition of Borrowing Base.

“Ineligible Receivables” shall mean all Receivables of a Borrower described in one or more of the following clauses, without duplication:

(a) such Receivable has not arisen out of the sale of inventory or the performance of services in the ordinary course of business by such Borrower to a Person that is not an Affiliate of any Borrower; or

(b) such Borrower is not the sole legal and beneficial owner of such Receivable; or

(c) such Receivable is not subject to a valid and perfected first priority Lien in favor of the Administrative Agent for the benefit of the Lenders; or

(d) the Receivables Obligor on such Receivable has disputed liability or made any claim with respect to such Receivable or any other Receivable due from such Receivables Obligor to any Borrower but only to the extent of such dispute or claim; or

(e) the transaction represented by such Receivable is to a Receivables Obligor which, if a natural person, is not a resident of the United States or, if not a natural person, is organized under the laws of a jurisdiction outside the United States or has its chief executive office outside the United States (it being understood for purposes of this clause (e) that a territory of the United States that has enacted Revised Article 9 of the Uniform Commercial Code and Puerto Rico are considered to be part of the United States), unless (i) such Receivable is backed by a letter of credit acceptable to the Administrative Agent, in its reasonable discretion and (x) such letter of credit names the Administrative Agent (for the benefit of itself and each Lender) as the beneficiary or (y) the issuer of such letter of credit has consented to the assignment of the proceeds thereof to the Administrative Agent, (ii) such Receivables Obligor is, if a natural person, a resident of Canada or, if not a natural person, is organized under the laws of Canada or a province thereof and has its chief executive office in Canada and such Receivable is denominated in Dollars or (iii) such Receivable is backed by insurance reasonably acceptable to the Administrative Agent and the relevant insurance policy names the Administrative Agent (for the benefit of itself and each Lender) as additional insured and loss payee, all in form and substance reasonably satisfactory to the Administrative Agent; provided, however, that the Receivables of any Receivables Obligor located in a jurisdiction outside the United States or Canada approved by the Administrative Agent in its sole discretion, which jurisdiction shall be listed in Schedule V hereto as and when approved by the Administrative Agent, and which Receivables Obligor is listed on Schedule VI-A hereto (as of the date hereof and as such Schedule may be updated from time to time by the Borrowers upon two (2) Business Days’ prior written notice to the Administrative Agent), shall be Eligible Receivables pursuant to this clause (e) to the extent that (A) such Receivables are denominated in Dollars and arise from sales of Inventory shipped from the United States and (B) the aggregate Outstanding Balance of all such Receivables does not exceed 15% of the Outstanding Balance of all Eligible Receivables; or

(f) the sale to such Receivables Obligor represented by such Receivable is not a final sale (e.g., such sale is on a bill-and-hold, guaranteed sale, sale-and-return or sale-on-approval basis or, until billed, a consignment basis); or

(g) such Receivable is subject to any Lien other than a Qualified Lien; or

(h) such Receivable is subject to any deduction, offset, counterclaim, return privilege or other conditions (other than (i) sales discounts given in the ordinary course of the Borrowers’ business and reflected in the amount of such Receivable as set forth in the invoice or other supporting material therefor or (ii) an offset or counterclaim of a nature specifically addressed in another clause of this definition) but only to the extent of the amount of such deduction, offset, counterclaim, return privilege or other condition being asserted by the Receivables Obligor; or

(i) the Receivables Obligor on such Receivable is located in any State of the United States requiring the holder of such Receivable, as a precondition to commencing or maintaining any action in the courts of such State either to (i) receive a certificate of authorization to do business in such State or be in good standing in such State or (ii) file a Notice of Business Activities Report with the appropriate office or agency of such State, in each case unless (x) the holder of such Receivable has received such a certificate of authority to do business, is in good standing or, as the case may be, has duly filed such a notice in such State or (y) such failure to receive such certificate or to file such notice is capable of being remedied without any material delay or material cost; or

(j) the Receivables Obligor on such Receivable is a Governmental Authority, unless the applicable Borrower have each assigned its rights to payment of such Receivable to the Collateral Agent pursuant to the Assignment of Claims Act of 1940, as amended, in the case of a federal Governmental Authority, and pursuant to applicable law, if any, in the case of any other Governmental Authority, and such assignment has been accepted and acknowledged by the appropriate government officers; or

(k) 50% or more of the Outstanding Balance of the Receivables of the applicable Receivables Obligor are not Eligible Receivables by reason of clause (d) or (h) above or clause (p) below; provided that Receivables that are determined not to be Eligible Receivables, solely as a result of the provisions of clause (o) below, shall be excluded in calculating such percentage; or

(l) the payment obligation represented by such Receivable is denominated in a currency other than Dollars; or

(m) such Receivable is not evidenced by an invoice that would be a Contract or by other supporting material acceptable to the Administrative Agent, in its Discretion; provided, however, that this clause (m) shall not render ineligible Unbilled Receivables that would otherwise constitute Eligible Receivables under other clauses of this definition; or

(n) any Borrower or any other Person, in order to be entitled to collect such Receivable, is required to deliver any additional goods or merchandise to, perform any additional service for, or perform or incur any additional obligation to, the Person to whom or to which it was made; or

(o) the total Receivables of such Receivables Obligor to the Borrowers (taken as a whole) represent more than 15% (or such lesser percentage with respect to certain Receivables Obligors as the Administrative Agent may determine in its Discretion) of the Outstanding Balance of the Eligible Receivables of the Borrowers (taken as a whole) at such time, but only to the extent of such excess; or

(p) such Receivable (or any portion thereof) remains unpaid for more than (i) 60 days from the original payment due date, or (ii) if such Receivable arises from the sale of inventory, 90 days from the original invoice date thereof or, in the case of any such Receivable from a Receivables Obligor listed, and with the payment terms described, in Schedule VI-B hereto (as of the date hereof and as such Schedule may be updated from time to time by the Borrowers upon two (2) Business Days’ prior written notice to the Administrative Agent), 120 days from the original invoice date thereof, provided that such Receivables from such Receivables Obligors listed in Schedule VI-B shall be Eligible Receivables under this clause (p) only to the extent that the Outstanding Balance of all such Receivables does not exceed 10% of the Outstanding Balance of all Eligible Receivables; or

(q) the Receivables Obligor on such Receivable (i) has (A) pending, by or against such Receivables Obligor, a petition for bankruptcy or any other relief under the Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization or relief of debtors, (B) an assignment for the benefit of creditors, (C) any other application for relief under the Bankruptcy Code or any such other law or (D) the appointment of a receiver or a trustee for all or a substantial part of its assets or affairs or (ii) has, while such Receivable remains outstanding, failed, suspended business operations, become insolvent or called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation; or

(r) consistent with the Credit and Collection Policy, such Receivable is or should be written off any Borrower’s books as uncollectible; or

(s) such Receivable is not payable into a Lockbox Account; or

(t) such Receivable does not arise under a Contract which has been duly authorized and which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Receivables Obligor of such Receivable enforceable against such Receivables Obligor in accordance with its terms; or

(u) such Receivable, together with the Contract related thereto, contravenes in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) or with respect to which the applicable Borrower is in violation of any such law, rule or regulation in any material respect; or

(v) such Receivable does not satisfy the requirements of the Credit and Collection Policy in all material respects; or

(w) such Receivable does not constitute an “account” within the meaning of Section 9-102(a)(2) of the UCC of the jurisdiction the law of which governs the perfection of a security interest in such Receivable; or

(x) the sale to such Receivables Obligor on such Receivable is on a F.O.B. customer basis but only for so long as the inventory giving rise to such Receivable has not yet arrived at its destination and possession thereof has not been taken by the Receivables Obligor; or

(y) such Receivable (i) is subject to an unsecured claim in favor of a surety or (ii) arises under a Contract that is not governed by the laws of the United States or a State thereof; or

(z) such Receivable is an Unbilled Receivable; provided, however, that Unbilled Receivables in respect of inventory that has been shipped shall be Eligible Receivables under this clause (z) to the extent that the Outstanding Balance of all such Receivables does not exceed 25% (or, if such determination is being made at any time other than as of the last day of any calendar month, 35%) of the Outstanding Balance of all Eligible Receivables; provided further, however, that any Unbilled Receivable as to which an invoice has not been issued to the relevant Receivables Obligor more than 31 days after the date of the sale of goods by the relevant Borrower giving rise to such Receivable shall not be an Eligible Receivable; or

(aa) there is a chargeback represented by the unpaid portion of such Receivable as to which less than full payment was made; or

(bb) such Receivable is billed in advance of the relevant shipment of inventory or performance of services; or

(cc) such Receivable arises under a Contract that (i) specifies a fixed price and fixed volume for 90 or more days and (ii) provides for material liquidated damages; or

(dd) (i) such Receivable does not comply with such other reasonable criteria and requirements (other than those relating to the collectibility of such Receivable) as the Administrative Agent, in its Discretion, may from time to time specify to the Borrowers’ Agent upon 30 days’ notice, or (ii) the Administrative Agent, in its Discretion, and upon at least five Business Days’ notice, notifies the Borrowers’ Agent of its determination that such Receivable might not be paid or is otherwise ineligible, in which event such Receivable shall not be an Eligible Receivable on the effective date of ineligibility specified in such notice.

“Intercompany Facility” shall mean the Loan Agreement by and between Lyondell, as lender, and Basell GmbH, as borrower, substantially in the form of Exhibit O hereto.

“Intercompany Subordination Agreement” shall mean an Intercompany Subordination Agreement among the Administrative Agent, the “Administrative Agent” under the DIP Term Loan Facility and the Company and its Subsidiaries party thereto substantially in the form of Exhibit L hereto.

“Intercreditor Agreement” shall mean an Intercreditor Agreement between the Administrative Agent and the “Administrative Agent” under the DIP Term Loan Facility, in substantially the form of Exhibit I hereto.

“Interest Payment Date” shall mean, with respect to any Loan, (a) the last day of each Interest Period applicable to the Borrowing of which such Loan is a part, and, in addition, the date of any continuation or conversion of such Loan with or to a Loan of a different Type and (b) the date of termination of the Commitments in their entirety.

“Interest Period” shall mean (a) as to any LIBOR Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one (1) month thereafter, (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the next succeeding date that is the last day of a calendar month or, if earlier, the date of prepayment or conversion of such Borrowing, and (c) as to any Swingline Loan, the period commencing on the date of such Loan and ending on the last Business Day of the then current calendar month; provided, however, that (i) if any Interest Period would end on a day that shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of LIBOR Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) no Interest Period with respect to any Loan shall end later than the Maturity Date, (iii) interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period and (iv) there shall be outstanding at any one time no more than 7 Interest Periods applicable to LIBOR Loans.

“Interim Order” shall mean the interim order (I) authorizing Debtors (A) to obtain post-petition financing pursuant to 11 U.S.C. §§ 105, 361, 362, 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e), (B) to utilize cash collateral pursuant to 11 U.S.C. § 363 and (C) to purchase certain assets pursuant to 11 U.S.C. § 363, (II) granting adequate protection to pre-petition secured parties pursuant to 11 U.S.C. §§ 361, 362, 363 and 364 and (III) scheduling final hearing pursuant to Bankruptcy Rules 4001(b) and (c) entered by the Bankruptcy Court on January 8, 2009 (Docket No. 79).

“Interim Order Entry Date” shall mean January 8, 2009.

“Interim Period” shall mean the period beginning on the Interim Order Entry Date and ending on the Final Order Entry Date.

“Inventory” shall mean all now owned and hereafter acquired inventory, goods and merchandise, wherever located, to be furnished under any contract for service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials and supplies of any kind, nature, or description which are used or consumed in any Loan Party’s business or used in connection with the packing, shipping, advertising, selling or finishing of such goods, merchandise, and all documents of title or other documents representing them and shall include all feedstocks, line fill, stores inventory, catalysts, chemicals and additives.

“Inventory Valuation Reserves” shall mean the sum of the following, without duplication of any Availability Reserves or any other Inventory Valuation Reserve:

(a) any book reserves maintained by the Borrowers in respect of Eligible Inventory (excluding a LIFO reserve under GAAP);

(b) to the extent not included in clause (a) or otherwise reflected in the book value thereof, a lower of cost or market reserve for all Eligible Inventory selling for less than cost as determined by the Borrowers; and

(c) such other reserves to reflect events, conditions, contingencies or risks which, as reasonably determined by the Administrative Agent, do or are reasonably likely to materially adversely affect the value of Eligible Inventory, established in accordance with the definition of Borrowing Base;

provided that the Administrative Agent shall give two (2) Business Days’ notice to the Borrowers in the case of new reserve categories established pursuant to clause (c) after the Effective Date and changes in the methodology for determining a reserve and one (1) Business Day’s notice to the Borrowers in other cases.

“Investment” shall mean, with respect to any Person, any direct or indirect loan or other extension of credit (including a guarantee) or capital contribution (with respect to such loan, extension of credit or capital contribution, by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Equity Interest, bonds, notes, debentures or other securities or other Indebtedness issued by, any other Person. “Investment” excludes (i) extensions of trade credit in the ordinary course of business, (ii) commissions, loans, advances, fees and compensation paid in the ordinary course of business to officers, directors and employees, and (iii) reimbursement or payment obligations in respect of letters of credit and tender, bid, performance, government contract, surety and appeal bonds, in each case solely with respect to obligations of the Company or any of its Subsidiaries in accordance with the normal trade practices of the Company or such Subsidiary, as the case may be. For the purposes of Article 6, the amount of any Investment (A) in any Person is the original cost of such Investment plus the cost of all additional Investments therein, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment and (B) constituting a loan is the amount of the then-outstanding principal amount thereof.

If the Company or any Subsidiary sells or otherwise disposes of any voting Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding voting Equity Interests of such Subsidiary, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the common Equity Interests of such Subsidiary not sold or disposed of.

“IP Rights” shall have the meaning set forth in Section 3.15(a).

“Junior Financing” shall have the meaning set forth in Section 6.13(a).

“Junior Financing Documentation” shall mean any documentation governing any Junior Financing.

“Laws” shall mean, as to any Person, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case binding on such Person or to which such Person or any of its property or assets is subject.

“LC Disbursement” shall mean a payment made by the Fronting Bank pursuant to a Letter of Credit.

“LC Exposure” shall mean, at any time, the sum of (a) the aggregate amount available for drawing (assuming satisfaction of applicable drawing conditions) under all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Lender at any time shall be its Revolving Percentage of the total LC Exposure at such time.

“L/C Fee” shall have the meaning assigned to such term in Section 2.07(b).

“L/C Issuance Fee” shall have the meaning assigned to such term in Section 2.07(b).

“LC Sublimit” shall mean $700,000,000.

“Legal Limitations” shall mean covenant restrictions in joint venture agreements, general statutory or common law limitations, criminal offenses, corporate benefit and similar principles under applicable law (taking into account the ultimate benefit to be received by each Subsidiary providing a Foreign Guarantee) which limit the ability of a Foreign Guarantor to provide a Foreign Guarantee or, in the case of Basell GmbH and any other Foreign Debtor, security, will require that such Foreign Guarantee be limited by an amount or otherwise.

“Legal Reservations” shall mean:

(a) the principle that equitable remedies may be granted or refused at the discretion of a court;

(b) the limitation of enforcement by Laws relating to insolvency, reorganization and other similar laws generally affecting the rights of creditors;

(c) the time barring of claims under the statutes of limitation;

(d) the possibility that an undertaking to assume liability for or indemnify a Person against non-payment of stamp duties or to pay a penalty may be void;

(e) defenses of set-off or counterclaim; and

(f) general statutory limitations, corporate benefit and similar principles under applicable law (taking into account the ultimate benefit to be received by each Foreign Guarantor) which limit the ability of a Foreign Guarantor to provide the Guaranty or, in the case of Basell GmbH and any other Foreign Debtor, security, or will require that the Guaranty by such Foreign Guarantor be limited by an amount or otherwise.

“Lender” shall mean any of the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 2.21, Section 2.22 or Section 10.07, other than any such Person that ceases to be party hereto pursuant to Section 2.21 or Section 10.07. Unless the context otherwise requires, the term “Lender” includes the Swingline Lender.

“Letter of Credit” shall mean any Existing Letter of Credit or Additional Letter of Credit.

“LIBO Rate” shall mean, with respect to any Borrowing comprised of LIBOR Loans for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Borrowing for such Interest Period shall be the rate at which Dollar deposits in an amount approximately equal to the Loan to be made by Citibank as part of such Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of Citibank in immediately available funds to prime banks in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period. The LIBO Rate shall in no event be less than 3.00%.

“LIBOR Lending Office” shall mean, with respect to each Lender, the branches or Affiliates of such Lender which such Lender has designated as its “LIBOR Lending Office” in its Administrative Questionnaire or such other office of such Lender as such Lender may hereafter designate from time to time as its “LIBOR Lending Office” by notice to the Borrowers and the Administrative Agent.

“LIBOR Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article 2.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, transfer for security purposes, deposit arrangement, encumbrance,

lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement, of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Limited Recourse Stock Pledge” shall mean the pledge of the Equity Interests in any Specified Saudi Joint Venture or its direct parent to secure debt of such Specified Saudi Joint Venture or its direct parent that provides for no recourse to the Company or any of its Subsidiaries (other than to such Specified Saudi Joint Venture or its direct parent) by any Foreign Subsidiary the activities of which are solely limited to making and managing Investments, and owning Equity Interests, in such Specified Saudi Joint Venture or its direct parent, but only for so long as its activities are so limited; provided that the activities of any such direct parent are solely limited to making and managing Investments, and owning Equity Interests, in such Specified Saudi Joint Venture.

“Liquidity” shall mean, on any date of determination, (i) the sum of (A) the consolidated amount of Unrestricted Cash of the Company and its Subsidiaries on such date, (B) the Available ABL Commitment in effect on such date and (C) the unused amount of the NM Commitments (as defined in the DIP Term Loan Facility) in effect on such date minus (ii) any Additional Restricted Cash.

“Loan” shall mean a Revolving Loan whether made as a LIBOR Loan or an ABR Loan, or a Swingline Loan.

“Loan Documents” shall mean this Agreement, the Notes, the Foreign Guarantee, the Collateral Documents, the Intercompany Subordination Agreement and, other than for purposes of Article 3 and Article 7, the Intercreditor Agreement.

“Loan Party” shall mean each Borrower and each Guarantor.

“Lockbox Account” shall have the meaning set forth in Section 5.23(a).

“Lyondell” shall mean Lyondell Chemical Company, a Delaware corporation.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent), financial condition or prospects of the Company and its Subsidiaries (taken as a whole), (b) a material adverse effect on the ability of the Borrowers or the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan

Document to which any Borrower or any of the Loan Parties is a party or (c) a deficiency in the rights and remedies of the Lenders under the Loan Documents (taken as a whole) which is materially adverse to the Lenders; provided, that a Material Adverse Effect shall not be deemed to exist as a result of the Cases or the Effect of Bankruptcy or the circumstances and events leading up thereto.

“Material Subsidiary” shall mean, at any date of determination, each of the Company’s Subsidiaries (a) whose total assets at the last day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 3.05 or Section 5.01 were equal to or greater than 2.5% of the Total Assets of the Company and the Subsidiaries at such date or (b) whose EBITDAR for the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 3.05 or Section 5.01 is equal to or greater than 2.5% of the Consolidated EBITDAR for such fiscal period.

“Maturity Date” shall mean December 15, 20091.

“Maximum Facility Availability” shall mean, at any date, an amount equal to the lesser of (i) the aggregate amount of the Commitments on such date and (ii) the Borrowing Base on such date.

“Millennium” shall mean Millennium Chemicals Inc., a Delaware corporation.

“Millennium Holdings Group” shall mean Millennium Holdings LLC or any Person that was a Subsidiary of Millennium Holdings LLC as of the Initial Funding Date.

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereto.

“Mortgaged Properties” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”

“Mortgages” shall mean, collectively, the deeds of trust, trust deeds, hypothecs and mortgages creating and evidencing a Lien on a Mortgaged Property made by the Loan Parties in favor of or for the benefit of the Administrative Agent on behalf of the Secured Parties substantially in the form of Exhibit M or otherwise in form and substance reasonably satisfactory to the Administrative Agent and any other mortgages executed and delivered pursuant to this Agreement, in each case securing the Obligations.

[1]	See Section 5.18(d).

“Multiemployer Plan” shall mean any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party, any Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years, has made or been obligated to make contributions or otherwise could reasonably be expected to incur liability.

“Negromex Receivables Dispositions” means any disposition of accounts receivables from Industrias Negromex, S.A. de C.V. purchased by Citibank, N.A. pursuant to the terms of the Supplier Agreement, dated as of December 7, 2006, between Equistar Chemicals, L.P. and Citibank, N.A., as in effect on the date hereof.

“Net Proceeds” shall mean: (a) with respect to any Disposition or Casualty Event 100% of the cash proceeds actually received by the Company or any Subsidiary from any such Disposition or Casualty Event (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards in respect of any ABL Collateral or any equipment, fixed assets or Real Property (including any improvements thereof), but only as and when received, and excluding any liabilities assumed by the transferee and deemed to be cash for purposes of Section 6.05), in each case net of:

(i) attorneys’ fees, accountants’ fees, investment banking fees, purchaser due diligence costs (to the extent borne by the Company or any Subsidiary), survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder that has not been primed pursuant to the Cases (other than pursuant to the Loan Documents) on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith,

(ii) Taxes paid or payable as a result thereof,

(iii) the amount of any reserve certified by the Company Financial Officer as reasonable and established in accordance with GAAP against any adjustment to the sale price or to fund any liabilities (other than any taxes deducted pursuant to clause (ii) above) (x) related to any of the applicable assets and (y) retained by the Company or any of the Subsidiaries, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (provided, however, that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event received on the date of such reduction),

(iv) all distributions and other payments required to be made to other shareholders in subsidiaries or joint ventures as a result of such Disposition or Casualty Event or to any other person (other than any Loan Party) owning a beneficial interest in the assets that are the subject of such Disposition or Casualty Event,

(v) the decrease in proceeds from Securitization Transactions which results from such Disposition or Casualty Event,

(vi) repayment of Existing Indebtedness (other than Indebtedness with respect to which the Lien related thereto has been primed pursuant to the Cases) required to be paid in connection with such Disposition or Casualty Event, and

(vii) except in the case of a Disposition or Casualty Event with respect to the ABL Collateral, any other application of such proceeds required by the DIP Term Loan Facility,

in the case of items (i) through (vii) above, to the extent approved by the Bankruptcy Court, if such approval is necessary pursuant to the Bankruptcy Code; provided that, so long as no Default or Event of Default shall have occurred and be continuing, upon the occurrence of any Casualty Event, the Borrower’s Agent may deliver a certificate of a Company Financial Officer to the Administrative Agent promptly following such Casualty Event setting forth the Company’s (or any Subsidiary’s) intention to use all or a portion of any proceeds received with respect to such Casualty Event to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Company and the Subsidiaries (such actions with respect to an asset affected by a Casualty Event, an “Asset Restoration”). If such a certificate is delivered, the related proceeds when received shall not, so long as applied to the applicable Asset Restoration, constitute Net Proceeds for purposes of this Agreement; provided, however, that notwithstanding the foregoing, if such a certificate is delivered with respect to a Casualty Event relating to assets the replacement value of which is greater than $25,000,000, then such certificate shall set forth the following additional information: (x) the anticipated aggregate cost of such Asset Restoration, (y) the anticipated insurance proceeds to be received from the insurer by the Company or its applicable Subsidiary in connection with such Asset Restoration, and (z) the anticipated insurance proceeds to be received from the insurer by the Company or its applicable Subsidiary if such Asset Restoration does not occur, and the

Required Lenders shall, acting reasonably and in good faith, promptly direct the Company whether or not to pursue such Asset Restoration. If the Required Lenders direct the Company to pursue an Asset Restoration with respect to any Casualty Event, the insurance proceeds received with respect to such Casualty Event shall not, so long as applied to the applicable Asset Restoration, constitute Net Proceeds for purposes of this Agreement; and

(b) with respect to any incurrence of Indebtedness, an amount equal to 100% of all cash proceeds of such Indebtedness (net of all Taxes, fees, costs and reasonable expenses which are actually incurred by the Company and its Subsidiaries with respect to the incurrence or issuance of such Indebtedness, in each case to the extent approved by the Bankruptcy Court if such Indebtedness is incurred by any Chapter 11 Filer).

For purposes of calculating Net Proceeds realized or received by any Foreign Subsidiary in respect of any Prepayment Event, the aggregate amount of such Net Proceeds determined as set forth above shall be subject to reduction to the extent the expatriation of such Net Proceeds (1) would result in adverse tax or legal consequences (2) would be reasonably likely to result in adverse personal liability of any director of the Company or a Foreign Subsidiary or (3) would result in the insolvency of the Company or a Foreign Subsidiary.

For purposes of calculating any amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Company or any Subsidiary shall be disregarded.

“New Lender” shall have the meaning assigned to such term in Section 2.22.

“Non-Debtor Subsidiary” shall mean each Subsidiary of the Company that is not a Debtor.

“Notes” shall mean promissory notes of the Borrowers, in a form reasonably satisfactory to the Administrative Agent, evidencing the Borrowers’ obligation to repay the Loans, and “Note” shall mean any one of such promissory notes issued hereunder.

“Obligations” shall mean the obligations of the Loan Parties under the Loan Documents (as the same may hereafter be amended, restated, extended, supplemented or otherwise modified from time to time) with respect to the due and punctual payment, whether at maturity, by acceleration or otherwise, of (a) the principal amount of the Loans, (b) interest and premium on the Loans, (c) LC Disbursements and interest thereon and (d) all other monetary obligations of any Loan Party, whether for fees, costs, indemnification or otherwise.

“Operating Forecast” shall mean a business plan and projected operating budget for the Company and its Subsidiaries, for the remainder of 2009, broken down by month, including income statements, balance sheets, cash flow statements, projected capital expenditures, asset sales, cost savings and head count reductions, targeted facility closures, targeted facility idlings and other milestones, a line item for total available liquidity for the period covered thereby and setting forth the anticipated uses of the Facilities for such period.

“Orders” shall mean, collectively, the Interim Order, the Final Order and, to the extent applicable, the orders of the Bankruptcy Court relating to the Guaranty of any Additional Debtor (and any Collateral pledged in respect thereof).

“Orderly Liquidation Value Rate” shall mean, with respect to Eligible Inventory in each Category, the applicable orderly liquidation value (or in the case of Premium Inventory, fair market value, and in any case net of costs and expenses incurred in connection with liquidation) of such Inventory, which applicable percentage shall be determined by reference to the most recent Appraisal Report on such Inventory received by the Administrative Agent, as a percentage of the aggregate book value of such Inventory.

“Organization Documents” shall mean (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation, association or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents (but excluding any Excluded Taxes).

“Outstanding Balance” of any Receivable at any time shall mean the then outstanding principal balance thereof.

“Outstandings” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Parent” shall mean BI S.à r.l., a société à responsabilité limitée incorporated under the laws of the Grand Duchy of Luxembourg.

“Participant Register” shall have the meaning set forth in Section 10.07(d).

“Participating Member State” shall mean each state so described in any EMU Legislation.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“PBGC Settlement” shall mean the settlement agreement dated July 22, 1998 between Lyondell and the Pension Benefit Guaranty Corporation (or any successor entity).

“Pension Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is sponsored or maintained by any Loan Party, any Subsidiary or any ERISA Affiliate or to which any Loan Party, any Subsidiary or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years or with respect to which a Loan Party, Subsidiary or ERISA Affiliate could reasonably be expected to incur liability (including under Section 4063 or 4069 of ERISA).

“Perfection Certificate” shall have the meaning set forth in the Security Agreement.

“Permitted Business” shall mean any business which is the same, similar, related or complementary to the businesses in which the Company and its Subsidiaries were engaged on the date hereof, except to the extent that after engaging in any new business, the Company and its Subsidiaries, taken as a whole, remain substantially engaged in similar or related lines of business as were conducted by them on the date hereof.

“Permitted Joint Venture” shall mean the joint ventures existing on the Initial Funding Date and listed on Schedule 1.01E.

“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, replacement, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, replaced, refunded, renewed or extended plus any interest and expenses, including prepayment premiums, associated hedging break costs and premiums or replacement hedges, related to such refinancing, replacement, refunding, renewal or extension, (b) such modification, refinancing, replacement, refunding, renewal, or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended and in any event has a final maturity date later than the date that is six months following the Maturity Date (except in each case with respect to any Indebtedness of any Subsidiary that is not a Loan Party that is refinanced, replaced, refunded, renewed or extended using financing in the local jurisdiction of such Subsidiary), (c) at the time thereof, no Event of Default shall have occurred and be continuing, except with respect to any Indebtedness of any Subsidiary that is not a Loan Party that is refinanced, replaced, refunded, renewed or extended using financing in the local jurisdiction of such Subsidiary, and (d) if such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 6.03(b) or Section 6.03(g), (i) to the extent such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is subordinated in right of payment to the Obligations or subordinated in respect of Liens, such modification, refinancing, replacement, refunding, renewal or extension is subordinated in right of payment to the Obligations or subordinated in respect of Collateral on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, refinanced, replaced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended; and (iii) such modification, refinancing, replacement, refunding, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed or extended.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” shall mean January 6, 2009.

“Plan” shall mean any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledged” shall have the meaning set forth in the Security Agreement.

“Prepayment Date” shall mean (i) March 6, 2009 if the Final Order has not been entered by the Bankruptcy Court prior to such date or (ii) such later date as approved by the Required Lenders.

“Prepayment Event” shall mean (a) any Disposition by the Company or any of its Subsidiaries of any property or assets (other than any such Disposition permitted by Section 6.05(a), (b), (c), (d), (e), (f), (g), (h) or (j) or any other Disposition of any property or assets permitted by Section 6.05(k) to the extent designated as not being a Prepayment Event in writing delivered on or prior to the date hereof pursuant to Section 6.05(k) (which designation shall, for the avoidance of doubt, be acceptable to the Arrangers)) or any Casualty Event, in each case that results in the realization or receipt by the Company or a Subsidiary of Net Proceeds or (b) the incurrence or issuance of any Indebtedness by the Company or any of its Subsidiaries (other than Indebtedness permitted under Section 6.03); provided that a Covered Disposition is not a Prepayment Event. The description of any transaction as falling within the above definition does not affect any limitation on such transaction imposed by Article 6 or Article 7 of this Agreement.

“Pre-Petition Payment” shall mean a payment (by way of adequate protection or otherwise) of principal or interest or otherwise on account of any pre-petition (i) Indebtedness, (ii) “critical vendor payments” or (iii) trade payables (including, without limitation, in respect of reclamation claims), or other pre-petition claims against any Chapter 11 Filer.

“Premium Inventory” shall mean Eligible Inventory that consists solely of finished goods owned by HRLP.

“Principal Financial Officer” shall mean the chief financial officer, the treasurer or the principal accounting officer of Lyondell (or other specified Person). Any action taken or document delivered by a Principal Financial Officer pursuant to the Loan Documents shall be taken or delivered in his capacity as such.

“Public Lender” has the meaning set forth in Section 5.01.

“Qualified Lien” shall mean (i) with respect to Inventory or Receivables, an inchoate tax, PBGC or other Lien arising solely by operation of law, (ii) solely with respect to Inventory, a Lien securing payments of (A) expenses of a landlord, bailee, consignee, processor, warehouseman or other third party who stores, processes, maintains or holds ABL Collateral and (B) rail car lease and transportation expenses applicable to ABL Collateral, (iii) with respect to Inventory or Receivables, any other Lien approved by the Administrative Agent, which in each case is (x) permitted by Section 6.01 and (y) covered by an Availability Reserve as specified herein (unless, solely with respect to Inventory, the Person who holds such Lien has entered into a Third Party Agreement), as determined by the Administrative Agent in accordance with the definitions of Availability Reserve and Borrowing Base and (iv) with respect to Inventory or Receivables, a Lien securing the DIP Term Loan Facility which is expressly subordinated to the Lien of the Security Agreement pursuant to the Intercreditor Agreement and other Liens that are created and subordinated to the Liens on the ABL Collateral pursuant to the Orders.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, easement, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivable” shall mean the indebtedness (whether constituting accounts or general intangibles or chattel paper or otherwise) of any Receivables Obligor under a Contract, and includes the right to payment of any interest or finance charges and other obligations of such Receivables Obligor with respect thereto.

“Receivables Financings” shall mean factoring, securitizations of receivables or any other receivables financing (including through the sale of receivables in a factoring arrangement or through the sale of receivables to lenders or to special purpose entities formed to borrow from such lenders against such receivables), whether or not recourse to the Company or any of its Subsidiaries, including the European Securitization Transaction, the Berre Facility or any other Securitization Transaction, but excluding the DIP ABL Facility. The aggregate amount of all Asset Backed Credit Facilities, Receivables Financings and Securitization Transactions entered into during the term of this Agreement (other than the European Securitization Transaction and the Berre Facility) shall not exceed an amount equal to $50,000,000 at any one time outstanding.

“Receivables Obligor” shall mean a Person obligated to make payments pursuant to a Contract.

“Receivables Valuation Reserves” shall mean the sum of the following, to the extent not already deducted in determining Eligible Receivables, and without duplication of any Availability Reserves or any other Receivables Valuation Reserve:

(a) amounts accrued or recorded by the Borrowers as a reserve in respect of volume rebates or other offsetting deductions, or in respect of credits in past due; and

(b) such dilution reserves and other reductions as the Administrative Agent in its Discretion deems appropriate and as notified by the Administrative Agent to the Borrowers’ Agent at least two (2) Business Days prior to the effectiveness thereof.

“Register” shall have the meaning set forth in Section 10.07(f).

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such Lender.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating in, into, onto or through the Environment.

“Reorganization Plan” shall mean a plan of reorganization in any of the Cases of the Debtors.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Required Lenders” shall mean, at any time, Lenders having in the aggregate more than 50% of the aggregate amount of the Credit Exposures at such time; provided that (i) any Credit Exposure held by Lyondell or any of its Subsidiaries or any of their respective Affiliates shall be excluded for purposes of determining such percentage and (ii) the portion of the Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” shall mean the Chief Restructuring Officer, chief executive officer, president, chief financial officer or treasurer of a Loan Party (including, in the case of each Loan Party, the authorized number of managing directors or a general attorney or an attorney under a power of attorney of such Loan Party) and, as to any document delivered on the Effective Date, any secretary of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Account” shall mean any of the Lockbox Accounts, the Sweep Account and the Cash Collateral Account.

“Restricted Party” shall mean any person listed:

(a) in the Annex to the Executive Order;

(b) on the “Specially Designated Nationals and Blocked Persons” list maintained by the OFAC;

(c) in any successor list to either of the foregoing; or

(d) any person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order.

“Restricted Payment” shall mean, with respect to any Person,

(1) a declaration or payment of any dividend or the making of any distribution (other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority shareholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation) to the extent required by and in accordance with the applicable organizational documents or other applicable joint venture agreements, in each case as in effect on the Initial Funding Date) on or in respect of shares of such Person’s Equity Interests to holders of such Equity Interests,

(2) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of such Person or any warrants, rights or options to purchase or acquire shares of any class of such Equity Interests, or

(3) any Investment other than an Investment permitted by Section 6.02.

“Restructuring Committee” has the meaning set forth in Section 5.19.

“Revolving Loan” shall mean (x) a Loan made pursuant to Section 2.02 and (y) those loans made to the Borrowers under the ABL Facility by the Lenders prior to the Effective Date in an aggregate principal amount of $608,020,741 pursuant to the Interim Order and the term sheet attached thereto. For avoidance of doubt, each such loan described in the preceding clause (y) shall be a “Revolving Loan” and a “Loan” for all purposes of this Agreement.

“Revolving Percentage” shall mean, with respect to any Lender, the percentage of the Total Commitment represented by such Lender’s Commitment. If the Commitments shall have been terminated or shall have expired, the Revolving Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any subsequent assignments pursuant to Section 10.07.

“Revolving Period” shall mean the period from and including the Effective Date to but excluding the Termination Date.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, and any successor thereto.

“SEC” shall mean the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” shall have the meaning specified in the Security Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreement” shall mean a security agreement in substantially the form of Exhibit F executed and delivered or to be executed and delivered by the Borrowers, the US Guarantors, the Borrowers’ Agent and Citibank, as Administrative Agent.

“Securitization Entity” shall mean each entity to which the Company or any Subsidiary of the Company transfers, directly or indirectly, accounts receivable and related assets which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity; provided that:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which

(a) is guaranteed by the Company or any Subsidiary of the Company (other than the Securitization Entity), excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings,

(b) is recourse to or obligates the Company or any Subsidiary of the Company (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings, or

(c) subjects any property or asset of the Company or any Subsidiary of the Company (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the accounts receivable and related assets being financed (whether in the form of an equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by the Company or any Subsidiary of the Company,

(2) neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding with the Securitization Entity other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity (other than Standard Securitization Undertakings), and

(3) neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than Standard Securitization Undertakings).

Any such designation by the Board of Directors of the Company shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions.

“Securitization Transaction” shall mean any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer pursuant to customary terms to:

(1) a Securitization Entity or to the Company which subsequently transfers to a Securitization Entity (in the case of a transfer by the Company or any of its Subsidiaries) or

(2) any other Person (in the case of transfer by a Securitization Entity), or may grant a security interest in any accounts receivable (whether now existing or arising or acquired in the future) of the Company or any of its Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and contract rights related thereto and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

The aggregate amount of all Asset Backed Credit Facilities, Receivables Financings and Securitization Transactions entered into during the term of this Agreement (other than the European Securitization Transaction and the Berre Facility) shall not exceed an amount equal to $50,000,000 at any one time outstanding.

“Senior First Lien Credit Agreement” shall mean the Credit Agreement dated as of December 20, 2007, as amended and restated on April 30, 2008, among the Company, Lyondell, the other borrowers party thereto, the subsidiary guarantors party thereto, the lenders party thereto and Citibank, as primary administrative agent (or any successor thereto in such capacity) (including Exhibits thereto), as in effect on the date hereof.

“Senior First Lien Debt” shall mean the Senior First Lien Loans and the “Letters of Credit”, as set forth in the Senior First Lien Credit Agreement.

“Senior First Lien Lender” shall mean a “Lender” as such term is defined in the Senior First Lien Credit Agreement on the date hereof.

“Senior First Lien Loans” shall mean the “Loans”, as set forth in the Senior First Lien Credit Agreement.

“Senior Forbearance Agreement” shall mean the First Amended and Restated Senior Forbearance Agreement relating to the Senior First Lien Credit Agreement.

“Senior Second/Third Lien Debt” shall mean the Senior Second/Third Lien Interim Loans, the Senior Second/Third Lien Exchange Notes and the Senior Second/Third Lien Extended Loans.

“Senior Second/Third Lien Exchange Notes” shall mean the “Exchange Notes,” as set forth in the Senior Second/Third Lien Interim Loan Agreement.

“Senior Second/Third Lien Extended Loans” shall mean the “Extended Loans,” as set forth in the Senior Second/Third Lien Interim Loan Agreement.

“Senior Second/Third Lien Interim Loan Agreement” shall mean the Bridge Loan Agreement dated as of December 20, 2007, as amended and restated on April 30, 2008 and as further amended and restated on October 17, 2008, between LyondellBasell Finance Company B.V., among others, the Company, the subsidiary guarantors party thereto, the lenders party thereto and the joint lead arrangers and bookrunners party thereto (including Exhibits thereto), as in effect on the date hereof. The term “Senior Second/Third Lien Interim Loan Agreement” shall also include any secured Exchange Notes (as defined therein) issued in exchange for any Indebtedness outstanding thereunder.

“Senior Second/Third Lien Interim Loans” shall mean $8,000,000,000 of senior second/third lien loans made to LyondellBasell Finance Company B.V. pursuant to the Senior Second/Third Lien Interim Loan Agreement.

“Solvent” shall mean, with respect to any group of Persons on any date of determination, that on such date (a) the fair value of the assets of such Persons is greater than the total amount of liabilities, including contingent liabilities, of such Persons, (b) the present fair salable value of the assets of such Persons is not less than the amount that will be required to pay the probable liability of such Persons on their debts as they become absolute and matured, (c) such Persons do not intend to, and do not believe that they will, incur debts or liabilities beyond such Persons’ ability to pay such debts and liabilities as they mature and (d) such Persons are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which such Persons’ property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” shall have the meaning set forth in Section 10.07(h).

“Specified Joint Venture” shall mean any of (i) Lyondell Chemical Co. of Ningbo ZRCC (“Ningbo ZRCC”), (ii) a joint venture to be formed after the Effective Date solely to market products produced by Ningbo ZRCC and (iii) any Specified Saudi Joint Venture.

“Specified Saudi Joint Venture” shall mean any of (i) Al Waha Petrochemical Company, (ii) Saudi Ethylene and Polyethylene Company and (iii) Saudi Polyolefins Company.

“Sponsor” shall mean,

(a) the Blavatnik Group; and/or

(b) other funds, limited partnerships or companies managed or controlled by Mr. Leonard Blavatnik, including Parent, for so long as so managed or controlled.

“Sponsor Letter Agreement” shall mean (I) a letter agreement entered into by Access in the form of Exhibit P hereto setting forth the agreement by Access (a) that it will not vote, directly or indirectly, any Indebtedness of the Company or any of its Subsidiaries that it holds in the context of any bankruptcy proceedings, including, without limitation, the confirmation of a plan of reorganization (all such Indebtedness held or controlled by Access shall be deemed to have been voted without discretion in such proportion as the allocation of voting with respect to such matter by the lenders or holders who are not the Sponsor or an Affiliate of the Sponsor), (b) that it will not vote, directly or indirectly, any Indebtedness of the Company or any of its Subsidiaries that it holds under this Agreement or any other credit agreement, indenture or document (all such Indebtedness held or controlled by Access shall be deemed to have been voted without discretion in such proportion as the allocation of voting with respect to such matter by the lenders or holders who are not the Sponsor or an Affiliate of the Sponsor); provided that Access shall not be restricted from voting in respect of any matters (i) expressly requiring the vote of all lenders and/or holders, or each lender and/or holder, of such Indebtedness or (ii) expressly requiring the vote of each affected lender or holder of such Indebtedness, and (c) that it will not exercise or seek to exercise, directly or indirectly, any remedies or otherwise assert any creditor rights in respect of any Indebtedness of the Company or any of its Subsidiaries, including in connection with any court proceedings, including, without limitation, under the Bankruptcy Code, provided that (i) to the extent Required Lenders (in respect of such Indebtedness incurred pursuant to this Agreement) or requisite lenders and/or requisite holders of such other Indebtedness take any action in respect of enforcement of any rights or remedies in respect of such Indebtedness, Access shall be permitted to participate in such action and (ii) to the extent individual Lenders (in respect of such Indebtedness incurred pursuant to this Agreement) or individual lenders and/or holders of such other Indebtedness are permitted under the terms of this Agreement or such Indebtedness, as applicable, to file proofs of claims or file any responsive pleadings in opposition to any claim seeking to disallow the claims (or similar actions in relevant jurisdictions) in respect of such Indebtedness, Access shall be entitled to take such action to the extent (A) not adverse to any action (or inaction) taken by the Required Lenders or requisite lenders and/or holders and (B) independent counsel mutually agreed to by Access and the Administrative Agent confirms that such proof of claim or responsive pleading (or similar actions in relevant jurisdictions) is required to preserve its creditor rights or claims in respect of such Indebtedness or (II) a letter agreement with terms identical to the foregoing and entered into by the Sponsor or any Affiliate of the Sponsor.

“Standard Securitization Undertakings” shall mean representations, warranties, undertakings, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are reasonably customary in an accounts receivable securitization transaction.

“Stated Maturity” shall mean, with respect to any Indebtedness, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the relevant obligor’s control unless such contingency has occurred).

“Stop Issuance Notice” shall have the meaning set forth in Section 2.18.

“Subsidiary” shall mean with respect to any Person, (1) a corporation a majority of the voting Equity Interests of which are at the time, directly or indirectly, owned by such Person; (2) any other Person (other than a corporation), including, a partnership, limited liability company, business trust or joint venture, in which such Person, at the time thereof, directly or indirectly, has at least a majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions) or (3) for so long as the Company or any of its Subsidiaries, individually or in the aggregate, has at least a 50% ownership interest in Lyondell Bayer Manufacturing Maasvlakle VOF, Lyondell Bayer Manufacturing Maasvlakle VOF. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Superpriority Claim” shall mean a claim against any Debtor in any of the Cases which is an administrative expense claim having priority over any or all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code.

“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, emission rights, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Sweep Account” shall have the meaning set forth in Section 5.23(b).

“Swingline Exposure” shall mean, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Revolving Percentage of the total Swingline Exposure at such time.

“Swingline Facility” shall mean the swingline facility made available by the Swingline Lender pursuant to Section 2.05.

“Swingline Lender” shall mean Citibank, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” shall mean a Loan made pursuant to Section 2.05.

“Swingline Sublimit” shall mean $25,000,000.

“Syndication Agent” shall mean UBS Securities LLC, in its capacity as syndication agent in respect of the Loan Documents.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Loan Collateral” shall mean all Collateral other than the ABL Collateral; provided that the Term Loan Collateral and the ABL Collateral shall include the proceeds of Avoidance Actions on an equal and ratable basis.

“Termination Date” shall mean the earliest to occur of (i) the Prepayment Date, (ii) the Maturity Date, (iii) the Consummation Date and (iv) the date of acceleration of the maturity of the Loans or of the termination of the Commitments hereunder or under the DIP Term Loan Facility.

“Test Period” shall mean, on any date of determination, the period beginning on January 1, 2009 and ending on the last day of the calendar month then ended.

“Third Party Agreement” shall mean an agreement, in form and substance reasonably acceptable to the Administrative Agent, pursuant to which a landlord, bailee, consignee, processor, warehouseman or other third party who stores, processes, maintains or holds ABL Collateral (including a holder of a Lien on premises of the Borrowers where Eligible Inventory is located) acknowledges, among other things, the Administrative Agent’s Lien on such ABL Collateral, the Administrative Agent’s ability to enforce its Lien on such ABL Collateral and the subordination of any Lien held by such landlord, bailee, consignee, processor, or warehouseman or other third party on such ABL Collateral to the Administrative Agent’s Lien thereon. Each Collateral Access Agreement is a Third Party Agreement and is in a form reasonably satisfactory to the Administrative Agent. Each Access Agreement is a Third Party Agreement, notwithstanding any absence therein of any subordination of the Lien held by such party to the Administrative Agent’s Lien.

“Total Assets” of a Person or Persons shall mean total assets of such Persons on a consolidated basis, shown on the most recent balance sheet of such Persons as may be expressly stated without giving effect to amortization of the amount of intangible assets since the date hereof.

“Total Commitment” shall mean, at any time, the aggregate amount of the Commitments at such time. From the Initial Funding Date until the Effective Date, the Total Commitment was $1,515,000,000. On the Effective Date the Total Commitment is increased pursuant to Section 2.22 to $1,540,000,000.

“Total Outstandings” shall mean at any time the aggregate Outstandings of all Lenders at such time (exclusive of the amount of the Letters of Credit cash collateralized pursuant to Section 2.08(a)(ii) at such time).

“Transferee” shall have the meaning assigned to such term in Section 2.20.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, “rate” shall include the LIBO Rate or the Alternate Base Rate.

“Unbilled Receivable” shall mean a Receivable for which, at the time of determination, an invoice or other evidence of a Receivables Obligor’s payment obligation for the purchase of goods from a Borrower has not been rendered.

“Uniform Commercial Code” or “UCC” shall mean, at any time, the Uniform Commercial Code as from time to time in effect in the State of New York at such time; provided, however, that in the event that, by reason of mandatory provisions of law, the perfection, effect of perfection or non-perfection or priority of the security interest in any Collateral created by the Loan Documents is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the Accumulated Benefit Obligation (as defined under Statement of Financial Accounting Standards No. 87 (“SFAS 87”)) under the Plan as of the close of its most recent plan year, determined in accordance with SFAS 87 as in effect on the date hereof, exceeds the fair market value of the assets allocable thereto.

“United States” and “US” mean the United States of America.

“Unused Commitment Fee” shall have the meaning assigned to such term in Section 2.07(a).

“US Guarantors” shall mean (x) each Borrower (with respect to the Obligations of each other Borrower), (y) each Additional Debtor (other than a Foreign Debtor) that becomes a party to the Security Agreement and (z) each other Domestic Subsidiary of the Company that on the Petition Date was a guarantor under either (1) the Senior First Lien Credit Agreement or (2) the Senior Second/Third Lien Interim Loan Agreement. The US Guarantors as of the Effective Date are listed on Schedule III.

“Valuation Reserves” shall mean, collectively, Inventory Valuation Reserves and Receivables Valuation Reserves.

“Variance Report” has the meaning set forth in Section 5.04(b).

“Weekly Operating Metrics Report” shall mean a report substantially in the form of Exhibit N-2 hereto.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other scheduled payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned” shall mean, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to third parties, in each case in a de minimis amount and to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

SECTION 1.02. Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in accordance with, GAAP, except as otherwise specifically prescribed herein. Unless otherwise stated herein and except with respect to Article 6 (other than Section 6.11), references to a Person with respect to accounting terms or items that appear in such Person’s financial statements shall be deemed a reference to that Person and its Subsidiaries on a consolidated basis. For purposes of the definition of “Material Subsidiary”, financial covenant calculations, reporting requirements and other financial operating metrics (other than for purposes of Section 5.01(a) and (b)), the Company shall employ presentation consistent with pre-petition GAAP consolidation.

SECTION 1.03. Terms Generally. Except where the context requires otherwise, the definitions in Section 1.01 shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless otherwise stated, references to Sections, Articles, Schedules and Exhibits made herein are to Sections, Articles, Schedules or Exhibits, as the case may be, of this Agreement. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words in a visible form. References to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively.

SECTION 1.04. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “LIBOR Loan”) or by Class and Type (e.g., a “LIBOR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “LIBOR Borrowing”) or by Class and Type (e.g., a “LIBOR Revolving Borrowing”).

SECTION 1.05. Currency Equivalents. Any amount specified in Article 3, Article 5, Article 6 or Article 7 of this Agreement to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount (the “Dollar Equivalent Amount”) to be determined at the rate of exchange quoted by the Administrative Agent in New York, New York at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of such amount in Dollars with such other currency. Notwithstanding the foregoing, for purposes of determining compliance with Section 5.16(b), Section 5.16(c), Section 6.01, Section 6.02 and Section 6.03 with respect to any amount of any cash balance, Liens, Indebtedness or Investment in Euros, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such cash balance is determined, Lien is created, Indebtedness is incurred or Investment is made; provided, however, that (x) if any such cash balance, Lien, Indebtedness or Investment denominated in a different currency is subject to a currency Swap Contract (with respect to Dollars) covering principal amounts of such cash balance Lien, Indebtedness or Investment, the amount of such cash balance Lien, Indebtedness or Investment, as the case may be, expressed in Dollars will be adjusted to take into account the effect of such agreement; (y) for the avoidance of doubt, the foregoing provisions of this Section 1.05 shall otherwise apply to such Sections, including with respect to determining whether any cash balance Lien, Indebtedness or Investment (not previously incurred on any date) may be incurred under such Sections; and (z) for the avoidance of doubt, for the purposes of Section 5.16(b) and Section 5.16(c), (i) the determination of the amount of cash loaned to Basell GmbH under the Intercompany Facility shall be determined at the rate of exchange at the close of business on the date of such loan and (ii) the amount of any cash repayment under the Intercompany Facility shall be determined based on the rate of exchange at the close of business on such date of repayment, and, in each case, shall not be redetermined thereafter.

ARTICLE 2

THE LOANS

SECTION 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Revolving Loans to the Borrowers from time to time on any Business Day during the Revolving Period in amounts such that (i) the Outstandings of such Lender shall at no time exceed the amount of its Commitment and (ii) the Total Outstandings shall at no time exceed the Maximum Facility Availability. Within the foregoing limits, the Borrowers may borrow, pay or prepay and reborrow Revolving Loans hereunder during the Revolving Period and subject to the terms, conditions and limitations set forth herein.

SECTION 2.02. Loans. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made ratably by the Lenders in accordance with their respective Commitments; provided, however, that the failure of any Lender to make any Revolving Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender). The Loans comprising any Revolving Borrowing shall be in an aggregate principal amount which is an integral multiple of $1,000,000 and not less than the lesser of $5,000,000 and the remaining available balance of the Commitments (except as otherwise contemplated by the proviso to Section 2.03(a)).

(b) Each Revolving Borrowing shall be comprised entirely of LIBOR Loans or ABR Loans, as the Borrowers may request pursuant to Section 2.03. Each Lender may at its option make any LIBOR Loan by causing any branch or Affiliate of such Lender to make such Loan; provided, however, that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement; provided, further, that if the designation of any such foreign branch or Affiliate shall result in any costs, reductions or Taxes which would not otherwise have been applicable and for which such Lender would, but for this proviso, be entitled to request compensation under Section 2.15, 2.16 or 2.20, such Lender shall not be entitled to request such compensation unless it shall in good faith have determined such designation to be necessary or advisable to avoid any material disadvantage to it. Borrowings of more than one Type may be outstanding at the same time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Subject to Section 2.04 and paragraph (d) below, each Lender shall make its Loans on the proposed date or dates thereof (i) in the case of Loans other than Swingline Loans, by wire transfer of immediately available funds to the Administrative Agent in New York, New York, not later than 12:30 p.m., New York City time, and (ii) in the case of Swingline Loans, as provided for in Section 2.05. The Administrative Agent shall credit on such date the amounts so received by 3:00 p.m., New York City time, to the general deposit account of the Borrowers’ Agent with the Administrative Agent or to another account specified by the Borrowers and acceptable to the Administrative Agent; provided that ABR Loans made to finance the reimbursement of an LC Disbursement shall be remitted by the Administrative Agent to the Fronting Bank; and provided, further, that if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, the Administrative Agent shall return the amounts so received to the respective Lenders. Revolving Loans shall be made by the Lenders ratably in accordance with their Commitments as provided in Section 2.17. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this paragraph (c) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender, on the one hand, and the Borrowers, on the other hand, severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrowers, the interest rate applicable to ABR Loans and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall be deemed to constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement as if it were made on the date of such Borrowing. Nothing herein shall prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would not comply with the limitations specified in the definition of Interest Period.

SECTION 2.03. Notice Of Borrowings. (a) In order to request a Revolving Borrowing, the Borrowers shall give notice in writing (including telecopy or other electronic communication) (or telephone notice promptly confirmed in writing (including telecopy or other electronic communication)) to the Administrative Agent in the form of Exhibit B not later than 12:30 p.m., New York City time, (i) in the case of a LIBOR Borrowing, three (3) Business Days before a proposed Borrowing and (ii) in the case of an ABR Borrowing, one (1) Business Day before a proposed Borrowing; provided that the Borrowers shall be deemed to have given a timely notice of Borrowing for a Borrowing on each Business Day of an amount necessary in order that after giving effect to both the prepayment of the Loans on such Business Day pursuant to Section 2.08(b)(iii) and such Borrowing, the same aggregate principal amount of Loans of the same Types shall remain outstanding, unless the Borrowers shall have otherwise timely notified the Administrative Agent. For avoidance of doubt, the “deemed” notice of Borrowing contemplated by the foregoing proviso does not affect any condition to Borrowing under Section 4.01 other than the requirement of notice pursuant to Section 4.01(a), and the Administrative Agent may in its discretion require in connection with any Borrowing a confirmation from the Borrower’s Agent as to satisfaction of applicable conditions consistent with that set forth in Exhibit B.

(b) Any notice given pursuant to this Section shall be irrevocable and shall in each case refer to this Agreement and specify (x) whether such Borrowing is to be a LIBOR Borrowing or an ABR Borrowing; and (y) the date of such Borrowing (which shall be a Business Day) and the amount thereof. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. The Administrative Agent shall promptly advise the Lenders of each notice given pursuant to this Section and of each Lender’s portion of the requested Borrowing.

SECTION 2.04. Conversions and Continuations. Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request. Thereafter, the Borrowers shall have the right at any time upon prior irrevocable telephonic notice (which shall be confirmed promptly in writing (including telecopy or other electronic communication)) to the Administrative Agent by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election, to convert such borrowing to a different Type of Borrowing, or in the case of a LIBOR Borrowing, to continue such Borrowing as a LIBOR Borrowing for an additional Interest Period, subject in each case to the following:

(a) if fewer than all the Loans comprising any Borrowing are to be converted or continued, such conversion or continuation shall be made pro rata among the Lenders in accordance with the respective Loans of such Lenders that are part of such Borrowing immediately prior to such conversion or continuation;

(b) in the case of a conversion or continuation of fewer than all the Loans comprising any Borrowing, the aggregate principal amount of Loans converted or continued shall be an amount that would be a permitted Borrowing amount for Loans of the same Type under the last sentence of Section 2.02(a);

(c) accrued interest on a LIBOR Loan (or portion thereof) being converted or continued shall be paid by the Borrowers at the time of conversion or continuation;

(d) if any LIBOR Loan is converted at a time other than the end of an Interest Period applicable thereto, the Borrowers shall pay any increased costs associated therewith pursuant to Section 2.16;

(e) the duration of any Interest Period shall comply with the limitations specified in the definition of Interest Period; and

(f) the Borrowers shall not be entitled to elect to convert any Loans to, or continue any Loans for an additional Interest Period as, LIBOR Loans if an Event of Default shall exist when the Borrowers deliver notice of such election to the Administrative Agent.

If the Borrowers shall not have given timely notice to continue any LIBOR Loan into a subsequent Interest Period (and shall not otherwise have given notice to convert such Loan), such Loan (unless repaid pursuant to the terms hereof) shall, subject to Section 4.01, automatically be continued as a LIBOR Loan with an Interest Period of one (1) month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section and of each such Lender’s portion of the continuation or conversion hereunder. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, and only if no Stop Issuance Notice is in effect, the Swingline Lender may in its absolute discretion make Swingline Loans to the Borrowers from time to time during the Revolving Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Sublimit (ii) the Total Outstandings exceeding the Maximum Facility Availability. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(b) The Borrowers may request a Swingline Loan, by notifying the Swingline Lender of such request by telephone (confirmed in writing (including telecopy or other electronic communication) if requested by the Swingline Lender), not later than 12:30 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Swingline Lender shall, if it elects to honor such request, make each Swingline Loan available to the Borrowers by means of a credit to the general deposit account of the Borrowers’ Agent with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(f), by remittance to the Fronting Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Borrowers and the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day, require the Borrowers to give a Borrowing Request on such date for a Borrowing on the earliest date permitted by Section 2.03 of Revolving Loans in an amount sufficient to repay all outstanding Swingline Loans.

(d) Whether or not it shall have given a notice pursuant to Section 2.05(c), the Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding; provided that if the aggregate principal amount of Swingline Loans outstanding on the last Business Day of any week exceeds $5,000,000, then the Swingline Lender shall deliver such notice to the Administrative Agent on such last Business Day of such week and require the Lenders to acquire participations on such last Business Day of such week in all of the Swingline Loans then outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Revolving Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Revolving Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02 with respect to Revolving Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrowers of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrowers (or other party on behalf of the Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. Any payment by a Lender pursuant to this paragraph to purchase a participation in a Swingline Loan shall not constitute a Revolving Loan and shall not relieve the Borrowers of their obligation to repay such Swingline Loan.

SECTION 2.06. Letters of Credit. (a) Existing Letters of Credit. On the Effective Date, without further action by any party hereto, each Fronting Bank that has issued an Existing Letter of Credit shall be deemed to have granted to each Lender, and each Lender shall be deemed to have acquired from such Fronting Bank, a participation in each Existing Letter of Credit equal to such Lender’s Revolving Percentage of (i) the aggregate amount available to be drawn under such Existing Letter of Credit and (ii) the aggregate amount of any outstanding reimbursement obligations in respect thereof. Such participations shall be on all the same terms and conditions as participations granted in Additional Letters of Credit under Section 2.06(e). With respect to each Existing Letter of Credit (i) if the relevant Fronting Bank has, prior to the Effective Date, sold a participation therein to a Lender, such Lender and Fronting Bank agree that such participation shall be automatically canceled on the Effective Date and (ii) if the relevant Fronting Bank has, prior to the Effective Date, sold a participation therein to any bank or financial institution that is not a Lender, such participation shall be cancelled upon the Administrative Agent receiving the written consent of such bank or financial institution to the effectiveness of this Agreement as contemplated by Section 4.02.

(b) Additional Letters of Credit. Subject to the terms and conditions set forth herein, and so long as no Stop Issuance Notice is in effect, the Borrowers may request the issuance of Additional Letters of Credit for their account, in a form reasonably acceptable to the Administrative Agent and the relevant Fronting Bank, at any time and from time to time during the period beginning on the Effective Date and ending on the thirtieth day prior to the Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of the letter of credit application and any related documentation submitted by the Borrowers to, or entered into by the Borrowers with, the relevant Fronting Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(c) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of an Additional Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrowers shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Fronting Bank) to the relevant Fronting Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of an Additional Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Additional Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the relevant Fronting Bank, the Borrowers also shall submit a letter of credit application in a form reasonably acceptable to the relevant Fronting Bank in connection with any request for an Additional Letter of Credit. An Additional Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure of any particular Fronting Bank shall not exceed the Fronting Bank LC Sublimit, (ii) the LC Exposure shall not exceed the LC Sublimit and (iii) the Total Outstandings shall not exceed the Maximum

Facility Availability. Within the foregoing limits and subject to the terms and conditions set forth herein, the relevant Fronting Bank agrees to issue such Additional Letters of Credit (or amend, renew or extend an outstanding Letter of Credit, as the case may be).

(d) Expiration Date. Each Additional Letter of Credit shall expire at or prior to the close of business on the date one (1) year after the date of the issuance of such Additional Letter of Credit (or, in the case of any renewal or extension thereof, one (1) year after such renewal or extension). If the Borrowers so request, the relevant Fronting Bank shall issue an Additional Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the relevant Fronting Bank to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant Fronting Bank, the Borrowers shall not be required to make a specific request to the relevant Fronting Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the relevant Fronting Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the first anniversary of the Maturity Date; provided that the relevant Fronting Bank shall not permit any such extension if (i) it has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or any Borrower that one or more of the applicable conditions specified in Section 4.01 is not then satisfied.

(e) Participations. By the issuance of an Additional Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the relevant Fronting Bank or the Lenders, the relevant Fronting Bank hereby grants to each Lender, and each Lender hereby acquires from such Fronting Bank, a participation in such Letter of Credit equal to such Lender’s Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the relevant Fronting Bank, such Lender’s Revolving Percentage of each LC Disbursement made by such Fronting Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever; provided that such participations by a Lender shall not be construed as a waiver of any claims such Lender may have against the relevant Fronting Bank for gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction).

(f) Reimbursement. If any Fronting Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:30 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrowers shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrowers prior to such time on such date, then not later than 12:30 p.m., New York City time, on the Business Day immediately following the day that the Borrowers receive such notice; provided that the Borrowers may, subject to the conditions to the Borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Revolving Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Revolving Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.02 with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the relevant Fronting Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the relevant Fronting Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Fronting Bank, then to such Lenders and such Fronting Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse a Fronting Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(g) Obligations Absolute. The Borrowers’ obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Fronting Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. None of the Administrative Agent, the Lenders nor any Fronting Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the relevant Fronting Bank; provided that the foregoing shall not be construed to excuse the relevant Fronting Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Fronting Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Fronting Bank (as finally determined by a court of competent jurisdiction), such Fronting Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the relevant Fronting Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h) Disbursement Procedures. Each Fronting Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The relevant Fronting Bank shall promptly notify the Administrative Agent and the Borrowers by telephone (confirmed by telecopy or other electronic communication) of such demand for payment and whether such Fronting Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such Fronting Bank and the Lenders with respect to any such LC Disbursement.

(i) Interim Interest. If any Fronting Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.11 shall apply. Interest accrued pursuant to this paragraph shall be for the account of the relevant Fronting Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (f) of this Section to reimburse such Fronting Bank shall be for the account of such Lender to the extent of such payment.

(j) Replacement of Fronting Bank. Any Fronting Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Fronting Bank and the successor Fronting Bank. The Administrative Agent shall notify the Lenders of any such replacement of any Fronting Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Fronting Bank pursuant to Section 2.07(b). From and after the effective date of any such replacement, (i) the successor Fronting Bank shall have all the rights and obligations of the Fronting Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Fronting Bank” shall be deemed to refer to such successor or to any previous Fronting Bank, or to such successor and all previous Fronting Banks, as the context shall require. After the replacement of a Fronting Bank hereunder, the replaced Fronting Bank shall remain a party hereto and shall continue to have all the rights and obligations of a Fronting Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue Additional Letters of Credit and, for the avoidance of doubt, no Letter of Credit issued by it prior to such replacement shall be renewed or extended.

(k) Cash Collateralization. If (i) any Event of Default shall occur and be continuing and the maturity of the Revolving Loans shall be accelerated or the Commitments terminated as provided in Article 7, or (ii) any Letters of Credit remain outstanding five (5) Business Days prior to the Maturity Date and arrangements satisfactory to the Administrative Agent and the applicable Fronting Banks have not been made for a “backstop letter of credit” facility, on the Business Day that the Borrowers receive notice from the Administrative Agent or Lenders with LC Exposure representing greater than 50% of the total LC Exposure demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in the Cash Collateral Account an amount in cash equal to 105% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, if any Letters of Credit remain outstanding and undrawn on the Termination Date and a “backstop letter of credit” reasonably acceptable to the Fronting Bank shall not have been provided as collateral for such Letters of Credit. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Such deposits shall, pending their application as provided below, be invested by the Administrative Agent, at the Borrowers’ risk and expense, in repurchase obligations with respect to United States of America Treasury securities or other high-quality overnight or short-term investments (which may include certificates of deposit of the Administrative Agent), and any interest earned through the investment of such deposits shall be for the Borrowers’ account and shall be added to the deposits held by the Administrative Agent under this Section and applied as provided herein. Moneys in such account shall be applied by the Administrative Agent to reimburse the relevant Fronting Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure, be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount, together with any interest earned thereon (to the extent not applied as aforesaid), shall be returned to the Borrowers within three (3) Business Days after all Events of Default have been cured or waived. If the Borrowers are required to provide an amount of cash collateral hereunder pursuant to Section 2.08(a)(ii), such amount shall be returned to the Borrowers if and only if the conditions to a Borrowing in such amount are satisfied.

SECTION 2.07. Fees. (a) The Borrowers agree to pay to each Lender, through the Administrative Agent, on the third Business Day following the last day of each calendar month, commencing February 4, 2009, and on the third Business Day following the date on which the Commitment of such Lender shall be terminated as provided herein, a fee (the “Unused Commitment Fee”) at the Applicable Commitment Fee Rate on the daily average amount by which the Commitment of such Lender exceeded the sum of its outstanding Revolving Loans and its LC Exposure during the month then ended (or other period commencing on the Effective Date or ending on the Termination Date or any date on which the Commitment of such Lender shall be terminated, as applicable). The Unused Commitment Fee shall be computed on the basis of the actual number of days elapsed over a year of three hundred and sixty (360) days (including the first day but excluding the last day). The Unused Commitment Fee due to each Lender shall commence to accrue on the Effective Date and shall cease to accrue on the earlier of the Termination Date and the termination of the Commitment of such Lender as provided herein.

(b) The Borrowers agree to pay (i) to the Administrative Agent for the account of each Lender a participation fee (the “L/C Fee”) with respect to its participations in Letters of Credit, which shall accrue at the Applicable L/C Margin on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Fronting Bank, as applicable, a fronting fee, (the “L/C Issuance Fee”) which shall accrue at a rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure. Participation fees and fronting fees shall be payable on the third Business Day following the last day of each calendar month, commencing February 4, 2009; provided that all such fees shall be payable on the third Business Day following the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. All participation fees and fronting fees shall be computed on the basis of a year of three hundred and sixty (360) days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrowers agree to pay to the Administrative Agent, for its own account, collateral management, agency and administrative fees (the “Administrative Fees”) at the times and in the amounts specified in the Fee Letters.

(d) The Borrowers agree to pay to the Administrative Agent, for its own account and for the accounts of the Arrangers and the Lenders, arrangement and up-front fees at the times and in the amounts specified in the Fee Letters and the Interim Order.

(e) On the Effective Date, the Borrowers agree to pay to the Administrative Agent, for the accounts of the Lenders, Unused Commitment Fees and L/C Fees in respect of the DIP ABL Facility, accruing at the applicable rate specified above for the period from and including January 9, 2009 to but not including January 31, 2009 (or, if the Effective Date is on or after February 28, 2009, February 28, 2009). The Borrowers agree to pay to the Administrative Agent, for the accounts of the Lenders Unused Commitment Fees and L/C Fees in respect of the DIP ABL Facility, accruing at the applicable rate specified above for the period from and including January 31, 2009 (or, if the Effective Date is on or after February 28, 2009, February 28, 2009) to but not including the Effective Date, on the next regularly scheduled payment date in respect of such Fees.

(f) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, to the relevant Fronting Bank or among the Lenders. The Administrative Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent directly.

SECTION 2.08. Maturity of Loans; Mandatory Prepayments. The Borrowers hereby agree that the outstanding principal balance of each Loan shall be payable on the Termination Date; provided that on each date that a Revolving Borrowing is made, the Borrowers shall repay all Swingline Loans borrowed prior to such date and then outstanding.

(a) Mandatory Prepayments.

(i) Upon the receipt by (or for the account of) any Loan Party of Net Proceeds in respect of any Prepayment Event, the Borrowers shall prepay the Loans in an amount equal to the lesser of (i) the outstanding principal amount of the Loans and (ii) such Net Proceeds in accordance with (and subject to) subsection (b) below. Each such prepayment shall be required to be made not later than the fifth Business Day following receipt of such Net Proceeds; provided that if the Net Proceeds in respect of any Prepayment Event are less than $5,000,000, no such prepayment shall be required until the amount of such Net Proceeds, together with the amount of all other Net Proceeds in respect of Prepayment Events in respect of which no prepayment under this subsection (a) shall have theretofore been made because such Net Proceeds aggregated less than $5,000,000, are equal to at least $5,000,000 (at which time all such Net Proceeds shall be applied to make a prepayment as required by this subsection (a)(i)).

(ii) If at any date the Total Outstandings exceed the Maximum Facility Availability calculated as of such date, then not later than the next succeeding Business Day, the Borrowers shall prepay the Loans in an amount equal to or greater than such excess (and if the amount of such excess is greater than the then aggregate outstanding principal amount of the Loans, the Borrowers shall cash collateralize outstanding Letters of Credit in accordance with Section 2.06(k) to the extent necessary) so that the Total Outstandings no longer exceed the Maximum Facility Availability.

(iii) On each Business Day, all amounts collected in the Sweep Account will be applied to the repayment of Loans in accordance with (and subject to) subsections (b) and (d) below.

(b) Application of Prepayments.

(i) Each payment of principal of the Loans shall be applied first to any outstanding Swingline Loans until the Swingline Loans shall have been repaid in full and then to Revolving Loans.

(ii) Each payment of principal of the Revolving Loans shall be applied ratably to the respective Revolving Loans of all Lenders.

(iii) Each payment of principal of the Revolving Loans pursuant to subsection (a) above shall be applied to outstanding ABR Loans up to the full amount thereof and then to outstanding LIBOR Loans. If pursuant to Section 2.08(b)(iii), LIBOR Loans are prepaid and re-borrowed on the same day as contemplated by the proviso to Section 2.03(a), such LIBOR Loans shall continue to have the same LIBO Rate for the same Interest Period applicable thereto as before such prepayment, and the provisions of Section 2.16(a) shall be inapplicable to such prepayment.

(iv) Each payment of principal of LIBOR Loans pursuant to subsection (b)(i) or (ii) above shall be made together with interest accrued and unpaid on the amount repaid to the date of payment.

(c) Each payment of the LIBOR Loans shall be applied to such Borrowings as the Borrowers may designate (or, failing such designation, as determined by the Administrative Agent).

(d) For the avoidance of doubt, no prepayment shall result in any reduction of the Lenders’ Commitments hereunder.

SECTION 2.09. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type of each Loan and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof and (iv) the amount of any interest thereon payable from the Borrowers to each Lender hereunder.

(c) The entries made in the accounts maintained pursuant to paragraphs (a) and (b) above shall, absent manifest error and to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms.

(d) Notwithstanding any other provision of this Agreement, in the event any Lender shall request a Note evidencing the Loans made by it hereunder, the Borrowers shall deliver such a Note or Notes payable to such Lender.

SECTION 2.10. Interest on Loans. (a) Subject to the provisions of Section 2.11, each ABR Revolving Loan shall bear interest at a rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate. Interest on each ABR Loan shall be payable on each applicable Interest Payment Date. The Alternate Base Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(b) Subject to the provisions of Section 2.11, each LIBOR Loan shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Loan plus the Applicable Margin. Interest on each

LIBOR Loan shall be payable on each applicable Interest Payment Date (and, in the case of Revolving Loans, upon termination of the Commitments). The Adjusted LIBO Rate for each Interest Period shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. The Administrative Agent shall promptly advise the Borrowers and each applicable Lender of such determination.

(c) Subject to the provisions of Section 2.11, each Swingline Loan shall bear interest at the rate per annum applicable to ABR Revolving Loans as provided in paragraph (a) above.

(d) Interest on each Loan shall accrue from and including the date on which such Loan is made and to but excluding the date such Loan is repaid.

(e) All computations of interest for Alternate Base Rate shall be made on the basis of 365 days or 366 days, as applicable, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360)-day year and actual days elapsed.

SECTION 2.11. Interest on Overdue Amounts; Alternative Rate of Interest. (a) If the Borrowers shall default in the payment of interest on any Loan or any Fees or other amount (other than principal) becoming due hereunder, whether by scheduled maturity, notice of prepayment, acceleration or otherwise, the Borrowers shall on demand pay interest from and including the date of such default, to the extent permitted by law, on such defaulted amount (other than principal) up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed as provided in Section 2.10(a)) equal to the rate then applicable to ABR Loans plus (but not in addition to the 2.00% increment contemplated by the proviso to the definition of Applicable Margin) 2.00% per annum.

(b) In the event, and on each occasion, that on the day two (2) Business Days prior to the commencement of any Interest Period for a LIBOR Borrowing the Administrative Agent shall have determined that deposits in the requested principal amounts of the LIBOR Loans are not generally available in the London interbank market to the Lenders or that reasonable means do not exist for ascertaining the LIBO Rate or that the rate at which such deposits are being offered will not adequately and fairly reflect the cost to the Lenders of making such LIBOR Loan, during such Interest Period, the Administrative Agent shall, as soon as practicable thereafter, give notice of such determination to the Borrowers and any request by the Borrowers for a LIBOR Borrowing shall, until the circumstances giving rise to such notice no longer exist, (i) if such notice relates to a Revolving Borrowing, be deemed a request for an ABR Borrowing; provided, however, that the Borrowers may withdraw any such request prior to the making of any such ABR Borrowing, or (ii) if such notice relates to the conversion of any outstanding Borrowing to, or continuation of any outstanding Borrowing as, a LIBOR Borrowing, be deemed to be a request for a conversion to, or continuation as, an ABR Borrowing, as applicable. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

SECTION 2.12. Termination and Reduction of Commitments and Swingline Facility. (a) Unless previously terminated, the Commitments and the Swingline Facility shall be automatically and permanently terminated on the Termination Date.

(b) Upon at least three (3) Business Days’ prior irrevocable notice to the Administrative Agent (a copy of which the Administrative Agent shall promptly provide to each Lender), the Borrowers may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Total Commitment; provided, however, that (i) each partial reduction of the Total Commitment shall be in an integral multiple of $1,000,000 and in a minimum principal amount of $5,000,000 and (ii) no such termination or reduction shall be made (A) which would reduce the Total Commitment to an amount less than the Total Outstandings or (B) which would reduce any Lender’s Commitment to an amount that is less than such Lender’s Outstandings. Notwithstanding the foregoing, a notice of termination or reduction of the Total Commitment delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other debt incurrences, equity issuances or asset sales, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c) Each reduction in the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.13. Optional Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part without premium or penalty, upon giving telephonic notice (which shall be confirmed promptly in writing (including telecopy or other electronic communication)) to the Administrative Agent (which shall promptly provide a copy to each Lender): (i) before 12:30 p.m., New York City time, at least two (2) Business Days prior to prepayment, in the case of LIBOR Loans and (ii) before 12:30 p.m., New York City time, on the date of prepayment, in the case of ABR Loans; provided, however, that (x) each such partial prepayment shall be in a minimum principal amount of $1,000,000 and an integral multiple of $500,000 and (y) each such partial prepayment of Swingline Loans shall be in a minimum principal amount of $100,000 and an integral multiple of $100,000.

(b) On the date of any termination or reduction of the Total Commitment pursuant to Section 2.12, the Borrowers shall pay or prepay so much of the Revolving Borrowings as shall be necessary in order that the Total Outstandings will not exceed the Maximum Facility Availability after giving effect to such termination or reduction.

(c) Except to the extent otherwise specified by the Borrowers when making a prepayment, all prepayments under this Section 2.13 of Revolving Loans shall be applied to outstanding ABR Loans up to the full amount thereof and then shall be applied to outstanding LIBOR Loans up to the full amount thereof.

(d) All prepayments under this Section shall be subject to Section 2.16 but otherwise without premium or penalty. All prepayments of LIBOR Loans shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment.

SECTION 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision herein (but subject to paragraph (d) below and Section 2.21), if after the date any Lender or Fronting Bank becomes a Lender or Fronting Bank hereunder any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Lender or any Fronting Bank, as applicable, of the principal of or interest on any LIBOR Loan made by such Lender or any Letter of Credit or participation therein or any fees or other amounts payable hereunder (other than changes in respect of Taxes referred to in clause (a) or (b) of the definition of “Excluded Taxes”), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by such Lender or Fronting Bank (other than a reserve requirement reflected in the calculation of an applicable Adjusted LIBO Rate) or shall impose on such Lender, such Fronting Bank or the London interbank market any other condition affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any such Loan or to increase the cost to such Lender or such Fronting Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Fronting Bank hereunder (whether of principal, interest or otherwise) in respect thereof by an amount deemed by such Lender to be material, then the Borrowers will pay to such Lender or such Fronting Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Fronting Bank for such additional costs incurred or reduction suffered.

(b) Subject to Section 2.21, if any Lender or any Fronting Bank shall have determined that the adoption after the date any Lender or Fronting Bank becomes a Lender or Fronting Bank hereunder of any law, rule, regulation or guideline regarding capital adequacy, or any change after such date in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender or any Fronting Bank (or any lending office of such Lender or Fronting Bank) or any Lender’s or any Fronting Bank’s holding company with any request or directive regarding capital adequacy (whether or not having the force of law) made or promulgated after such date by any such Governmental Authority, has or would have the effect of reducing the rate of return on such Lender’s or such Fronting Bank’s capital or on the capital of such Lender’s or such Fronting Bank’s holding company, if any, as a consequence of its obligations under this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any Fronting Bank, pursuant hereto to a level below that which such Lender or such Fronting Bank or such Lender’s or such Fronting Bank’s holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such Fronting Bank’s guidelines with respect to capital adequacy) by an amount deemed by such Lender or such Fronting Bank to be material, then from time to time the Borrowers shall pay to such Lender or such Fronting Bank such additional amount or amounts as will compensate such Lender or such Fronting Bank or such Lender’s or such Fronting Bank’s holding company for any such reduction suffered.

(c) A certificate of each Lender or any Fronting Bank setting forth such amount or amounts as shall be necessary to compensate such Lender or Fronting Bank (or its participating banks or other entities pursuant to Section 10.07) as specified in paragraph (a) or (b) above, as the case may be, shall be delivered to the Borrowers and shall be conclusive absent manifest error. Except as provided in paragraph (d) below, the Borrowers shall pay each Lender or Fronting Bank the amount shown as due on any such certificate delivered by such Lender or Fronting Bank within thirty (30) days after receipt of the same. Each Lender or Fronting Bank shall submit such a certificate no more often than monthly; provided, however, that certificates with respect to amounts due with respect to identifiable Loans may be submitted at the ends of such Loans’ Interest Periods.

(d) Failure on the part of any Lender or Fronting Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such

Lender’s or Fronting Bank’s rights with respect to any period to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to such period or any other period; provided, however, that neither any Lender nor any Fronting Bank shall be entitled to compensation under this Section 2.14 for any costs incurred or reductions suffered more than ninety (90) days prior to the date on which it shall have requested compensation therefor; provided further, that if the Change in Law that shall give rise to any such costs or reductions shall be retroactive, then the ninety (90)-day period referred to above shall be extended to include the period of retroactive effect thereof. Notwithstanding any other provision of this Section 2.14, neither any Lender nor any Fronting Bank shall demand compensation for any increased cost or reduction referred to above if it shall not at the time be the general policy or practice of such Lender or such Fronting Bank to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any. If any Lender or any Fronting Bank shall receive as a refund any moneys from any source that it has listed on the certificate provided pursuant to (c) above as an increased cost, to the extent that the Borrowers have previously paid such increased cost to such Lender or such Fronting Bank, such Lender or Fronting Bank shall promptly forward such refund to the Borrowers without interest.

SECTION 2.15. Change in Legality. (a) Notwithstanding anything to the contrary herein contained (but subject to Section 2.21), if after the date of this Agreement any change in any law or regulation or in the interpretation thereof or any new law, regulation or interpretation by any Governmental Authority charged with the administration or interpretation thereof or any judgment, order or directive of any competent court, tribunal or authority shall make it unlawful for any Lender or its Applicable Lending Office to make or maintain any LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to any LIBOR Loan (collectively, an “Illegality”), then, by written notice to the Borrowers and to the Administrative Agent, such Lender, so long as such Illegality continues to exist:

(i) may declare that LIBOR Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Borrowers for a LIBOR Borrowing (x) shall, as to such Lender only, be deemed a request for an ABR Borrowing or (y) at the option of the Borrowers, shall be withdrawn as to the Lender prior to the time for making the Borrowing; and

(ii) shall promptly enter into negotiations with the Borrowers and negotiate in good faith to agree to a solution to such Illegality; provided, however, that if such an agreement has not been reached by the date at which such Change in Law is given effect with respect to the outstanding LIBOR Loans of such Lender, the Borrowers shall immediately, at the option of the Borrowers, either (A) prepay the affected Loans or (B) convert any such LIBOR Loan to an ABR Loan.

(b) For purposes of this Section 2.15, a notice by a Lender shall be effective as to each Loan, if lawful, on the last day of the then current Interest Period with respect thereto; provided, however, that such notice shall be effective on the date of receipt if there are no outstanding LIBOR Loans; provided further, that if it is not lawful for such Lender to maintain any Loan in its current form until the end of the Interest Period applicable thereto, then the notice shall be effective upon receipt.

(c) Each Lender that has delivered a notice of Illegality pursuant to paragraph (a) above agrees that it will notify the Borrowers as soon as practicable if the conditions giving rise to the Illegality cease to exist.

SECTION 2.16. Indemnity. The Borrowers agree to indemnify each Lender against any loss (other than loss of margin) or expense which such Lender may actually sustain or incur, and to pay any customary breakage charges such Lender may impose, as a consequence of (a) any payment, prepayment or conversion of a LIBOR Loan made to it required by any provision of this Agreement or otherwise made, or any transfer of any such Loan pursuant to Section 2.21(b), on a date other than the last day of the applicable Interest Period, (b) any default in payment or prepayment of the principal amount of any Loan made to it or any part thereof or interest accrued thereon, as and when due and payable (whether at scheduled maturity, by notice of prepayment, acceleration or otherwise), (c) the occurrence of any Event of Default, including any loss actually sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a LIBOR Loan, (d) any failure by the Borrowers to fulfill on the date of any Borrowing hereunder the applicable conditions set forth in Article 4, (e) any failure of the Borrowers to borrow or to convert or continue any Loan made to it hereunder after irrevocable notice of such Borrowing, conversion or continuation has been given pursuant to Section 2.03, 2.04 or 2.05. Such loss or expense shall be the difference as reasonably determined by such Lender between (x) an amount equal to the principal amount of such LIBOR Loan being paid, prepaid, converted or transferred or not borrowed, converted or continued multiplied by a percentage per annum (computed on the basis of a three hundred and sixty (360)-day year and actual days remaining for the balance of the Interest Period applicable, or which would have been applicable, to such LIBOR Loan being paid, prepaid, converted, transferred or not borrowed, converted or continued) equal to the greater of (i) the Adjusted LIBO Rate applicable to such LIBOR Loan being paid, prepaid, converted or transferred or not borrowed, converted or continued or (ii) such Lender’s cost of obtaining the funds for such LIBOR Loan being paid, prepaid, converted, transferred or not borrowed, converted or continued, but in the case of LIBOR Loans, not in excess of the Adjusted LIBO Rate applicable to such Loan plus  1/16th of 1% per annum, and (y) any lesser amount that would be realized by such Lender in reemploying the funds received in payment, prepayment, conversion or transfer or as a result of the failure to borrow, convert or continue during the period from the date of such payment, prepayment, conversion or transfer or failure to borrow, convert or continue to the end of the Interest Period applicable to such LIBOR Loan at the interest rate that would apply to an interest period of approximately such duration. Any such Lender shall provide to the Borrowers a statement explaining the amount of any such loss or expense, which statement shall, in the absence of manifest error, be conclusive.

SECTION 2.17. Pro Rata Treatment. Each Revolving Borrowing, each payment of the Unused Commitment Fee and each reduction of the Total Commitment shall be allocated among the Lenders in accordance with their respective Revolving Percentages. Except as required under Section 2.15, each payment or prepayment of principal of any Borrowing and each continuation or conversion of any Borrowing shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Loans comprising such Borrowing. Each payment of interest on any Borrowing shall be allocated pro rata among the Lenders in accordance with the respective amounts of accrued and unpaid interest on their outstanding Loans comprising such Borrowing. Each payment of interest on any Swingline Borrowing or LC Disbursement shall be allocated in accordance with Sections 2.05 and 2.06, respectively.

SECTION 2.18. Stop Issuance Notice. If the Required Lenders determine at any time that the conditions set forth in Section 4.01 would not be satisfied in respect of a Revolving Borrowing at such time, then the Required Lenders may request that the Administrative Agent issue a “Stop Issuance Notice”, and the Administrative Agent shall issue such notice to the Swingline Loan Lender and to each Fronting Bank. Such Stop Issuance Notice shall be withdrawn upon a determination by the Required Lenders that the circumstances giving rise thereto no longer exist. No Swingline Loan shall be made and no Letter of Credit shall be issued, amended, renewed or extended while a Stop Issuance Notice is in effect. The Required Lenders may request issuance of a Stop Issuance Notice only if there is a reasonable basis therefor, and shall consider reasonably and in good faith a request from the Borrowers for withdrawal of the same on the basis that the conditions in Section 4.01 are satisfied; provided that the Administrative Agent, the Swingline Lender and the Fronting Banks may and shall conclusively rely on any Stop Issuance Notice while it remains in effect.

SECTION 2.19. Sharing of Setoffs. Each Lender agrees that if it shall, (a) through the exercise of a right of banker’s lien, setoff or counterclaim or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or (b) otherwise, obtain payment (voluntary or involuntary) in respect of any Loans or participations in LC Disbursements or Swingline Loans as a result of which the unpaid principal portion of its Loans or participations in LC Disbursements or Swingline Loans shall be proportionately less than the unpaid principal portion of the Loans or participations in LC Disbursements or Swingline Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans or participations in LC Disbursements or Swingline Loans of such other Lender, so that the aggregate unpaid principal amount of such Loans or participations in LC Disbursements or Swingline Loans and participations in the foregoing held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all such Loans or participations in LC Disbursements or Swingline Loans then outstanding as the principal amount of its Loans or participations in LC Disbursements or Swingline Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all such Loans or participations in LC Disbursements or Swingline Loans outstanding prior to such exercise of such banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or adjustments shall be made pursuant to this Section 2.19 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest and (ii) the provisions of this Section shall not be construed to apply to any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant other than a Loan Party or any Affiliate thereof. Each Borrower expressly consents to the foregoing arrangements and agrees, to the fullest extent it may effectively do so under applicable law, that any Lender holding a participation in a Loan made to it or participations in LC Disbursements or Swingline Loans deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by such Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to such Borrower in the amount of such participation.

SECTION 2.20. Taxes. (a) Any and all payments by or on account of any obligation of the Borrowers hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender (which term, as used in this Section, shall include any assignee or transferee of a Lender, including any participation holder, subject to Section 10.07 (any such Person, a “Transferee”)) or Fronting Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrowers shall indemnify each Agent, each Lender and Fronting Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent, such Lender or Fronting Bank, as the case may be on account of any obligation of the Borrowers hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by an Agent, a Lender or a Fronting Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or Fronting Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Agent that is not a United States person (within the meaning of Section 7701(a)(30) of the Code) and any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrowers are located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate. Each Lender and Agent that is a United States person (within the meaning of Section 7701(a)(30) of the Code) shall provide an IRS Form W-9 to the Agent and Borrowers at the times and in the manners described above with respect to the other withholding forms; provided, however, that a Person that the Borrowers may treat as an “exempt recipient” (within the meaning of the Treasury Regulations Section 1.6049-4(c) without regard to the third sentence thereof) shall not be required to deliver an IRS Form W-9, except to the extent necessary to avoid U.S. withholding taxes under Treasury Regulations Section 1.1441-1.

(f) If an Agent, a Lender or a Fronting Bank shall become aware that it is entitled to receive a refund in respect of Indemnified Taxes or Other Taxes for which it shall have received payment from the Borrowers under this Section, it shall promptly notify the Borrowers of the availability of such refund and shall, within ten (10) days after receipt of a request by the Borrowers, apply for such refund at the Borrowers’ expense. If an Agent, any Lender or any Fronting Bank shall receive a refund in respect of any such Indemnified Taxes or Other Taxes, it shall promptly repay such refund (including any penalties or interest received with respect thereto) to the Borrowers, net of all out-of-pocket expenses of such Agent, such Lender or Fronting Bank, provided that the Borrowers, upon the request of such Agent, such Lender or Fronting Bank, agrees to return such refund (plus penalties, interest or other charges) to such Agent, such Lender or Fronting Bank in the event such Agent, such Lender or Fronting Bank shall be required to repay such refund.

SECTION 2.21. Duty to Mitigate; Assignment of Commitments Under Certain Circumstances. (a) If any Lender (or Transferee) claims any additional amounts payable pursuant to Section 2.14 or exercises its rights under Section 2.15 or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document, including, without limitation, any such certificate or document reasonably requested by the Borrowers, or to change the jurisdiction of its Applicable Lending Office or to take other actions (including the filing of certificates or documents) known to it to be available if the making of such a filing or change or the taking of such other action would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue or avoid the circumstances giving rise to such exercise and would not, in the sole determination of such Lender (or Transferee), be otherwise disadvantageous to such Lender (or Transferee).

(b) In the event that any Lender shall have delivered a notice or certificate pursuant to Section 2.14 or 2.15, or the Borrowers shall be required to make additional payments to any Lender under Section 2.20, the Borrowers shall have the right, at its own expense (which shall include the processing and recordation fee referred to in Section 10.07(b)), upon notice to such Lender and the Administrative Agent, to require such Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 10.07) all its interests, rights and obligations hereunder to another financial institution approved by the Administrative Agent, and each Fronting Bank and the Swingline Lender (which approval shall not be unreasonably withheld) which shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, however, that (i) no such assignment shall conflict with any law, rule or regulation or order of any Governmental Authority and (ii) the assignee or the Borrowers shall pay to the affected Lender in immediately available funds on the date of such assignment the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts accrued for its account or owed to it hereunder (including the additional amounts asserted and payable pursuant to Section 2.14 or 2.20, if any).

SECTION 2.22. Optional Increase In Commitments. At any time the Borrowers, may, if they so elect in their sole discretion, increase the aggregate amount of the Commitments, either by designating a financial institution not theretofore a Lender (a “New Lender”) to become a Lender (such designation to be effective only with the prior written consent of the Administrative Agent, which consent will not be unreasonably withheld or delayed), or by agreeing with an existing Lender (acting in its sole discretion) that such Lender’s Commitment shall be increased. Upon execution and delivery by the Borrowers and such Lender or other financial institution of an instrument in form reasonably satisfactory to the Administrative Agent, such existing Lender shall have a Commitment as therein set forth or such other financial institution shall become a Lender with a Commitment as therein set forth and all the rights and obligations of a Lender with such a Commitment hereunder; provided:

(a) that the Borrowers shall provide prompt notice of such increase to the Administrative Agent, who shall promptly notify the Lenders;

(b) that any such increase shall be in an amount greater than or equal to $25,000,000;

(c) that immediately after such increase is made, the aggregate amount of the Commitments shall not exceed $2,000,000,000; and

(d) that the Borrowers may elect to increase the aggregate amount of the Commitments pursuant to this Section 2.22 no more than six times in total (which total not shall include, for the avoidance of doubt, the increase of Commitments described in the final sentence of this Section 2.22).

On the effective date of any increase in the aggregate amount of the Commitments pursuant to this Section 2.22, (i) each New Lender shall pay to the Agent an amount equal to its pro rata share of the aggregate outstanding Revolving Loans (and funded participations, if any, in Letters of Credit and Swingline Loans) and (ii) any Lender (an “Increasing Lender”) whose Commitment has been increased shall pay to the Administrative Agent an amount equal to the increase in its pro rata share of the aggregate outstanding Revolving Loans (and funded participations as above), in each case such payments shall be for the account of each other Lender. Upon receipt of such amount by the Administrative Agent, (i) each other Lender shall be deemed to have ratably assigned that portion of its outstanding Loans that is being reduced to the New Lenders and the Increasing Lenders in accordance with such Lender’s new Commitment or the increased portion thereof as applicable, (ii) the Administrative Agent shall promptly distribute to each other Lender its ratable share of the amounts received by the Administrative Agent pursuant to this paragraph and (iii) the participations of the Lenders in outstanding Swingline Loans and Letters of Credit shall be determined in accordance with their Commitments after giving effect to such increase. On the Effective Date, the Lenders shall increase their commitments pursuant to this Section 2.22 such that the amount of each of the Lenders’ Commitments shall be as set forth on Schedule 2.01 hereto under the heading “Effective Date”.

SECTION 2.23. No Discharge; Survival Of Claim. Each of the Borrowers and the Guarantors agrees that (i) its obligations under the Loan Documents shall not be discharged by the entry of an order confirming a Reorganization Plan (and each of the Borrowers and the Guarantors, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the Superpriority Claim granted to the Agents and the Lenders pursuant to the Orders and the Liens granted to the Agents and the Lenders pursuant to the Orders shall not be affected in any manner by the entry of an order confirming a Reorganization Plan.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Each of the Company and each Borrower represents and warrants, to the Administrative Agent and the Lenders that:

SECTION 3.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each Material Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing, in each case where such concept exists, under the Laws of the jurisdiction of its incorporation or organization, (b) subject to the entry by the Bankruptcy Court of the Interim Order and the Final Order and subject to the terms thereof, has all requisite constitutional, corporate or other similar power and authority to (i) own or lease its material assets and carry on its business substantially as currently conducted and (ii) subject, in the case of the Company and the other Foreign Guarantors, to the Agreed Security Principles, the Legal Reservations and the Legal Limitations, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) subject to the entry by the Bankruptcy Court of the Interim Order and the Final Order and subject to the terms thereof, is duly qualified and in good standing, in each case where such concept exists, under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions except to the extent failure to comply therewith is permitted by Chapter 11 of the Bankruptcy Code and (e) subject to the entry by the Bankruptcy Court of the Interim Order and the Final Order, has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.02. Authorization; No Contravention. Subject to the entry by the Bankruptcy Court of the Interim Order and the Final Order and subject to the terms thereof, the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the transactions contemplated thereby, are within such Person’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) in any material way, conflict with or result in any breach or contravention of (except in respect of the Existing Primed Secured Facilities and the Existing Notes), or the creation of any Lien under (other than as permitted by Section 6.01), or require any payment to be made under, except payments as set forth in the funds flow memorandum dated the Effective Date and delivered to the Administrative Agent and the Lenders (which shall be reasonably satisfactory to the Required Lenders), (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material Law in any material way; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i), to the extent that such conflict, breach, contravention or payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.03. Governmental Authorization; Other Consents. Subject, in the case of the Company and the other Foreign Guarantors, to the Agreed Security Principles, the Legal Reservations and the Legal Limitations, no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority (except as required under the Bankruptcy Code and applicable state and federal bankruptcy rules) or any other Person is necessary for or required of a Loan Party in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents delivered as of such date, (c) the perfection or maintenance of the Liens created under the Collateral Documents delivered as of such date (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Orders and the Collateral Documents, except for (i) solely in the case of the Company and the other Foreign Guarantors, filings, notices, consents and registrations necessary to perfect the Liens created under the Collateral Documents; (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect; (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iv) solely in the case of the Company and the other Foreign Guarantors, those not required in accordance with the Agreed Security Principles.

SECTION 3.04. Binding Effect. Subject to the entry by the Bankruptcy Court of the Final Order and subject to the terms thereof, this Agreement and each other Loan Document dated on or prior to the date this representation is made has been duly executed and delivered by each Loan Party that is a party thereto. Subject to the entry by the Bankruptcy Court of the Final Order, this Agreement and each other Loan Document dated on or prior to the date this representation is made constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) in the case of the Company and the other Foreign Guarantors, Debtor Relief Laws, the Agreed Security Principles, the Legal Reservations and the Legal Limitations, and (ii) the effect of foreign Laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries or obligations (including any Guaranty) of the Foreign Guarantors.

SECTION 3.05. Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements and the unaudited financial statements of the Company and its Subsidiaries for the fiscal quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein. During the period from December 31, 2007 to and including the Effective Date, there has been (x) no sale, transfer or other disposition by the Company or any of its Subsidiaries of any material part of the business or property of the Company or any of its Subsidiaries, taken as a whole, and (y) no purchase or other acquisition by the Company or any of its Subsidiaries of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Company and its Subsidiaries, in each case, which is not reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in writing to the Lenders prior to the date hereof.

(b) The forecasts of consolidated balance sheets, income statements and cash flow statements of the Company and its Subsidiaries which have been furnished to the Administrative Agent prior to the Effective Date have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

(c) The Loan Parties have disclosed any material assumptions with respect to the 13-Week Projection and the Operating Forecast and affirm that each of the 13-Week Projection and the Operating Forecast was prepared in good faith upon assumptions believed to be reasonable at the time of preparation.

(d) Since September 30, 2008, there has been no event or circumstance that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect

SECTION 3.06. Material Litigation. Other than the Cases and as disclosed on Schedule 3.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.07. Ownership of Property; Liens. (a) Each Loan Party and each of its Subsidiaries has good record fee simple title (or otherwise holds full legal (and, if applicable, beneficial) ownership under applicable Law) to, or valid leasehold interests in, or easements or other limited property interests in, all material Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except for (x) minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and (y) Liens permitted under Section 6.01 (other than Section 6.01(w)).

(b) Schedule 3.07 contains a true and complete list of each interest in material Real Property owned or ground leased by the Debtors (other than any Foreign Debtor) and describes the type of interest therein held by each such entity.

SECTION 3.08. Environmental Matters. In each case, except as set forth on Schedule 3.08:

(a) There are no claims, actions, suits, proceedings, demands, notices or, to the knowledge of any Loan Party and each of its Subsidiaries, investigations alleging actual or potential liability of any Loan Party or its Subsidiaries under or for violation of, or otherwise relating to, any Environmental Law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except for items that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Loan Party and each of their respective Subsidiaries and each of their Real Property, other assets and operations are in compliance with all applicable Environmental Laws, including all Environmental Permits; (ii) none of the properties currently or, to the knowledge of any Loan Party or any of its Subsidiaries, formerly, owned, leased or operated by any Loan Party or any of its Subsidiaries is listed or formally proposed for listing on the National Priority List under CERCLA, or the German register of contaminated sites (Altlaster register) or any analogous list maintained pursuant to any Environmental Law; (iii) all asbestos or asbestos-containing material on, at or in any property or facility currently owned, leased or operated by any Loan Party or any of its Subsidiaries is in compliance with Environmental Laws; and (iv) there has been no Release of Hazardous Materials by any Person on, at, under or from any property or facility currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries and there has been no Release of Hazardous Materials by any Loan Party or any of its Subsidiaries at any other location.

(c) The properties and facilities owned, leased or operated by the Loan Parties and their Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, (ii) require investigation or other response or corrective action under, or (iii) could reasonably be expected to give rise to liability under, Environmental Laws, which violations, actions and/or liabilities, individually or in the aggregate, could, reasonably be expected to result in a Material Adverse Effect.

(d) None of the Loan Parties or their Subsidiaries is undertaking or financing, in whole or in part, either individually or together with other potentially responsible parties, any investigation, response or other corrective action relating to any actual or threatened Release of Hazardous Materials at any property, facility or location pursuant to any Environmental Law except for such investigation, response or other corrective action that, individually or in the aggregate, could not, reasonably be expected to result in a Material Adverse Effect.

(e) All Hazardous Materials generated, used, treated, handled or stored by any Loan Party or any of their Subsidiaries at, or transported by or on behalf of any Loan Party or any of their Subsidiaries to or from, any property or facility currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner which could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(f) Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Loan Parties or any of their Subsidiaries has contractually assumed, and is not subject or a party to any judgment, order, decree or agreement which imposes, any liability or obligation under or relating to any Environmental Law.

SECTION 3.09. Taxes. In each case, except as set forth on Schedule 3.09:

(a) except to the extent failure to do so is permitted by Chapter 11 of the Bankruptcy Code or pursuant to the Orders, each of the Loan Parties and each of their respective Subsidiaries has (i) timely filed all material Tax returns required to be filed and all such tax returns are true and correct in all material respects, (ii) timely paid all material Taxes levied or imposed upon it or its properties (whether or not shown on a tax return) except those that are currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on its books, and (iii) satisfied all of its material Tax withholding obligations;

(b) except as could not reasonably be expected to have a Material Adverse Effect, there are no current, pending or threatened audits, examinations or claims with respect to Taxes of any Loan Party or any of their respective Subsidiaries; and

(c) none of the Loan Parties has ever “participated” in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

SECTION 3.10. ERISA Compliance. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.

(b) (i) No ERISA Event has occurred or is reasonably expected to occur and (ii) neither any Loan Party, any Subsidiary nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 3.10(b), as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Except where noncompliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, and (ii) neither any Loan Party nor any Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.

SECTION 3.11. Subsidiaries; Equity Interests. No Loan Party has any Subsidiaries other than dormant or inactive entities and those specifically disclosed in Schedule 3.11, and all of the outstanding Equity Interests owned by the Debtors (or a Subsidiary of any Debtor) in such Subsidiaries have been validly issued and are fully paid and all Equity Interests owned by a Debtor (or a Subsidiary of any Debtor) in such Subsidiaries are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any Lien that is permitted under Section 6.01. Schedule 3.11 sets forth the name, jurisdiction and ownership interest of each Loan Party in each Subsidiary that is not dormant or inactive.

SECTION 3.12. Margin Regulations; Investment Company Act. (a) No Borrower is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U.

(b) None of the Borrowers, any Person Controlling any Borrower, or any of the Subsidiaries of a Borrower is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 3.13. Disclosure. As of the Effective Date, to the best of the Loan Parties’ knowledge, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent, any Lender or the Bankruptcy Court in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or, as of the Effective Date only, omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation, it being understood that such projections may vary from actual results and that such variances may be material.

SECTION 3.14. Anti-Terrorism Laws. (a) To the best knowledge of the Loan Parties organized in the United States, no such Loan Party nor any Subsidiary thereof: (i) is, or is controlled by or is acting on behalf of, a Restricted Party; (ii) has received funds or other property from a Restricted Party; or (iii) is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law.

(b) Each of the Loan Parties organized in the United States and, to the best of such Loan Parties’ knowledge, each Subsidiary thereof has taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.

SECTION 3.15. Intellectual Property; Licenses, Etc. (a) Each of the Loan Parties and their Subsidiaries own, license or otherwise possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, trade secrets, know-how, database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are material to the operation of their respective businesses as currently conducted, and, without conflict with the rights of any Person, except to the extent such conflicts could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the best of the Loan Parties’ actual knowledge, the operation of the businesses as currently conducted by each of the Loan Parties and their Subsidiaries does not infringe upon any IP Rights held by any Person, and no other Person is infringing on their IP Rights, except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation brought against any Loan Party or any of its Subsidiaries alleging the infringement or misuse of any IP Rights or otherwise relating to IP rights is pending or, to the knowledge of the Loan Parties, threatened against any Loan Party or any of its Subsidiaries, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except pursuant to licenses and other user agreements entered into by each Debtor (other than Basell GmbH) in the ordinary course of business, each Debtor (other than Basell GmbH) owns and possesses the right to use the IP Rights identified with such Debtor’s name on Schedule 9 to the Perfection Certificate, and the registrations and applications listed on such Schedule 9 are valid and in full force and effect, except, in each case, to the extent failure to own or possess such right to use or of such registrations to be valid and in full force and effect could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.16. Use Of Proceeds. The Borrowers shall use the proceeds of Loans for working capital and general corporate purposes of the Company and its Subsidiaries and shall use such proceeds and all other cash in a manner generally consistent with the Operating Forecast (taking into account actual market conditions) and in compliance with this Agreement (including but not limited to Section 5.16).

SECTION 3.17. Security Documents. Subject to the Carve-Out and, solely with respect to the Company any other Foreign Guarantor, the Agreed Security Principles, the Legal Reservations and the Legal Limitations, the Interim Order is (and the Final Order when entered will be) effective to create in favor of the Secured Parties legal, valid, enforceable and fully perfected security interests in and Liens on the Collateral. Subject to the Interim Order, the entry by the Bankruptcy Court of the Final Order and, solely with respect to any Foreign Guarantor, the Agreed Security Principles, the Legal Reservations and the Legal Limitations, the Collateral Documents are or in the case of each Collateral Document delivered pursuant to Section 5.13 and Section 5.15 will, upon execution and delivery thereof, be effective to create in favor of the Administrative Agent for the benefit of the Secured Parties (or in favor of the relevant Secured Parties directly, as applicable), legal, valid and enforceable

Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby, and subject, in the case of Collateral Documents governed by foreign Law, to the Agreed Security Principles, the Legal Reservations and the Legal Limitations and to the making of all appropriate filings, recordings, endorsements, notarizations, stamping, registrations and/or notifications required under applicable Law, the Liens created by the Collateral Documents shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the grantors in such Collateral, in each case subject to no Liens other than Liens permitted hereunder and with the priority required by the Collateral Documents, the Intercreditor Agreement and the Orders.

SECTION 3.18. Labor Matters. There are no strikes pending or, to the knowledge of the Loan Parties, reasonably expected to be commenced against any of the Loan Parties or their Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of the Loan Parties and each of their Subsidiaries have not been in violation of any applicable laws, rules or regulations, except where such violations would not reasonably be expected to have a Material Adverse Effect. All payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party, except as would not, individually or in the aggregate, be expected to have a Material Adverse Effect. None of the Loan Parties organized in the Netherlands other than Basell Benelux B.V. and Lyondell Chemie Nederland B.V. has, or is required to have, a (central) works council ((centrale) ondernemingsraad).

SECTION 3.19. The Orders. Upon the maturity (whether by the acceleration or otherwise) of any of the Obligations, the Lenders shall, subject to the provisions of Article 7 and the applicable provisions of the Orders, be entitled to immediate payment of such Obligations, and to enforce the remedies provided for hereunder, without further application to or order by the Bankruptcy Court.

SECTION 3.20. Basell GmbH. Basell GmbH is a holding company that does not own any Real Property, and its direct Subsidiaries (whose Equity Interests are subject to the Liens granted pursuant to the Security Documents and the Orders, subject to the Collateral and Guarantee Requirement) are limited liability companies that are neither partnerships nor real estate holding companies.

SECTION 3.21. Material Contracts. The Loan Parties are in material compliance with each contract entered into by any Loan Party after the Petition Date or entered into prior to the Petition Date and, in the case of the Debtors only, assumed, in each case that is material to the Company and its Subsidiaries (taken as a whole), except in respect of the Existing Primed Secured Facilities and the Existing Notes.

SECTION 3.22. Solvency. On the Effective Date, the Non-Debtor Subsidiaries (taken as a whole), after giving effect to the transactions contemplated hereby and the borrowings hereunder, are Solvent.

ARTICLE 4

CONDITIONS OF LENDING

SECTION 4.01. All Borrowings. On the date of each Credit Event, the obligations of the Lenders to make Loans and the obligation of the Fronting Banks to issue, amend, renew or extend any Letter of Credit hereunder shall be subject to the satisfaction or waiver of the following conditions:

(a) The Administrative Agent or the relevant Fronting Bank shall have received a notice of such Credit Event as required by Section 2.03 or 2.06, as applicable.

(b) The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except (i) in the case of a Credit Event consisting solely of a conversion of a Borrowing to another Type or the continuation of a Borrowing as a LIBOR Borrowing for an additional Interest Period, (ii) to the extent such representations and warranties expressly relate to an earlier date, which representations and warranties shall be true and correct in all material respects on and as of such earlier date and (iii) any qualifier in any such representation and warranty as to “materiality,” “Material Adverse Effect” or similar qualification shall be disregarded for the purposes of this condition.

(c) At the time of such Credit Event (except in the case of a Credit Event consisting of conversion of LIBOR Loans to ABR Loans), no event has occurred and is continuing, or would result from such Credit Event or from the application of the proceeds therefrom which constitutes an Event of Default or (except in the case of a conversion of a Loan to a Loan of a different Type or the continuation of a Borrowing as a LIBOR Borrowing for an additional Interest Period) a Default.

(d) After giving effect to such Credit Event, the Total Outstandings will not exceed the Maximum Facility Availability.

(e) After giving effect to such Credit Event, the Total Outstandings will not exceed the amount which, in the reasonable judgment of the Chief Restructuring Officer, is reasonably necessary for the conduct of the business in the near term, and the Loan Parties shall otherwise be in compliance with the Orders.

(f) The Lenders shall have received the latest 13-Week Projection and Variance Report required to be delivered in accordance with Section 5.04 (it being understood and agreed that each of the 13-Week Projection and Variance Report delivered prior to the date hereof satisfies this condition for purposes of the Effective Date).

(g) The Interim Order shall be in full force and effect and shall not have been vacated, stayed, reversed, modified or amended in any respect, without the prior written consent of the Required Lenders, provided, that at the time of the making of any Loan or the issuance of any Letter of Credit the aggregate amount of either of which, when added to the Total Outstandings, would exceed the amount authorized by the Interim Order (collectively, the “Additional Credit”), the Administrative Agent and each of the Lenders shall have received a final copy of an order of the Bankruptcy Court in substantially the form of the Interim Order (with only such modifications thereto as are reasonably satisfactory in form and substance to the Required Lenders) (the “Final Order”), which, in any event, shall have been entered by the Bankruptcy Court no later March 6, 2009 (or such later date as approved by the Required Lenders) and at the time of the extension of any Additional Credit the Final Order shall be in full force and effect, and shall not have been vacated, stayed, reversed, modified or amended in any respect, without the prior written consent of the Required Lenders; and if either the Interim Order or the Final Order is the subject of a pending appeal in any respect, neither the making of the Loans nor the issuance of any Letter of Credit nor the performance by any Debtor of any of their respective obligations under any of the Loan Documents shall be the subject of a presently effective stay pending appeal.

(h) The Borrowers shall have paid to the Administrative Agent the then unpaid balance of all accrued and unpaid Fees then due and payable under and pursuant to Section 2.07.

(i) The Administrative Agent shall have received a Borrowing Base Certificate dated no more than five (5) Business Days prior to each Borrowing or the issuance of each Letter of Credit, except that the initial Borrowing Base Certificate shall be delivered no later than the Effective Date.

Each Credit Event shall be deemed to constitute a representation and warranty on the date of such Credit Event as to the applicable matters specified in paragraphs (b), (c), (d), (e), (g), and (h) of this Section.

SECTION 4.02. Effective Date. The obligations of the Lenders and the Fronting Banks to make the initial Loans, assume the Existing Letters of Credit and issue the initial Additional Letters of Credit under this Agreement shall not become effective until the date on which each of the following conditions has been (or shall substantially simultaneously be) satisfied (or waived in accordance with Section 10.02):

(a) The Administrative Agent shall have received the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party to the extent such Loan Party is a party thereto, each in form and substance reasonably satisfactory to the Administrative Agent, its legal counsel and the Required Lenders:

(i) executed counterparts of this Agreement (including by all Lenders party hereto) and the other Loan Documents (except where delivery after the Effective Date is contemplated by Section 5.15);

(ii) a Note executed by each relevant Borrower in favor of each Lender that has requested a Note more than three (3) Business Days prior to the Effective Date;

(iii) except where delivery after the Effective Date is contemplated by Section 5.13 or Section 5.15 for such Collateral Document or Guarantee, each Collateral Document set forth on Schedule 4.02, and the Foreign Guarantee, duly executed by each Loan Party party thereto, together with, in the case of the Debtors (other than Basell GmbH), evidence that all other actions, recordings and filings that the Administrative Agent may acting reasonably deem necessary to satisfy the Collateral and Guarantee Requirement (and as have been notified to the Borrowers’ Agent or their counsel no later than three (3) Business Days prior to the Effective Date) shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan

Party as set forth on Schedule 4.02 or as the Administrative Agent may reasonably require (and as have been notified to the Borrowers’ Agent no later than three (3) Business Days before the Effective Date) evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Effective Date;

(v) (A) the executed legal opinion of Cadwalader, Wickersham and Taft LLP, special U.S. counsel to the Company and certain other Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent;

(B) the executed legal opinion of internal counsel to Lyondell, in form and substance reasonably satisfactory to the Administrative Agent; and

(C) the executed legal opinion of local counsel to the Lenders or Loan Parties, as applicable, in the jurisdictions listed on Schedule 4.02(a)(v)(C), in form and substance reasonably satisfactory to the Administrative Agent;

(vi) except as contemplated by Section 5.15, evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Administrative Agent has been named as loss payee and additional insured, all in form and substance reasonably satisfactory to the Administrative Agent, under each insurance policy with respect to such insurance as to which the Administrative Agent shall have requested to be so named;

(vii) the Intercreditor Agreement, executed and delivered by the parties thereto with the subscribed consent of a duly authorized officer of the applicable Loan Parties; and

(viii) the Sponsor Letter Agreement, executed and delivered by a duly authorized officer of Access.

(b) The Administrative Agent shall have received (or agreed that they may be paid on a later date specified by the Administrative Agent) all Fees and other amounts due and payable on or prior to the Effective Date, including to the extent invoiced at least two (2) Business Days prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

(c) Prior to or substantially simultaneously with the Effective Date, the DIP Term Loan Facility, which shall be in form and substance reasonably satisfactory to the Required Lenders, shall have become effective and the Borrowers shall have delivered to the Lenders a copy thereof certified by a Responsible Officer as being true, complete and correct.

ARTICLE 5

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, each of the Company and each Borrower shall, and shall cause each of its Subsidiaries to:

SECTION 5.01. Financial Statements. (a) Deliver to the Administrative Agent for prompt further distribution to each Lender, as soon as available, but in any event within one hundred twenty (120) days after the end of each Fiscal Year of the Company, commencing with Fiscal Year 2008, an audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Year, and the related audited consolidated statements of income and retained earnings and of cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, which shall be reported on by an independent registered public accounting firm of nationally recognized standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

(b) Deliver to the Administrative Agent for prompt further distribution to each Lender, as soon as available, but in any event within seventy-five (75) days after the end of the first fiscal quarter of 2009, sixty (60) days after the end of the second fiscal quarter of 2009, and forty-five (45) days after the end of the third fiscal quarter of 2009 and each fiscal quarter thereafter, a consolidated balance sheet of (A) the Company and its Subsidiaries and (B) the Company and its Foreign Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income and cash flows, each for such fiscal quarter and the portion of the Fiscal Year then ended, setting forth in each case in comparative form (i) the figures for the corresponding fiscal quarter of the previous Fiscal Year and (ii) the figures for the corresponding portion of the previous Fiscal Year, all certified (subject to normal quarterly and year-end adjustments) by a Company Financial Officer as fairly presenting in all material respects the financial condition, results of operations and cash flows of the

Company and its Subsidiaries or the Company and its Foreign Subsidiaries, as applicable, in accordance with GAAP, as applicable, subject only to normal quarterly and year-end audit adjustments and the absence of footnotes.

(c) Deliver to the Administrative Agent for prompt further distribution to each Lender, as soon as available, but in any event within thirty (30) days after the end of each month (or, in respect of (x) the month of January 2009, by March 15, 2009, (y) the month of February 2009 by April 15, 2009 and (z) in respect of each month that corresponds to the end of a fiscal quarter, within forty (40) days after the end of such month), (i) a consolidated balance sheet of (A) the Company and its Subsidiaries and (B) the Company and its Foreign Subsidiaries as at the end of such month, and the related consolidated statements of income and cash flows, each for such month and the portion of the Fiscal Year then ended, setting forth in each case in comparative form (1) the figures from the Operating Forecast for such month, (2) the figures for the corresponding month of the previous Fiscal Year and (3) the figures for the corresponding portion of the previous Fiscal Year and (ii) in the case of each month that corresponds to the end of a fiscal quarter, a consolidated balance sheet of (A) the Company and its Subsidiaries and (B) the Company and its Foreign Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income and cash flows, each for such fiscal quarter and the portion of the Fiscal Year then ended, setting forth in each case in comparative form (1) the figures from the Operating Forecast for such fiscal quarter, (2) the figures for the corresponding fiscal quarter of the previous Fiscal Year and (3) the figures for the corresponding portion of the previous Fiscal Year.

(d) Documents required to be delivered pursuant to Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company (or any direct or indirect parent of the Company) posts such documents, or provides a link thereto on the website on the Internet at the website address listed on Schedule 5.01; or (ii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another website identified in the notice provided pursuant to the next succeeding paragraph of this Section 5.01, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (x) upon written request by the Administrative Agent or any Lender, the Company shall deliver paper copies of such information to the Administrative Agent or such Lender (as applicable) and (y) the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates required by Section 5.02(i) to the Administrative Agent; provided, however, that if such Compliance Certificate is first delivered by electronic means, the date of such delivery by electronic means shall constitute the date of delivery for purposes of compliance with Section 5.02(i). Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Company hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Company hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company or its securities) (each, a “Public Lender”). The Company hereby agrees that it will identify that portion of the Company Materials that may be distributed to the Public Lenders and that (w) all such Company Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Company Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Company or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 10.14); (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

SECTION 5.02. Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(i) concurrently with the delivery of the financial statements required by Section 5.01(a), (b) and (c) a duly completed Compliance Certificate signed by a Company Financial Officer;

(ii) concurrently with the delivery of the financial statements required by Sections 5.01(a), (b) and (c), a narrative discussion and analysis of the financial condition and results of operations of the Company and its Subsidiaries for the applicable period, as compared to the comparable periods of the previous Fiscal Year and to the operating results forecast in the applicable projections or Operating Forecast, as the case may be, which shall be certified by a Company Financial Officer as being prepared in good faith;

(iii) concurrently with the delivery of the financial statements required by Sections 5.01(a) and (b) a statement of the transactions made pursuant to the Intercompany Facility during the applicable period, certified by a Responsible Officer of the Borrowers’ Agent as being prepared in good faith and fairly presenting in all material respects the information set forth therein;;

(iv) within five (5) days after the same are sent, copies of all financial statements and reports that the Company or any Subsidiary sends to the holders of any class of its debt securities or public equity securities and, within five (5) days after the same are filed, copies of all financial statements and reports that the Company or any Subsidiary may make to, or file with, the SEC (it being understood that nothing in this Section 5.02(iv) shall obligate the Company or any Subsidiary to make any filing with the SEC if it is not otherwise required to do so under the rules and regulations promulgated by the SEC);

(v) promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request in good faith;

(vi) (A) as soon as practicable in advance of filing with the Bankruptcy Court or delivering to the Official Creditors’ Committee appointed in the Cases of the Debtors or to the United States Trustee for the Southern District of New York, as the case may be, the Final Order (which must be in form and substance satisfactory to the Arrangers), all other proposed orders and pleadings related to the Facilities (which must be in form and substance reasonably satisfactory to the Required Lenders), any Reorganization Plan and/or any disclosure statement related thereto and (B) substantially simultaneously with the filing with the Bankruptcy Court or delivering to the Official Creditors’ Committee appointed in the Cases of the Debtors or to the United States Trustee for the Southern District of New York, as the case may be, all other notices, filings, motions, pleadings or other information concerning the financial condition of the Company or any of its Subsidiaries or other Indebtedness of the Loan Parties that may be filed with the Bankruptcy Court or delivered to the Official Creditors’ Committee appointed in the Cases or to the United States Trustee for the Southern District of New York; and

(vii) simultaneously with delivery to the lenders under the DIP Term Loan Facility, the Senior First Lien Credit Agreement or the Senior Second/Third Lien Interim Loan Agreement, as the case may be, each notice, report or other information required to be delivered pursuant to the terms of the DIP Term Loan Facility, the Senior First Lien Credit Agreement or the Senior Second/Third Lien Interim Loan Agreement (in each case other than routine administrative notices and correspondence unrelated to any failure of the Company or any Subsidiary to perform thereunder) to the extent not otherwise required to be delivered hereunder.

(b) On a monthly basis, at regularly scheduled times reasonably acceptable to the Administrative Agent (but in any event on at least five (5) Business Days’ notice from the Company), the Company shall hold an update call with the Chief Restructuring Officer, the chief financial officer of the Company and such other members of senior management of the Company as the Company deems appropriate and the Lenders and their respective representatives, advisors and independent contractors to discuss the state of the Company’s business, including but not limited to recent performance, current business and market conditions and material performance changes.

(c) On a weekly basis, at regularly scheduled times reasonably acceptable to FTI, the Company shall hold a general update call with FTI to discuss the Company’s financial performance, cash flows, required metrics reporting, covenants, current market conditions and material performance changes, status of the Cases and any other topics as FTI shall reasonably request in good faith.

(d) Deliver to FTI:

(i) on each Business Day, a Cash and Liquidity Dashboard Report for the immediately preceding Business Day;

(ii) on Thursday of each week, a Weekly Operating Metrics Report for the one-week period ending on Friday of the immediately preceding week;

(iii) within 24 hours of distribution to the Company’s management, a Now Look Report; and

(iv) within 24 hours of distribution to the Company’s management, each monthly “Controlling Report”, “Supervisory Board Report” and any other periodical report delivered to senior management and/or the Supervisory Board of the Company.

(e) As soon as reasonably practicable, cause Alix to commit additional professionals (in number and seniority (x) deemed necessary or advisable by the Chief Restructuring Officer and reasonably satisfactory to the Restructuring Committee acting in good faith and (y) reasonably satisfactory to the Required Lenders acting in good faith) to perform full-time advisory and restructuring services for the businesses, assets, liabilities and operations of the Debtors and their respective Foreign Subsidiaries, and such professionals shall be required to report regularly to FTI, answer questions of FTI and the Lenders upon request, provide reports as to the cash needs and other general corporate needs of the Company and its Subsidiaries in Europe and such other information (including without limitation cash balances for the Foreign Subsidiaries on a daily basis and Dispositions by any Foreign Subsidiary) as the Lenders may reasonably request in good faith.

SECTION 5.03. Notices. Promptly after a Responsible Officer of a Loan Party has obtained knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default; and

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 5.03 shall be accompanied by a written statement of a Responsible Officer of the Company (x) that such notice is being delivered pursuant to Section 5.03(a) or Section 5.03(b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto.

SECTION 5.04. 13-Week Projections; Operating Forecast.

(a) On March 2, 2009, and on the Monday of each fourth week thereafter, furnish to FTI and the Administrative Agent for prompt further distribution to each Lender an updated 13-Week Projection (covering the period beginning on the Saturday immediately preceding the Monday that such 13-Week Projection is delivered) and a report by the Chief Restructuring Officer with respect to Dispositions, cost savings, facility closures and other matters as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request in good faith.

(b) On March 6, 2009, and on each Friday thereafter, furnish to FTI and the Administrative Agent for prompt further distribution to each Lender a variance report in substantially the form of Exhibit D-2 (a “Variance Report”) setting forth actual cash receipts and disbursements for the prior week and setting forth all the variances, on a line-item basis, from the amount set forth for such week in the 13-Week Projection; each such report shall include explanations for all material variances, shall be certified by the Chief Restructuring Officer as being prepared in good faith and fairly presenting in all material respects the information set forth therein and shall be accompanied by detail broken down for each entity and/or division listed on Schedule 5.04(b); and

(c) Not later than March 9, 2009, furnish to FTI and the Administrative Agent for prompt further distribution to each Lender the Operating Forecast, which shall be certified by the Chief Restructuring Officer as having been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation, which Operating Forecast shall be reasonably acceptable to the Required Lenders acting in good faith. During the thirty (30) day period following the delivery of the Operating Forecast by the Borrowers, without limiting any other rights to information and inspection set forth in this Agreement, the Borrowers shall provide to FTI and the Lenders (and any of their respective representatives, advisors or independent contractors) any additional information requested by such Persons relating to the Operating Forecast and shall discuss the substance of the Operating Forecast with FTI and the Lenders (and any of their respective representatives, advisors or independent contractors), upon request by such Persons.

(d) Not later than December 1, 2009, furnish to FTI and the Administrative Agent for prompt further distribution to each Lender an operating forecast presented on a monthly basis for Fiscal Year 2010 substantially in the form of the Operating Forecast, which shall be certified by the Chief Restructuring Officer as having been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation.

SECTION 5.05. Payment of Obligations. (a) In the case of any Chapter 11 Filer, in accordance with the Bankruptcy Code and subject to any required approval by an applicable order of the Bankruptcy Court, timely pay, discharge or otherwise satisfy as the same shall become due and payable (i) all its material post-petition taxes (other than the tax matter set forth on Schedule 3.09) and other material obligations of whatever nature that constitute administrative expenses under Section 503(b) of the Bankruptcy Code in the Cases, except, so long as no material property (other than money for such obligation and the interest or penalty accruing thereon) of any Loan Party is in danger of being lost or forfeited as a result thereof, no such obligation need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Chapter 11 Filers and (ii) all material obligations arising from Contractual Obligations entered into after the Petition Date or from Contractual Obligations entered into prior to the Petition Date and assumed and which are permitted to be paid post-petition prior to confirmation of a Reorganization Plan by order of the Bankruptcy Court that has been entered, in the case of the Debtors, with the consent of (or non-objection by) the Required Lenders.

(b) In the case of the Company (for so long as it is not a Debtor) and any Subsidiary (other than a Chapter 11 Filer), timely pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent the failure to pay or discharge the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 6.04 or Section 6.05, (b) take all reasonable action to maintain all rights, privileges (including its good standing, where such concept exists), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 6.04 or Section 6.05 and (c) subject to the effect of the Cases, the Bankruptcy Code and all orders of the Bankruptcy Court entered, in the case of the Debtors, with the consent of (or non-objection by) the Required Lenders, comply in all material respects with all Contractual Obligations entered into after the Petition Date or entered into prior to the Petition Date and, in the case of the Chapter 11 Filers only, assumed, in each case that are material to the Company and its Subsidiaries (taken as a whole).

SECTION 5.07. Maintenance of Properties. Except if the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

SECTION 5.08. Maintenance of Insurance. Maintain with reputable insurance companies, insurance with respect to its assets, properties and business against loss or damage to the extent available on commercially reasonable terms of the kinds customarily insured against by Persons of similar size engaged in the same or similar industry, of such types and in such amounts (after giving effect to any self-insurance (including captive industry insurance) reasonable and customary for similarly situated Persons of similar size engaged in the same or similar businesses as the Company and the Subsidiaries) as are customarily carried under similar circumstances by such other Persons. With respect to each Mortgaged Property located in the U.S., obtain flood insurance in such total amount as required by applicable Law, if at any time the area in which any improvements are located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and, if required by law, comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

SECTION 5.09. Compliance with Laws. Except as otherwise excused by the Bankruptcy Code or, in the case of the Company and each other Foreign Subsidiary, other Debtor Relief Laws in the relevant jurisdictions, comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except to the extent the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.10. Compliance with Environmental Laws; Environmental Reports. (a) Comply, and cause all lessees and other Persons occupying Real Property to comply, with all Environmental Laws and Environmental Permits applicable to its operations, facilities and Real Property, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; obtain and renew all material Environmental Permits applicable to its operations, facilities and Real Property; and conduct all responses required by, and in accordance with, Environmental Laws, subject to exceptions, limitations and other defenses to which the Debtors are entitled as a result of the Cases; provided that neither the Company nor any of its Subsidiaries shall be required to undertake any response to the extent that (i) its obligation to do so is being contested in good faith and by proper proceedings, (ii) appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP and (iii) the pendency of such contestment proceedings could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) If a Default caused by reason of a breach of Section 3.08 or Section 5.10(a) shall have occurred and be continuing for more than twenty (20) days without the Company commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, at the written request of the

Administrative Agent or the Required Lenders through the Administrative Agent, provide to the Lenders within forty-five (45) days after such request, at the expense of the Company or the applicable Borrower, an environmental assessment report regarding the matters which are subject of such Default, including, where appropriate, soil and/or groundwater sampling, prepared by environmental consulting firm and, in the form and substance, reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or response to address them.

SECTION 5.11. Books and Records. Maintain proper books of record and account which reflect all material financial transactions and matters involving the assets and business of the Loan Parties or a Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

SECTION 5.12. Inspection Rights; Access to Information and Personnel. (a) Permit representatives, advisors and independent contractors of the Administrative Agent or the Required Lenders or, as provided in the second proviso below, any Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records as is reasonably specified, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrowers and at such reasonable times during normal business hours, upon reasonable advance notice to the Company, and as often as may be reasonably desired; provided that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives, advisors or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Company the opportunity to participate in any discussions with the Company’s independent public accountants. Notwithstanding anything to the contrary in this Section 5.12(a), at all times during such visits and inspections, the Administrative Agent or any Lender (or their respective representatives or contractors) must comply with all applicable site regulations as the Company or its Subsidiaries or any of their respective officers or employees may require by reasonable notice of the same.

(b) Provide to the Administrative Agent and the Lenders (or, in each case, any of their respective representatives, advisors or independent contractors) access to information (including historical information) and personnel, including, without limitation, regularly scheduled meetings with senior management and the Chief Restructuring Officer and other advisors to the Company and its Subsidiaries, and provide to the financial advisors to the Lenders (including but not limited to FTI) access to all information any such Person shall reasonably request in good faith from time to time and to other internal meetings regarding strategic planning, cash and liquidity management, operational and restructuring activities.

SECTION 5.13. Additional Collateral. (a) Subject to this Section 5.13 and Section 5.15 and, solely with respect to any Foreign Guarantor or any Collateral Document governed by foreign Law, the Agreed Security Principles, the Legal Reservations and the Legal Limitations, with respect to any property (or material property, in respect of IP Rights) acquired after the Effective Date by any Debtor that is intended to be subject to the Lien created by any of the Collateral Documents but is not so subject, promptly (and in any event within thirty (30) days after the acquisition thereof or such later time as the Administrative Agent, acting reasonably and in good faith, agrees to) (i) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Collateral Documents or such other documents as the Administrative Agent shall reasonably deem necessary or advisable in good faith to grant to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties or to the relevant Secured Parties directly, as applicable, a Lien on such property subject to no Liens other than Liens permitted pursuant to Section 6.01, and (ii) take all commercially reasonable actions necessary to cause such Lien to be duly perfected to the extent required by such Collateral Document in accordance with all applicable Law, including the filing of financing statements in such jurisdictions as may be reasonably requested in good faith by the Administrative Agent. The Borrowers shall otherwise take such commercially reasonable actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall reasonably require in good faith to confirm the validity, perfection and priority (subject to the Intercreditor Agreement) of the Lien of the Collateral Documents on such after-acquired properties.

(b) In the case of any U.S. Guarantor, grant to the Administrative Agent, as soon as practicable but in any event within sixty (60) days of the acquisition thereof or such longer period as the Administrative Agent may determine, in its sole discretion, a Mortgage on each parcel of Real Property located in the U.S. owned in fee or otherwise with legal title or ground leased such U.S. Guarantor as is acquired by such U.S. Guarantor after the Effective Date and that, together with any improvements thereon, individually has a fair market value of at least $5,000,000 as additional security for the Obligations (unless the subject property is already mortgaged to a third party to the extent permitted hereunder).

(i) In the case of any U.S. Guarantor grant to the Administrative Agent, as soon as practicable but in any event within sixty (60) days of the acquisition thereof or such longer period as the Administrative Agent may determine in its sole discretion, a Mortgage in form reasonably satisfactory to the Administrative Agent and Administrative Agent on each pipeline easement and other similar Real Property located in the U.S. (except any such easement or other similar Real Property as would be excluded from the grant set forth in Section 2.1 of the applicable Mortgage in the penultimate paragraph therein) as is acquired by such U.S. Guarantor after the Effective Date as additional security for the Obligations (unless the subject property is already mortgaged to a third party to the extent permitted hereunder).

(ii) Such Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by Law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent and/or the Secured Parties required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such U.S. Guarantor shall otherwise take such commercially reasonable actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent or the Administrative Agent shall reasonably require in good faith to confirm the validity, perfection and priority (subject to the Intercreditor Agreement) of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including, to the extent the Administrative Agent determines in its reasonable good faith judgment that there is an issue of state Law that should be addressed by a legal opinion, a local counsel opinion in form and substance reasonably satisfactory to the Administrative Agent and the Administrative Agent) in respect of such Mortgage).

(c) Subject, solely with respect to the Company and each Foreign Subsidiary, to the Agreed Security Principles, the Legal Reservations and the Legal Limitations, cause each of the Company and any Subsidiary that is not already a Guarantor hereunder and that is a “Foreign Guarantor” or a “US Guarantor” under and as defined in the DIP Term Loan Agreement to become a Foreign Guarantor or U.S. Guarantor hereunder, as applicable.

(d) Notwithstanding the foregoing provisions of this Section 5.13 or anything in this Agreement or any other Loan Document to the contrary, Liens required to be granted from time to time pursuant to this Section 5.13 by Foreign Guarantors or under Collateral Documents governed by foreign Law shall be subject to the Agreed Security Principles, the Legal Reservations and the Legal

Limitations and exceptions and limitations set forth in such Collateral Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agent and the Company.

SECTION 5.14. ERISA. Promptly after any Loan Party or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), could reasonably be expected to have a Material Adverse Effect, deliver to the Administrative Agent and each of the Lenders a certificate of a Company Financial Officer setting forth details as to such occurrence and the action, if any, that the Loan Party or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Loan Party, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to any individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code (or Section 430 of the Code as amended by the Pension Protection Act of 2006) with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against a Loan Party or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified a Loan Party or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that a Loan Party or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that a Loan Party or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

SECTION 5.15. Further Assurances and Post-Closing Conditions.

(a) Promptly upon request by the Administrative Agent or the Required Lenders, correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof;

(b) Within the applicable time period set forth on Schedule 4.02 (subject to extension by the Administrative Agent in its discretion), perform each obligation and deliver each Collateral Document, in each case as set forth on Schedule 4.02, with respect to the matters set forth therein, duly executed by each Loan Party party thereto, together with all documents and instruments required to perfect the security interest of the Administrative Agent in and otherwise comply with the Collateral and Guarantee Requirement with respect to the Collateral (if any) free of any other pledges, security interests or mortgages, except Liens permitted hereunder, in each case subject, solely with respect to any Foreign Guarantor or any Collateral Document governed by foreign Law, to the Agreed Security Principles, the Legal Reservations and the Legal Limitations. Each of the Company, Basell GmbH and each other Foreign Subsidiary of the Company that on the Petition Date was a guarantor under either (1) the Senior First Lien Credit Agreement or (2) the Senior Second/Third Lien Interim Loan Agreement shall, subject to the Agreed Security Principles, the Legal Reservations and the Legal Limitations, enter into the Foreign Guarantee to the fullest extent permitted under applicable Legal Limitations and shall use commercially reasonable efforts to enable it to enter into the Foreign Guarantee to the fullest extent permitted under applicable Legal Limitations, including demonstrating that adequate corporate benefit accrues to it with respect to the Facilities and shall take other steps reasonably required in good faith by the Administrative Agent or the Required Lenders to avoid or mitigate any applicable Legal Limitations.

(c) Promptly upon reasonable request by the Administrative Agent execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing, recording and registering of financing statements and other documents), which may be required under any applicable Law, or which the Administrative Agent or the Required Lenders may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents, in each case subject, solely with respect to any Foreign Guarantor or any Collateral Document governed by foreign Law, to the Agreed Security Principles, Legal Reservations and Legal Limitations, all at the expense of the Loan Parties. The Borrowers also agree to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents;

(d) The Borrowers’ Agent agrees

(A) at least ten (10) days prior to (in the case of (A) (ii) or (iii)) or within twenty (20) days after (in any other case) to notify the Administrative Agent in writing of any change in any Borrower’s (i) name, (ii) form of organization, (iii) jurisdiction of organization, (iv) organizational number, (v) Federal Taxpayer Identification Number or (vi) address and

(B) promptly (and in any event within 30 days of such change) to notify the Administrative Agent in writing of any change (i) in legal name of any other U.S. Guarantor, (ii) in the identity or type of organization or corporate structure of any other U.S. Guarantor, or (iii) in the jurisdiction of organization or organizational identification number of any other U.S. Guarantor.

(e) Promptly upon reasonable request by the Administrative Agent or the Required Lenders, permit the Administrative Agent and any representatives designated by it (including any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to conduct evaluations and appraisals of the assets included in the Borrowing Base and the Borrowers’ computation of the Borrowing Base, all at such reasonable times and as often as reasonably requested and, except during the continuance of a Default, upon at least two (2) Business Days’ prior notice; provided that unless a Default has occurred and is continuing, the Administrative Agent and its representatives shall conduct no more than four such collateral reviews and evaluations and no more than four such appraisals in any calendar year. The Borrowers shall pay the reasonable documented fees and expenses of (i) employees or other representatives of the Administrative Agent (provided that field examination charges shall be limited to $3,000 per day per person plus out-of-pocket expenses, including travel expenses) incurred in connection with periodic collateral reviews and evaluations (or in connection with an appraisal pursuant to (ii) below) and (ii) any appraisal or accounting firm retained by the Administrative Agent, in consultation with the Borrowers, to conduct any such appraisals. The Administrative Agent and any representative designated by the Administrative Agent to conduct such collateral reviews, evaluations and appraisals shall, during any review, inspection or other activity performed at any of the Borrowers’ plant sites, (X) be accompanied at all times by a plant safety representative (and the Borrowers hereby agree to cause such a plant safety representative to be available for such purpose at such reasonable hours as may be requested and upon reasonable prior notice) and (Y) comply at all times with the Borrowers’ rules regarding safety and security to the extent that the Administrative Agent or representative has been notified of such rules. The Administrative Agent shall furnish to each Lender a copy of the final written collateral review or appraisal report prepared in connection with such review or appraisal. The Administrative Agent shall furnish to the Borrowers a copy of the final appraisal report prepared in connection with any such appraisal, and shall provide the Borrowers with a summary of the ABL Collateral analysis contained in any final written collateral review, in each case not less than two (2) Business Days prior to delivery thereof to the Lenders.

SECTION 5.16. Use of Proceeds and Cash; Intercompany Facility. (a) Use the proceeds of the Loans only for the purposes set forth in Section 3.16 and use such proceeds and all other cash in a manner generally consistent with the Operating Forecast (taking into account actual market conditions).

(b) Cause any cash used for general corporate purposes of the Foreign Subsidiaries to be limited to €700,000,000 in the aggregate at any one time outstanding and advanced by way of loans under the Intercompany Facility from a Borrower to Basell GmbH, which loans shall (i) be evidenced by notes pledged and delivered to the Administrative Agent as Collateral and (ii) subject to the Agreed Security Principles and the Legal Reservations, be secured by a second priority priming lien on the stock of the direct Subsidiaries of Basell GmbH (excluding Lyondell Chemical Central Europe GmbH, an Austrian Subsidiary of Basell GmbH, so long as the Equity Interests of such Subsidiary are not of material value, as determined by the Administrative Agent in its reasonable judgment) within the time period allotted for the delivery of the share pledge agreements of Basell GmbH in favor of the Administrative Agent pursuant to Schedule 4.02.

(c) Cause, if on any Friday the aggregate cash balances for all Foreign Subsidiaries on such day exceeds €200,000,000 (excluding from the determination of such aggregate cash balances (A) cash required to be trapped pursuant to customary terms of Securitization Transactions of Foreign Subsidiaries permitted hereunder which do not allow such cash to be used to repay the Intercompany Facility, (B) cash received in anticipation of a disbursement by a Foreign Subsidiary that is otherwise permitted hereunder to the extent such cash is disbursed to a non-Affiliate within one Business Day, (C) cash collateral provided to support letters of credit and bank guarantees, customs and other import duties, in each case in the ordinary course of business of such Foreign Subsidiaries to the extent permitted by Section 6.01, (D) cash in excess of €200,000,000 the expatriation of which to the United States (1) would result in adverse tax or legal consequences, (2) would be reasonably likely to result in adverse personal liability of any director of the Company or a Foreign Subsidiary or (3) would result in the insolvency of the Company or a Foreign Subsidiary , (E) cash originated in Argentina, Brazil, China, Korea or Thailand that cannot be expatriated from its jurisdiction of origin because such expatriation would have the effects described in clause (D)(1), (2) or (3) above and (F) Net Proceeds of Dispositions and Casualty Events in an aggregate amount of up to $5,000,000 that are not required to be applied toward the prepayment of Loans or of loans under the DIP Term Loan Facility), Basell GmbH to promptly repay the Intercompany Facility in the amount of the Dollar Equivalent Amount of such excess amount; provided that no such repayments shall be made unless such excess amount is greater than €5,000,000 (in which event all such excess amount shall be repaid). Amounts so repaid under the Intercompany Facility may be reborrowed. All borrowings (including reborrowings of amounts repaid) by Basell GmbH shall be made in a manner generally consistent with the Operating Forecast (taking into account actual market conditions).

SECTION 5.17. Know Your Customer Requests. If:

(i) a Change in Law after the Effective Date;

(ii) any change in the status of a Loan Party or the composition of the shareholders of a Loan Party after the Effective Date; or

(iii) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Administrative Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, promptly upon the request of the Administrative Agent, in its capacity as a Lender or on behalf of any Lender, to the Company supply, or procure the supply of, such documentation and other evidence as is reasonably requested in good faith by the Administrative Agent (for itself or on behalf of any Lender, or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

SECTION 5.18. Certain Milestones. Within the time periods set forth below, perform each action with respect to the Cases of the Debtors set forth below:

(a) by August 15, 2009, deliver to the Lenders a draft Reorganization Plan and disclosure statement;

(b) by September 15, 2009, file a Reorganization Plan and disclosure statement, with the Bankruptcy Court;

(c) by October 15, 2009, obtain approval by the Bankruptcy Court of such disclosure statement related to such Reorganization Plan; provided that if the Debtors have commenced a hearing prior to October 15, 2009 with a reasonable belief that such approval could be obtained at such hearing by such date and, due to the Bankruptcy Court's availability, the hearing has not concluded by October 23, 2009, then such deadline shall be deemed extended through October 30, 2009 to accommodate the Bankruptcy Court's availability; and

(d) by December 1, 2009, obtain confirmation by the Bankruptcy Court of such Reorganization Plan; provided that if the Debtors have commenced a hearing prior to December 1, 2009 with a reasonable belief that such confirmation could be obtained at such hearing commencing by such date and, due to the Bankruptcy Court’s availability, the hearing has not concluded by December 1, 2009, then such deadline shall be deemed extended by up to 21 days to accommodate the Bankruptcy Court’s availability, and the Maturity Date shall be adjusted by a like amount.

SECTION 5.19. Board of Directors’ Determinations on Recommendations of Advisors.

This Section 5.19 sets forth the framework for the Board of Directors of the Company to make decisions regarding senior management and management structure, operating systems and internal controls, and for the advisors to the Lenders to make recommendations with respect thereto.

(a) Within 30 days after the Final Order Entry Date (as such period may be extended by up to 15 days by the Administrative Agent in its sole discretion), acting through the Board of Directors of the Company, either (i) cause AP Services (“Alix”) and cooperate with Heidrick & Struggles (“Heidrick”) to evaluate the Company’s senior management and management structure and, if possible, make a joint recommendation to the Board of Directors of the Company and the Restructuring Committee of the Board of Directors of the Company (the “Restructuring Committee”) with respect thereto, or (ii) in the event that Alix and Heidrick are unable to produce any such joint recommendation, cause Alix and cooperate with Heidrick to determine whether each of Alix and Heidrick shall make its own recommendation to the Board of Directors of the Company and the Restructuring Committee.

(b) Within 45 days after the Final Order Entry Date (as such period may be extended by up to 15 days by the Administrative Agent in its sole discretion), acting through the Board of Directors of the Company, either (i) cause the financial advisors to the Borrowers and cooperate with FTI to evaluate the operating systems and internal controls of the Company and its Subsidiaries (with a scope of work to be mutually agreed upon by the Company and the Required Lenders, each acting reasonably and in good faith) and, if possible, make a joint recommendation to the Board of Directors of the Company and the Restructuring Committee with respect thereto, or (ii) in the event that the financial advisors to the Borrowers and FTI are unable to produce any such joint-recommendation, cause the financial advisors to the Borrowers and cooperate with FTI to determine whether each of the financial advisors to the Borrowers and FTI shall make its own recommendations to the Board of Directors of the Company and the Restructuring Committee.

(c) The Board of Directors of the Company, acting on the recommendation of its Restructuring Committee shall, promptly upon receipt, determine whether and how to act upon any recommendation delivered pursuant to paragraph (a) or (b) above, which determination shall be reasonably satisfactory to the Required Lenders acting in good faith, and the Board of Directors of the Company shall diligently effect such determinations as have been approved by the Restructuring Committee in a manner reasonably satisfactory to the Required Lenders acting in good faith (it being understood and agreed that, to the extent the Required Lenders, acting in good faith, are not reasonably satisfied with any such determination or effectuation thereof, no Default shall be deemed to have occurred with respect thereto until the date which is 45 days after the Required Lenders have given written notice thereof to the Borrowers’ Agent, provided that the Required Lenders are not so reasonably satisfied by such date).

SECTION 5.20. Chief Restructuring Officer. In the case of the Debtors, maintain at all times a Chief Restructuring Officer having the duties, powers and authority consistent with those in existence as of the date hereof; provided, that upon any failure to comply with this Section 5.20, so long as the Company and its Subsidiaries are diligently pursuing the cure of such failure, no Default shall be deemed to have occurred unless such failure shall have continued for twenty (20) days.

SECTION 5.21. Cooperation. Provide such assistance to the Arrangers in the syndication of the DIP ABL Facility as may reasonably be requested in good faith by them and provide customary information and documents in connection therewith.

SECTION 5.22. Borrowing Base Reports.

(a) Furnish to the Administrative Agent (and the Administrative Agent shall thereafter deliver to each Lender) not later than Thursday of each calendar week (or if any Thursday is not a Business Day, the next following Business Day)

a completed Borrowing Base Certificate calculating and certifying the estimated Borrowing Base as of the preceding Friday, signed on behalf of the Borrowers by a Principal Financial Officer; provided, that the Borrowers shall include an updated estimated computation of Available Inventory only in the immediate subsequent Borrowing Base Certificate delivered four (4) days or more after the fifteenth (15th) and last day of each calendar month (and each Borrowing Base Certificate shall clearly indicate the date as of which Available Inventory has been computed) and the Available Inventory for each week for which Available Inventory is not required to be calculated shall be the Available Inventory as calculated in the Borrowing Base Certificate delivered the prior week. The Borrowing Base Certificates delivered pursuant to this Section 5.22(a) shall be used solely for the purpose of determining the Borrowing Base.

(b) Furnish to the Administrative Agent (and the Administrative Agent shall thereafter deliver to each Lender) within sixteen (16) days of the end of any calendar month, a completed Borrowing Base Certificate calculating and certifying the Borrowing Base as of the last calendar day of the preceding month, signed on behalf of the Borrowers by a Principal Financial Officer. The Borrowing Base Certificates delivered pursuant to this Section 5.22(b) shall be used solely for the purpose of determining ratios and reserves pursuant to the terms of this Agreement.

(c) Furnish to the Administrative Agent (and the Administrative Agent shall thereafter deliver to each Lender) promptly after any request therefor, such other information in such detail concerning the amount, composition and manner of calculation of the Borrowing Base as the Administrative Agent may (on it own initiative or at the request of any Lender) reasonably request.

(d) Furnish to the Administrative Agent (and the Administrative Agent shall thereafter deliver to each Lender) as soon as practicable and in any event within five (5) Business Days after any disposition outside the ordinary course of business (including by way of casualty or condemnation) of ABL Collateral having a book value exceeding $5,000,000, an updated Borrowing Base Certificate calculating (on a pro forma basis, after giving effect to such disposition and reflecting only the changes to the affected component(s) from such disposition of the Borrowing Base) and certifying such pro forma Borrowing Base as of the end of the most recent calendar week for which a Borrowing Base Certificate was delivered pursuant to paragraph (a) above. The Borrowing Base set forth in each Borrowing Base Certificate delivered with respect to each calendar week occurring after the calendar week covered by the updated Borrowing Base Certificate described in the preceding sentence and ending prior to any such disposition shall be calculated on a pro forma basis, after giving effect to such disposition.

(e) Permit any representative of an insurance risk management firm selected by the Administrative Agent in its sole discretion (any such representative, an “Insurance Monitor”) to conduct a review following the Effective Date of the existence and adequacy of the property and liability insurance maintained by such Loan Party in respect of the assets forming part of the Borrowing Base and of business interruption insurance maintained by such Loan Party. The Insurance Monitor will issue a report (the “Insurance Report”) to the Administrative Agent upon conclusion of its review. Each Loan Party agrees (i) to permit any Insurance Monitor to inspect any of its records relating to the assets forming part of the Borrowing Base and any of its insurance documentation, including but not limited to policies, exposure schedules, renewal proposals, exposure questionnaires and other underwriting information, in each case as shall be reasonably specified by such Insurance Monitor to enable such review and to respond promptly to any questions of the Insurance Monitor regarding such records and documentation and (ii) to pay all fees and reasonable out-of-pocket expenses incurred by the Insurance Monitor in connection with the review and Insurance Report.

(f) At their option, no more frequently than quarterly, the Borrowers may obtain a new Appraisal Report, and the Borrowers shall submit to the Administrative Agent such Appraisal Report, together with a Borrowing Base Certificate based on such Appraisal Report and otherwise complying with paragraph (a) above.

SECTION 5.23. Restricted Accounts. At all times after the Effective Date cause to be maintained a system of Deposit Accounts complying with each of the requirements set forth below:

(a) Lockbox Accounts. All payments by or for the account of the Receivables Obligors under all Pledged Receivables of any Borrower will be deposited directly upon receipt by such Borrower to the credit of one or more of the applicable lockbox Deposit Accounts maintained with Citibank or another Depositary Bank approved in writing by the Administrative Agent, and with the account numbers set forth opposite such Borrower’s name under the heading “Lockbox Accounts” in Section 12 of the Perfection Certificate (“Lockbox Accounts”), each of which shall be under the “control” (as defined in Section 9-104 of the UCC) of the Administrative Agent. Except as contemplated by Section 5.24, no deposits from any other source will be made to the Lockbox Accounts. The Depositary Bank will be instructed to transfer all credit balances in each Lockbox Account to the Sweep Account not later than the close of business on each Business Day, and no other withdrawals shall be permitted except for withdrawals authorized in writing by the Administrative Agent for ordinary course recalls or credits relating to the Receivables or as set forth in any account control agreement entered into by the Administrative Agent with respect to such Lockbox Account. Such instructions will be irrevocable without the prior written consent of the Administrative Agent.

(b) Sweep Account. Each of the Borrowers will maintain a Deposit Account with Citibank in the name of the Administrative Agent, and with such account number as set forth under the heading “Sweep Account” opposite such Borrower or US Guarantor’s name in Schedule 12 to the Perfection Certificate (collectively, the “Sweep Account”), which shall be under the “control” (as defined in Section 9-104 of the UCC) of the Administrative Agent. No amounts shall be deposited in the Sweep Account except as expressly contemplated by Section 5.23(a) and Section 5.24. All amounts deposited to the Sweep Account shall be applied pursuant to the instructions of the Administrative Agent for repayment of the Loans as required under Section 2.08 and, so long as no Default shall then be continuing, any balance remaining after such application shall be released to the Borrowers in accordance herewith.

(c) Cash Collateral Account. The Borrowers and US Guarantors will, from time to time as may be necessary in order to comply with the Loan Documents, establish one or more Deposit Accounts with Citibank (each a “Cash Collateral Account” and collectively the “Cash Collateral Account”), under the “control” (as defined in Section 9-104 of the UCC) of the Administrative Agent, into which amounts shall be deposited by the Borrowers as required pursuant to Section 2.06(k).

SECTION 5.24. Covered Dispositions. Cause all payments to any Loan Party in respect of any Covered Disposition in cash or Cash Equivalents to be deposited directly upon receipt in a Lockbox Account or the Sweep Account.

SECTION 5.25. Cash Management. (a) Expeditiously evaluate the intercompany bank operations of the Company and its Subsidiaries with a view to ensuring the preservation of value for secured creditors, (b) promptly thereafter meet with the Required Lenders to discuss the Company’s findings and (c) cooperate with the Required Lenders to pursue a mutually acceptable proposal.

SECTION 5.26. Bankruptcy of the Company; Additional Debtors. (a) Upon any filing by the Company with the Bankruptcy Court of a voluntary petition initiating proceedings under Chapter 11 of the Bankruptcy Code, promptly and diligently seek to obtain approval by the Bankruptcy Court of (i) the joint administration of such case with the Cases and (ii) either the addition of the Company as a Borrower hereunder or the maintenance of the Company as a Guarantor hereunder (in each case with the assets of the Company pledged as Collateral with such priority, subject to the approval of the Bankruptcy Court, the Agreed Security Principles, the Legal Limitations, the Legal Reservations and

applicable Law, as the Required Lenders shall reasonably request), provided, that the failure to obtain such priority solely due to the failure of the Bankruptcy Court to grant such priority or to the effects of applicable Law shall not constitute a Default or Event of Default hereunder.

(b) In the case of any non-Material Subsidiary that qualifies as an Additional Debtor pursuant to clause (b) of the definition thereof, if at any time after becoming an Additional Debtor such non-Material Subsidiary shall become a Material Subsidiary, promptly notify the Administrative Agent thereof and, to the extent reasonably requested by the Required Lenders, promptly and diligently seek to obtain approval by the Bankruptcy Court of the addition of such Subsidiary as a Guarantor hereunder, with the assets of such Subsidiary pledged as Collateral with such priority, subject to applicable Law and, in the case of any Foreign Debtor, the Agreed Security Principles, Legal Reservations and Legal Limitations, as the Required Lenders shall reasonably require.

ARTICLE 6

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, each of the Company and each Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

SECTION 6.01. Liens. Create, incur, assume or suffer to exist or become effective any Lien of any kind upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens created pursuant to any Loan Document and the Orders;

(b) (i) Liens of the Company or any Non-Debtor Subsidiary existing on the Initial Funding Date or which are required to come into effect as a result of contractual provisions existing on the Initial Funding Date (in each case, to the extent in respect of underlying obligations exceeding $1,000,000 individually or $25,000,000 in the aggregate, listed on Schedule 6.01(b)) and, with respect to the Company (for so long as it is not a Debtor) and the Non-Debtor Subsidiaries, any reissuance, renewals or extensions thereof and (ii) in the case of the Debtors, Liens existing on the Initial Funding Date to the extent such Liens are (A) listed on Schedule 6.01(b) and (B) in the case of any Debtor (other than any Foreign Debtor), subordinated to the Liens securing the Obligations pursuant to the Interim Order (or the Final Order, as applicable);

(c) Liens for taxes, assessments or governmental charges or claims (i) that are specified on Schedule 6.01(c) or (ii) that are extinguished within sixty (60) days of notice of their existence and are not yet due and payable or that are being contested in good faith by appropriate proceedings for which adequate reserves have been established to the extent required by GAAP;

(d) Liens of landlords, carriers, vendors, pipelines, warehousemen, mechanics, suppliers, materialmen, repairmen, employees, pension plan administrators or other like Liens arising by operation of law in the ordinary course of business of the Company or any Subsidiary which secure amounts which are not overdue for a period of more than thirty (30) days or not yet subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings for which adequate reserves have been established to the extent required by GAAP;

(e) Liens (i) arising out of pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or other insurance (including unemployment insurance) and (ii) arising out of pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations with respect to premiums and exit fees of (including to support obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Company or any Subsidiary;

(f) Liens arising out of pledges or deposits made to secure the performance of tenders, bids or trade or government contracts, or to secure leases, statutory or regulatory, insurance obligations, surety, judgment or appeal bonds, completion guarantees, surety bonds and related letters of credit, performance bonds, guarantees or other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business (other than obligations for the payment of borrowed money);

(g) zoning restrictions of governmental authorities, easements, licenses, reservations of, or rights of others for, licenses, reservations, title defects, rights of others for rights-of-way, utilities, sewers, electrical lines, telephone lines, telegraph wires, restrictions, encroachments and other similar charges, encumbrances or title defects of zoning, survey exceptions, encumbrances, or other restrictions as to the use of real property or Liens incurred in the ordinary course of business that do not in the aggregate materially interfere with in any material respect the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole, or materially impair the value, marketability or use of any property subject thereto material to the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole;

(h) Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(i) (x) leases or subleases or licenses or sublicenses of Real Property or IP Rights granted in the ordinary course of business to others that do not individually or in the aggregate interfere in any material respect with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole, or materially impair the value, marketability or use of any property subject thereto material to the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole, and (y) any interest or title of a lessor or in property subject to a lease other than a capitalized lease;

(j) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods;

(k) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and consistent with past practice, (iii) in favor of banking or other financial institutions arising as a matter of Law encumbering deposits (including the right of setoff) and which are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions and (iv) arising under clause 18 of the general conditions of a bank operating in The Netherlands based on the general conditions drawn up in consultation between the Netherlands Bankers’ Association (Nederlandse Vereniging van Banken) and the Dutch Consumers Union (Consumentenbond) or analogous conditions in other jurisdictions provided that where such condition is not regularly imposed, the Loan Parties shall use all reasonable efforts to procure a waiver of such right by the respective account bank;

(l) Liens (i) on cash advances in favor of the seller of any property to be acquired in or monies placed in escrow pursuant to an Investment permitted pursuant to Section 6.02 to be applied against the purchase price for such Investment, (ii) over assets being acquired pursuant to Investments permitted by Section 6.02 pending payment in full of the purchase price, (iii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 6.05 and (iv) consisting of IP Rights licenses permitted by Section 6.02(m);

(m) Liens of the Company (for so long as it is not a Debtor) or any Non-Debtor Subsidiary in favor of the Company or any of its Subsidiaries securing Indebtedness permitted under Section 6.03(d) (other than Indebtedness owed to a Subsidiary that is not a Loan Party); provided that, in the event the Company or any Non-Debtor Subsidiary becomes a Debtor, all such Liens of such Person in effect on the date such Person becomes a Debtor shall continue to be permitted under this Section 6.01(m);

(n) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business;

(o) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of documentary letters of credit, Liens on documents of title in respect of documentary letters of credit or banker’s acceptances issues or credit for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(p) Liens securing Indebtedness and other obligations under the DIP Term Loan Facility (incurred in compliance with and subject to the terms of the Orders and the Intercreditor Agreement) and, in the case of the Company (for so long as it is not a Debtor) and the Non-Debtor Subsidiaries, any Asset Backed Credit Facilities, Securitization Transactions and Receivables Financings; provided that any Liens in respect of Receivables Financings, Asset Backed Credit Facilities and Securitization Transactions which are recourse to the Company or any such Non-Debtor Subsidiary (other than any Securitization Entity) shall be limited to accounts receivable, inventory (in the case of any Asset Backed Credit Facilities only), the Equity Interests in, and intercompany Indebtedness owed by, any Securitization Entity, related books and records and the accounts and proceeds thereof together with any returned goods therefrom and (y) in the event the Company or any Non-Debtor Subsidiary becomes a Debtor, all such Liens of such Person in effect on the date such Person becomes a Debtor shall continue to be permitted under this Section 6.01(p);

(q) (i) Liens arising by reason of deposits necessary to qualify the Company or any of its Subsidiaries to conduct business, maintain self insurance or comply with any law and (ii) Liens on cash collateral securing obligations under the PBGC Settlement in an aggregate amount not to exceed $30,000,000;

(r) Liens of the Company (for so long as it is not a Debtor) or any Subsidiary securing any Capitalized Lease and Liens to secure Indebtedness

(including Capitalized Leases) permitted by Section 6.03(e) covering only the property or assets acquired with such Indebtedness; provided that, in the event the Company or any Non-Debtor Subsidiary becomes a Debtor, all such Liens of such Person in effect on the date such Person becomes a Debtor shall continue to be permitted by this Section 6.01(r);

(s) Liens on cash collateral securing obligations of any Debtor or any Non-Debtor Subsidiary under any Swap Contract permitted under Section 6.03 in an aggregate amount not to exceed $50,000,000 for all such Swap Contracts incurred in the ordinary course of business and consistent with past practice;

(t) Liens in respect of the Existing Primed Secured Facilities as adequate protection granted pursuant to the Interim Order (or the Final Order, as applicable), which Liens are junior to the Liens contemplated hereby in favor of the Administrative Agent and the Lenders, it being understood that the Interim Order (or the Final Order, as applicable) provides that the holder of such junior Liens shall not be permitted to take any action to enforce their rights with respect to such junior Liens so long as any of the Obligations shall remain outstanding or any Commitment shall be in effect;

(u) (i) Liens of the Company (for so long as it is not a Debtor) or any Non-Debtor Subsidiary with respect to obligations that do not exceed $50,000,000 in the aggregate at any one time outstanding, provided that, in the event the Company or any Non-Debtor Subsidiary becomes a Debtor, all such Liens of such Person in effect on the date such Person becomes a Debtor shall continue to be permitted under this Section 6.01(u)(i) (but shall, for the avoidance of doubt, be counted against the aggregate limit set forth herein and not against the aggregate limit set forth in Section 6.01(u)(ii)), and (ii) Liens of any Debtor with respect to obligations that do not exceed $5,000,000 in the aggregate at any one time outstanding;

(v) Liens resulting from any Limited Recourse Stock Pledge;

(w) (i) Liens granted in favor of any Debtor (other than any Foreign Debtor), (ii) Liens on any property or assets of any Foreign Debtor or any other Loan Party that is not a Debtor granted in favor of another Loan Party and (iii) Liens on any property or assets of a Subsidiary that is not a Loan Party granted in favor of the Company or any Subsidiary that is a Loan Party;

(x) Liens of any Non-Debtor Subsidiary securing Indebtedness incurred to modify, refinance, defease, refund, extend, renew or replace Indebtedness that has been secured by a Lien permitted by this Agreement; provided that (i) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien plus improvements and accessions to, such property or proceeds or distributions thereof; and (ii) the Indebtedness secured by such Lien at such time does not mature prior to the date that is six months after the Maturity Date (except with respect to any Indebtedness of any Subsidiary that is not a Loan Party that is refinanced, replaced, refunded, renewed or extended using financing in the local jurisdiction of such Subsidiary) and is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness at the time the original Lien became a Lien permitted under this Section 6.01 and (B) an amount necessary to pay any interest, fees and expenses, including prepayment premiums, associated hedging break costs and premiums or replacement hedges, related to such refinancing, refunding, extension, renewal or replacement;

(y) any extension, amendment, renewal or replacement, in whole or in part, of any Lien described in Section 6.01(b)(i) provided that (i) any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, amended, renewed or replaced and shall not extend to any additional property or assets and (ii) the underlying obligation secured by such Lien is not increased (other than by an amount necessary to pay any interest, fees and expenses, including prepayment premiums, associated hedging break costs and premiums or replacement hedges, related to such extension, amendment, renewal or replacement);

(z) Liens arising from precautionary Uniform Commercial Code financing statement filings;

(aa) any netting or set-off arrangements entered into by the Company or any Subsidiary in the ordinary course of its banking arrangements (including, for the avoidance of doubt, cash pooling arrangements) for the purposes of netting debit and credit balances of the Company or any Subsidiary, including pursuant to any Treasury Services Agreement;

(bb) Liens on cash collateral of (i) any Debtor securing letters of credit issued on behalf of any Debtor in an aggregate amount not exceeding $300,000,000 (less the aggregate amount of commitments under committed letter of credit facilities of any Debtor (including but not limited to any letter of credit commitment in excess of $400,000,000 under the DIP ABL Facility for which there is an issuing lender)) at any one time outstanding and (ii) any Non-Debtor Subsidiary securing letters of credit issued on behalf of any Non-Debtor Subsidiary in an aggregate amount not exceeding €100,000,000 at any one time outstanding; provided that, in the case of this clause (ii), in the event any Non-Debtor Subsidiary becomes a Debtor, all such Liens of such Person in effect on the date such Person becomes a Debtor shall continue to be permitted under this

Section 6.01(bb)(ii) (but shall, for the avoidance of doubt, be counted against the aggregate limit set forth herein and not against the aggregate limit set forth in Section 6.01(bb)(ii));

(cc) Liens on cash received by any Foreign Subsidiary on account of the sale by such Foreign Subsidiary of products purchased from any Specified Saudi Joint Venture to the extent such cash is contractually obligated to be paid by such Foreign Subsidiary to such Specified Saudi Joint Venture; and

(dd) second priority liens on the stock of the direct Subsidiaries of Basell GmbH granted to the Borrowers to secure the obligations of Basell GmbH under the Intercompany Facility.

Notwithstanding the foregoing, no consensual Liens shall exist on Equity Interests that constitute Collateral other than pursuant to clause (a), (t) or (dd) above or as permitted in the Intercreditor Agreement.

For the avoidance of doubt, all Liens of the Loan Parties, if any, in favor of the Company or any Subsidiary shall be subordinated to the Obligations pursuant to the Intercompany Subordination Agreement.

SECTION 6.02. Investments. Make or hold any Investments, except:

(a) Investments in cash or Cash Equivalents;

(b) loans and advances to employees, directors and officers of the Company and its Subsidiaries (i) required by applicable employment laws or (ii) otherwise in the ordinary course of business for travel, business, related entertainment, relocation, as part of a recruitment or retention plan and related expenses in an aggregate principal amount outstanding not to exceed $1,000,000;

(c) Investments (i) by the Company or any Subsidiary in any Debtor (other than any Foreign Debtor), (ii) by the Company (for so long as it is not a Debtor) or any Non-Debtor Subsidiary in any Foreign Debtor that is a Loan Party or any Loan Party that is not a Debtor or any Person that will, substantially contemporaneously with the making of the relevant Investment, become a Loan Party that is not a Debtor, provided that, in the case of this clause (ii), in the event the Company or any Non-Debtor Subsidiary becomes a Debtor, all such Investments made by such Person and outstanding on the date such Person becomes a Debtor shall continue to be permitted under this Section 6.02(c)(ii), (iii) by any Subsidiary that is not a Loan Party in any other Subsidiary and (iv) Investments by Basell Finance in Subsidiaries made in the ordinary course of business in connection with the cash management operations of the Company and its Subsidiaries;

(d) Investments in the Company by any Non-Debtor Subsidiary; provided that, in the event any Non-Debtor Subsidiary becomes a Debtor, all such Investments made by such Person and outstanding on the date such Person becomes a Debtor shall continue to be permitted under this Section 6.02(d);

(e) (i) Investments existing on the Initial Funding Date and set forth on Schedule 6.02(e) and (ii) any modification, replacement, renewal, reinvestment or extension of any Investment set forth on Schedule 6.02(e) that does not increase the aggregate amount thereof;

(f) Swap Contracts entered into in the ordinary course of business and otherwise permitted under this Agreement;

(g) loans and advances to the Company and any other direct or indirect parent of a Subsidiary (but not to any direct or indirect parent of the Company), in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to such parent in accordance with Section 6.06; provided that all such loans and advances shall be deemed a Restricted Payment for the purposes of Section 6.06;

(h) Investments (including Investments in securities) received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any debtors of the Company or its Subsidiaries or received in settlement of debts created in the ordinary course of business and owing to the Company or a Subsidiary or in satisfaction of judgments or in settlement of any litigation or arbitration;

(i) purchase of shares of Royal Dutch Shell plc and BASF AG required to satisfy Basell Holdings’ obligations under its stock option plans as such plans and stock appreciation rights were in effect on the Initial Funding Date;

(j) Investments by the Company (for so long as it is not a Debtor) or a Wholly Owned Subsidiary of the Company that is not a Debtor in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a purchase money note or an equity interest and (y) in the event the Company or any such Wholly Owned Subsidiary becomes a Debtor, all such Investments made by such Person and outstanding on the date such Person becomes a Debtor shall continue to be permitted under this Section 6.02(j);

(k) Investments by Foreign Subsidiaries in Equity Interests of Specified Joint Ventures in an aggregate amount for all such Specified Joint Ventures not to exceed $25,000,000;

(l) payments to any direct or indirect parent of the Company for the purposes described in Section 6.06(b) and (d), not to exceed €3,000,000 or the Dollar Equivalent Amount thereof in the aggregate;

(m) (i) Investments through the licensing or contribution of technology to a Permitted Joint Venture and (ii) Investments by the Company (for so long as it is not a Debtor) or any Non-Debtor Subsidiary through the licensing, contribution or transactions that economically result in a contribution in kind of IP Rights pursuant to joint venture arrangements, in each case in the ordinary course of business and consistent with past practice; provided that, in the case of this clause (ii), in the event the Company or any Non-Debtor Subsidiary becomes a Debtor, all such Investments made by such Person and outstanding on the date such Person becomes a Debtor shall continue to be permitted under this Section 6.02(m)(ii);

(n) (i) Indebtedness permitted by Sections 6.03(i), (j) and (p) and (ii) Guarantees of Indebtedness to the extent such Guarantee is permitted under Section 6.03;

(o) Investments received by the Company or its Subsidiaries as consideration for a Disposition pursuant to Section 6.05(c), (i), or (j);

(p) Limited Recourse Stock Pledges;

(q) any Indebtedness of the Company (for so long as it is not a Debtor) owing to any of its Subsidiaries incurred in connection with Standard Securitization Undertakings or Receivables Financing which constitute Standard Securitization Undertakings, to the extent permitted and the purchase of accounts receivable and related assets by the Company from any such Subsidiary which assets are subsequently conveyed by the Company to a Securitization Entity in a Securitization Transaction; provided that, in the event the Company becomes a Debtor, all such Investments made by the Company and outstanding on the date the Company becomes a Debtor shall continue to be permitted under this Section 6.02(q);

(r) (i) loans made by the Borrowers to Basell GmbH under the Intercompany Facility; and (ii) Investments by Basell GmbH in Foreign Subsidiaries with the proceeds of such loans; and

(s) Investments by the Company (for so long as it is not a Debtor) or any Non-Debtor Subsidiary not otherwise permitted by this Section 6.02 in an aggregate amount not to exceed $25,000,000; provided that, in the event the Company or any Non-Debtor Subsidiary becomes a Debtor, all such Investments made by such Person and outstanding on the date such Person becomes a Debtor shall continue to be permitted under this Section 6.02(s) (but shall, for the avoidance of doubt, be counted against the aggregate limit set forth herein).

Notwithstanding the foregoing, no Investments shall be made in any member of the Millennium Holdings Group other than Investments outstanding on the Initial Funding Date and set forth on Schedule 6.02(e).

SECTION 6.03. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party under the Loan Documents;

(b) Indebtedness existing or outstanding on the Initial Funding Date and, to the extent such Indebtedness is of Debtors or otherwise represents Financial Indebtedness in excess of $1,000,000 on an individual basis or $25,000,000 in the aggregate or Indebtedness (which is not Financial Indebtedness) in excess of $10,000,000 on an individual basis or $25,000,000 in the aggregate, listed on Schedule 6.03(b) and, except with respect to any such Indebtedness of Debtors, any Permitted Refinancing thereof;

(c) Guarantees by (i) the Company or any Subsidiary in respect of Indebtedness of any Debtor (other than any Foreign Debtor) otherwise permitted hereunder, (ii) the Company (for so long as it is not a Debtor), any Foreign Debtor or any Non-Debtor Subsidiary in respect of Indebtedness of any Foreign Debtor that is a Loan Party or any other Loan Party that is not a Debtor otherwise permitted hereunder, provided that, in the case of this clause (ii), in the event the Company or any Non-Debtor Subsidiary becomes a Debtor, all such Guarantees made by such Person and outstanding on the date such Person becomes a Debtor shall continue to be permitted under this Section 6.03(c)(ii), (iii) any Subsidiary that is not a Loan Party in respect of Indebtedness of any other Subsidiary otherwise permitted hereunder and (iv) any Foreign Subsidiary (other than any Foreign Debtor) of Indebtedness of any other Foreign Subsidiary permitted under Section 6.03(e) or Section 6.03(l); provided that, in each case, if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(d) Indebtedness of (i) any Debtor (other than any Foreign Debtor) owing to any other Debtor, (ii) any Foreign Debtor that is a Loan Party or any

Loan Party that is not a Debtor owing to any other Foreign Debtor that is a Loan Party or any other Loan Party that is not a Debtor, provided that, in the case of this clause (ii), in the event the Company or any Non-Debtor Subsidiary becomes a Debtor, all such Indebtedness incurred by such Person and outstanding on the date such Person becomes a Debtor shall continue to be permitted under this Section 6.03(d)(ii), (iii) any Subsidiary owing to any other Subsidiary that is not a Loan Party; provided that any Indebtedness owing by a Loan Party to a Subsidiary that is not a Loan Party shall be subordinated to the Obligations pursuant to the Intercompany Subordination Agreement, to the extent required thereby, within thirty (30) days of the Effective Date or, if later, the date on which such Indebtedness is incurred;

(e) Indebtedness of (i) the Company (for so long as it is not a Debtor) or any Non-Debtor Subsidiary incurred in the ordinary course of business not to exceed $25,000,000 in the aggregate at any one time outstanding for the Company and all Non-Debtor Subsidiaries and (ii) any Debtor incurred in the ordinary course of business not to exceed $2,000,000 in the aggregate at any one time outstanding for all Debtors, and in each case:

(i) representing Capitalized Leases or;

(ii) solely in the case of the Company (for so long as it is not a Debtor) or any Non-Debtor Subsidiary, constituting Indebtedness incurred to finance the acquisition of, or cost of design, construction, installation, repair, addition to or improvement of, property or assets of the Company or any Subsidiary used in the ordinary course of business of the Company or any Subsidiary; provided, however, that such Indebtedness shall not exceed the cost of such property or assets or repair or improvement thereof and shall not be secured by any property or assets of the Company or any Subsidiary other than the property and assets so acquired;

provided that, in the case of clause (i) above, in the event the Company or any Non-Debtor Subsidiary becomes a Debtor, all such Indebtedness incurred by such Person and outstanding on the date such Person becomes a Debtor shall continue to be permitted under Section 6.03(e)(i) (but shall, for the avoidance of doubt, be counted against the aggregate limit set forth therein and not against the aggregate limit set forth in Section 6.03(e)(ii));

(f) Swap Contracts that are incurred for the purpose of (i) fixing or hedging interest rate or currency risk with respect to any fixed or floating rate Indebtedness permitted under this Agreement or any receivable or liability the payment of which is determined by reference to a foreign currency; provided that the notional principal amount of any such Swap Contract does not exceed the principal amount of the Indebtedness to which such Swap Contract relates or (ii)

managing fluctuations in the price or cost of raw materials, emission rights, manufactured products or related commodities or (iii) hedging the potential exposure in respect of certain executives’ and employees’ options over, or stock appreciation rights in relation to shares of Royal Dutch Shell plc and BASF AG; provided that, in each case, such obligations are entered into in the ordinary course of business and consistent with past practice to hedge or mitigate risks to which the Company or any of its Subsidiaries are exposed in the conduct of its business or the management of its liabilities and not for speculative purposes;

(g) Indebtedness under the Senior First Lien Debt, Senior Second/Third Lien Debt and the Existing Notes and the Guarantees thereof;

(h) Indebtedness arising from agreements of the Company or a Subsidiary providing for indemnification, adjustment of purchase price, earn out or similar obligations, in each case, incurred in connection with the disposition or acquisition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and the Subsidiary in connection with such disposition except to the extent the Company or relevant Subsidiary has a liability in respect of such business, asset or subsidiary before (and not created in contemplation of) such disposition;

(i) Indebtedness in respect of overdrafts and related liabilities arising in the ordinary course of business from cash management services or in connection with any automated clearing house transfers of funds, including pursuant to any Treasury Services Agreement;

(j) any Indebtedness of the Company (for so long as it is not a Debtor) owing to any of its Subsidiaries (other than any Debtor) incurred in connection with Standard Securitization Undertakings or Receivables Financings which constitute Standard Securitization Undertakings, to the extent permitted and permitted not to be subordinated pursuant to the Intercompany Subordination Agreement, the purchase of accounts receivable and related assets by the Company (for so long as it is not a Debtor) from any such Subsidiary which assets are subsequently conveyed by the Company to a Securitization Entity in a Securitization Transaction; provided that, in the event the Company or any Non-Debtor Subsidiary becomes a Debtor, all such Indebtedness owed by the Company on the date it becomes a Debtor and such Indebtedness owed to any Non-Debtor Subsidiary on the date it becomes a Debtor shall continue to be permitted under this Section 6.03(j);

(k) Indebtedness consisting of obligations of the Company and the Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with any acquisition, Investment, or Disposition expressly permitted hereunder;

(l) Indebtedness of the Company (for so long as it is not a Debtor) or any Non-Debtor Subsidiary, in an aggregate principal amount not to exceed $100,000,000 at any time outstanding; provided that, in the event the Company or any Non-Debtor Subsidiary becomes a Debtor, all such Indebtedness incurred by such Person and outstanding on the date such Person becomes a Debtor shall continue to be permitted under this Section 6.03(l) (but shall, for the avoidance of doubt, be counted against the aggregate limit set forth herein);

(m) Indebtedness of the Company or any of its Subsidiaries represented by letters of credit, bank guarantees, bankers’ acceptances and warehouse receipts for the account of the Company or such Subsidiary or similar instruments, as the case may be, in order to provide security for workers’ compensation or environmental claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(n) obligations in respect of, tender, bid, judgment, appeal, performance or governmental contract bonds and completion guarantees, surety, standby letters of credit and warranty and contractual service obligations of a like nature, trade letters of credit and documentary letters of credit and similar bonds or guarantees provided by the Company or any Subsidiary of the Company in the ordinary course of business;

(o) (i) the incurrence by the Company or a Subsidiary of Indebtedness pursuant to the DIP Term Loan Facility in an aggregate principal amount not to exceed $6,500,000,000 at any one time outstanding (of which not more than $3,250,000,000 shall be NM Loans (as defined in the Intercreditor Agreement)), reduced in each case by the aggregate amount of prepayments pursuant to the DIP Term Loan Facility, (ii) the incurrence by the Company (for so long as it is not a Debtor) or a Non-Debtor Subsidiary of Indebtedness pursuant to any Asset Backed Credit Facility and (iii) the incurrence by the Company (for so long as it is not a Debtor) or a Non-Debtor Subsidiary of any Receivables Financing permitted hereunder that is not recourse to the Company or any Subsidiary of the Company (except for Standard Securitization Undertakings); provided that, in the event the Company or any Non-Debtor Subsidiary becomes a Debtor, all such Indebtedness incurred by such Person and outstanding on the date such Person becomes a Debtor shall continue to be permitted under this Section 6.03(o) (but shall, for the avoidance of doubt, be counted against the aggregate limit set forth herein and in the definitions of “Asset Backed Credit Facility” and “Receivables Financing” or, in the case of the Berre Facility or the European Securitization Transaction, in the respective definitions thereof);

(p) Indebtedness of the Company (for so long as it is not a Debtor) or a Non-Debtor Subsidiary to any of its Subsidiaries incurred in connection with the purchase of accounts receivable and related assets by the Company or such Subsidiary from any such Subsidiary which assets are subsequently conveyed by the Company or such Subsidiary to a Securitization Entity in a Securitization Transaction; provided that, in the event the Company or any Non-Debtor Subsidiary becomes a Debtor, all such Indebtedness incurred by such Person and outstanding on the date such Person becomes a Debtor shall continue to be permitted under this Section 6.03(p);

(q) Indebtedness consisting of take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(r) Indebtedness arising from the honoring by a bank or other financial institution of a check or draft or similar instrument drawn against insufficient funds, overdrafts and money market lines, in each case in the ordinary course of business;

(s) Guarantees existing on the Initial Funding Date by any Foreign Subsidiary whose activities are limited to holding shares in any Specified Saudi Joint Venture in respect of Indebtedness of such Specified Saudi Joint Venture in an aggregate principal amount not to exceed $27,000,000 individually (or $81,000,000 in the aggregate) (but only to the extent that (i) the creditors under the relevant agreement have no direct or indirect recourse to the Company or any of its Subsidiaries other than such Foreign Subsidiary and (ii) the recourse those creditors have to such Foreign Subsidiary is limited to the proceeds (if any) of dividends received by such Foreign Subsidiary in respect of such Foreign Subsidiary’s Investment in such Specified Saudi Joint Venture and the Equity Interest of such Specified Saudi Joint Venture or such Foreign Subsidiary); and

(t) (i) Indebtedness of Basell GmbH under the Intercompany Facility as a result of loans made by the Borrowers thereunder and (ii) Indebtedness of Foreign Subsidiaries to Basell GmbH with the proceeds of such loans.

SECTION 6.04. Fundamental Changes. Merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) (i) any Debtor (other than a Borrower or any Foreign Debtor) may merge or amalgamate with any other Debtor (other than any Foreign Debtor), (ii) any Non-Debtor Subsidiary may merge or amalgamate with the Company (for so long as it is not a Debtor) or one or more Non-Debtor Subsidiaries, (iii) any Foreign Debtor (other than the Company or Basell GmbH) may merge or amalgamate with any other Foreign Debtor (other than the Company or Basell GmbH) and (iv) any Borrower may merge or amalgamate with any other Borrower; provided that, in each case, when any Person that is a Loan Party is merging with a Subsidiary, a Loan Party shall be the continuing or surviving Person or such Subsidiary shall become a Loan Party under the terms hereof; and

(b) (i) any Debtor (other than a Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Debtor (other than any Foreign Debtor), (ii) any Non-Debtor Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company (for so long as it is not a Debtor) or to another Non-Debtor Subsidiary, (iii) any Foreign Debtor (other than the Company or Basell GmbH) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any other Foreign Debtor and (iv) any Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any other Borrower; provided that, in each case, if the transferor in such a transaction is a Guarantor, then (i) the transferee must be a Loan Party or become a Loan Party or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Subsidiary which is not a Loan Party in accordance with Section 6.02 (other than Section 6.02(e)) and Section 6.03, respectively; and

(c) any non-Material Subsidiary of the Company (other than a Borrower) may dissolve or liquidate so long as at the time of such dissolution or liquidation such non-Material Subsidiary has no or only de minimis assets.

SECTION 6.05. Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete, redundant, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of property in the ordinary course of business to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property; provided that, in each case, the proceeds of such Disposition are retained and applied by the entity making the Disposition to purchase such replacement property;

(d) (i) Dispositions of property by any Debtor to any other Debtor (other than any Foreign Debtor) or (ii) Dispositions of property of any Non-Debtor Subsidiary to the Company or any Subsidiary; provided that if the transferor of such property is a Loan Party, (A) the transferee thereof must be a Loan Party or (B) if such transaction constitutes an Investment, such transaction is permitted under Section 6.02;

(e) Dispositions permitted by Section 6.04 and Section 6.06 and Liens permitted by Section 6.01;

(f) Dispositions of cash and Cash Equivalents;

(g) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of the Company and the Subsidiaries;

(h) transfers of property as a result of Casualty Events;

(i) Dispositions of property by the Company or any Subsidiary not otherwise permitted under this Section 6.05 the proceeds (net of costs associated with such Disposition) of which do not to exceed $25,000,000 in the aggregate; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) the Company or any of its Subsidiaries shall receive not less than 75% of the consideration for such Disposition in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received) and (iii) the Net Proceeds of such Disposition shall be used to prepay Loans to the extent required by Section 2.08(a);

(j) Dispositions by the Company (for so long as it is not a Debtor) or any Non-Debtor Subsidiary of inventory and accounts receivable in connection with Receivables Financings, Securitization Transactions or an Asset Backed Credit Facility and the Negromex Receivables Dispositions; and

(k) Dispositions disclosed in writing to the Lenders prior to the date hereof;

provided that any Disposition of any property pursuant to this Section 6.05 (except pursuant to Section 6.05(e) and (h)) and except for Dispositions from a Loan Party to any other Loan Party) shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is

Disposed of as expressly permitted by this Section 6.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents and the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

SECTION 6.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) (i) any Foreign Debtor or any Non-Debtor Subsidiary may make Restricted Payments to any Loan Party that is its direct parent or which is paid to a Loan Party through any non-Loan Party that is its direct parent, (ii) each Debtor may make Restricted Payments to any other Debtor (other than any Foreign Debtor) and (iii) each Subsidiary that is not a Loan Party may make Restricted Payments to the Company and any other Subsidiary;

(b) Restricted Payments to any direct or indirect parent company of the Company for legal, audit, tax and other expenses directly relating to the administration of that parent company (or any of its parent companies) including customary compensation payable to that Person’s directors and employees, not to exceed €1,500,000 or the Dollar Equivalent Amount thereof in the aggregate;

(c) to the extent constituting Restricted Payments, the Company and its Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 6.04;

(d) directors’ fees (including non executive directors of the Company) or if the Company is a partnership, directors’ fees of the general partner of the Company, in an amount not to exceed €1,500,000 or the Dollar Equivalent Amount thereof; and

(e) distributions by any Subsidiary of the Company of chemicals to a holder of Equity Interests of such Subsidiary if such distributions are made pursuant to a provision in a joint venture agreement or other arrangement entered into in connection with the establishment of such Subsidiary, in each case as in existence on the Initial Funding Date and set forth on Schedule 6.06(e), that requires such holder to pay a price for such chemicals equal to that which would be paid in a comparable transaction negotiated on an arm’s-length basis (or pursuant to a provision that imposes a substantially equivalent requirement).

SECTION 6.07. Change in Nature of Business; Organizational Documents. Engage in any material line of business substantially different from a Permitted Business or in the case of any Debtor, except as required by the Bankruptcy Code, make any material change to its Organization Documents.

SECTION 6.08. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than:

(a) (i) transactions exclusively between or among any Debtors (other than any Foreign Debtor), (ii) transactions exclusively between or among any Foreign Debtors that are Loan Parties and/or any Loan Parties that are not Debtors, (iii) transactions exclusively between or among any Subsidiaries that are not Loan Parties and (iv) transactions exclusively between or among the Company and any of its Subsidiaries or exclusively between or among any Subsidiaries that are expressly contemplated by this Agreement to be between or among such Persons; provided, that in each case such transactions are not otherwise prohibited by this Agreement;

(b) reasonable fees and compensation paid to and employee benefit arrangements, customary insurance and indemnity provided on behalf of, officers, directors, managers, employees or consultants of the Company or any of its Subsidiaries as determined in good faith by the independent directors of the Board of Directors of the Company and in effect on the Initial Funding Date;

(c) any agreement as in effect as of the Initial Funding Date set forth on Schedule 6.08;

(d) Investments of the type described in clauses (b), (c), (d), (g), (k) and (l) of Section 6.02 and Restricted Payments made in compliance with Section 6.06;

(e) transactions between any of the Company (for so long as it is not a Debtor), any of its Subsidiaries (other than Debtors) and any Securitization Entity in connection with a Securitization Transaction, provided that (x) in each case, such transactions are not otherwise prohibited hereby and (y) in the event the Company or any Non-Debtor Subsidiary becomes a Debtor, any such transactions to which such Person is a party in existence on the date such Person becomes a Debtor shall continue to be permitted under this Section 6.08(e);

(f) transactions with customers, clients, suppliers, distributors or other purchases or sales of goods or services, in each case for fair value and entered into in the ordinary course of business and consistent with past practice and to the extent otherwise permitted by this Agreement;

(g) transactions with Permitted Joint Ventures entered into on an arm’s length basis in the ordinary course of business and consistent with past practice and to the extent otherwise permitted by this Agreement;

(h) dividends and distributions to the Company and its Subsidiaries by any joint venture; and

(i) transactions otherwise permitted by this Agreement entered into in the ordinary course of business and on terms that are no less favorable to the Company or the relevant Subsidiary than those terms that might reasonably have been obtained in a comparable transaction at such time on an arm’s length basis by the Company or the relevant Subsidiary and an unrelated Person or, if no such comparable transaction with a Person who is not an Affiliate is available on terms that are fair from a financial point of view to the Company or such Subsidiary as certified by an Independent Financial Advisor; provided that (x) the Chief Restructuring Officer and the Board of Directors of the Company or the board of directors of the relevant Subsidiary and the board of directors of the relevant Subsidiary must approve each transaction with an Affiliate to which they are a party that involves aggregate payments or other property with a fair market value in excess of $25,000,000, such approval to be evidenced by a board resolution that states that the Board of Directors of the Company has determined that the transaction complies with the foregoing provisions and (y) if the Company or any Subsidiary enters into a transaction with an Affiliate that involves payments or other property with an aggregate fair market value of more than $100,000,000, then prior to the consummation of such transaction, the parties to such transaction must obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and deliver the same to the Administrative Agent.

SECTION 6.09. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Subsidiary that is not a Guarantor to make Restricted Payments to any Borrower or any Guarantor or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which

(i) (A) exist on the Initial Funding Date and (to the extent not otherwise permitted by this Section 6.09) are listed on Schedule 6.09 and (B) to the extent Contractual Obligations permitted by clause (A) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such Contractual Obligation,

(ii) represent Indebtedness of a Subsidiary that is not a Loan Party which is permitted by Section 6.03 so long as such restrictions are not more burdensome than those in existence on the Initial Funding Date,

(iii) arise in connection with any Disposition permitted by Section 6.04 or Section 6.05 and relate solely to the assets or Person subject to such Disposition,

(iv) are customary negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 6.03(l) , subject to a Lien permitted by Section 6.01(u), but solely to the extent any negative pledge relates to the property financed by such Indebtedness,

(v) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby entered into in the ordinary course of business and consistent with past practice so long as such restrictions relate only to the assets subject thereto,

(vi) comprise customary restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 6.03(e) entered into in the ordinary course of business and consistent with past practice and to the extent that such restrictions apply only to the property or assets securing such Indebtedness,

(vii) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business,

(viii) comprise restrictions imposed by the Senior First Lien Credit Agreement, the Senior Second/Third Lien Interim Loan Agreement, the Existing Notes and the DIP Term Loan Facility and, in each case, all documents entered into in connection therewith as contemplated thereby, in each case as in effect on the Initial Funding Date, or comprise customary restrictions imposed by any other Asset Backed Credit Facility, Receivables Financing or Securitization Transaction otherwise permitted by this Agreement,

(ix) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, and

(x) are customary restrictions in construction loans, purchase money obligations, Capitalized Leases, security agreements or mortgages securing Indebtedness of the Company or a Subsidiary to the extent such restrictions restrict the transfer of the property subject to such Capitalized Leases, security agreements or mortgages.

SECTION 6.10. Anti-Money Laundering. Each Loan Party will use commercially reasonable efforts to ensure that no funds used to pay the obligations under the Loan Documents are derived from any unlawful activity.

SECTION 6.11. Financial Covenants.

(a) Minimum Cumulative Consolidated EBITDAR. Permit, for any Test Period, Consolidated EBITDAR to be less than the amount set forth opposite such Test Period below:

Test Period	Minimum Cumulative Consolidated EBITDAR
January 1, 2009 to January 31, 2009	$(74,000,000)
January 1, 2009 to February 28, 2009	$(75,000,000)
January 1, 2009 to March 31, 2009	$(47,000,000)
January 1, 2009 to April 30, 2009	$100,000,000
January 1, 2009 to May 31, 2009	$307,000,000
January 1, 2009 to June 30, 2009	$522,000,000
January 1, 2009 to July 31, 2009	$704,500,000
January 1, 2009 to August 31, 2009	$887,000,000
January 1, 2009 to September 30, 2009	$1,069,500,000
January 1, 2009 to October 31, 2009	$1,221,900,000
January 1, 2009 to November 30, 2009	$1,374,300,000
January 1, 2009 to December 31, 2009	$1,526,700,000

(b) Minimum Liquidity. Permit, as of the close of business on any Business Day, Liquidity to be less than $500,000,000; provided that, if at the close of business on any Business Day Liquidity is less than $500,000,000 but greater than $450,000,000, it shall not constitute a Default or Event of Default if Liquidity is equal to or greater than $500,000,000 at the close of business on each of the five (5) consecutive Business Days immediately following such date; provided, further, that the foregoing proviso shall only be applicable up to a maximum of two (2) times during the term of this Agreement.

(c) Limitation on Capital Expenditures. Permit the aggregate amount of Capital Expenditures (other than Excluded Capital Expenditures) made during any period below to exceed the amount set forth opposite such period below:

Capital Expenditure Test Period	Cumulative Capital Expenditure Amount
January 1, 2009 to March 31, 2009	$250,000,000
January 1, 2009 to June 30, 2009	$500,000,000
January 1, 2009 to September 30, 2009	$700,000,000
January 1, 2009 to December 31, 2009	$840,000,000

SECTION 6.12. Accounting Changes. Make any change in its Fiscal Year.

SECTION 6.13. Prepayments, Etc. of Indebtedness. (a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that, subject to the terms of the Final Order and Section 7.01(q), payments of regularly scheduled interest shall be permitted) any contractually subordinated Indebtedness (other than ordinary course intercompany Indebtedness otherwise permitted under Section 6.03), the Senior First Lien Debt, the Senior Second/Third Lien Debt or the Existing Notes (such Indebtedness, “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except, other than in the case of the Senior First Lien Debt, the Senior Second/Third Lien Debt and the Existing Notes, the refinancing thereof with the net proceeds of any Permitted Refinancing otherwise permitted under Section 6.03.

(b) Amend, modify or change in any manner adverse to the interests of the Lenders in violation of the terms of the Intercreditor Agreement any term or condition of any Junior Financing Documentation without the consent of the Required Lenders.

SECTION 6.14. Holding Company. The Company shall not conduct, transact or otherwise engage in any business or operations other than (i) those incidental to its ownership of the Equity Interests of its Subsidiaries, (ii) those incidental to the maintenance of its legal existence, (iii) the performance of the Loan Documents, the Collateral Documents to which it is a party, the Existing Notes (only to the extent that the Company is a party thereto on the date hereof), the Senior First Lien Debt, the Senior Second/Third Lien Debt, and the DIP Term Loan Facility, (iv) any public offering of its common stock or any other issuance of its Equity Interests not prohibited by Article VII, (v) any transaction that the Company has entered into on or prior to the Effective Date, (vi) obligations of the Company under European Securitization Transactions in effect on the Effective Date, (vii) performance guarantees made in the ordinary course of business, (viii) non-speculative hedging obligations, (ix) the making of loans or payments to Subsidiaries as permitted hereunder, (x) the provisions of administrative and management services to Subsidiaries of a type customarily provided by a holding company to its subsidiaries and employing employees whose services are required for the operation of the Company and its Subsidiaries and other administrative and management services to holding companies of the Company, and (xi) rights under and liabilities incurred resulting from Taxes or loans being made to it, as the same are permitted hereunder.

SECTION 6.15. Chapter 11 Claims. In the case of the Debtors, incur, create, assume, suffer to exist or permit any other Superpriority Claim or Lien which is (x) senior to or (y) except as set forth in the Orders with respect to the DIP Term Loan Facility, pari passu with, the Obligations hereunder in each case except (i) for the Carve-Out and (ii) solely in the case of any Foreign Debtor, pursuant to any Guarantee or Lien existing on the Petition Date or pursuant to non-U.S. Debtor Relief Laws (or proceedings thereunder).

SECTION 6.16. Amendments to DIP Term Loan Agreement. Amend, modify, waive or otherwise change any provision of the DIP Term Loan Agreement in a manner that violates the terms of the Intercreditor Agreement.

SECTION 6.17. Carve-Out. Permit any portion of the Carve-Out, any Cash Collateral or any proceeds of the Facilities to be used for the payment of the fees and expenses of any Person incurred challenging, or in relation to the challenge of, (i) any of the Lenders’ Liens or claims, or the initiation or prosecution of any claim or action against any Lender, including any claim under Chapter 5 of the Bankruptcy Code, in respect of any of the Existing Primed Secured Facilities and (ii) any claims or causes of actions against the Lenders under the Existing Primed Secured Facilities, their respective advisors, agents and sub-agents, including formal discovery proceedings in anticipation thereof, and/or challenging any Lien of the Lenders under the Existing Primed Secured Facilities, or permit more than $25,000 of the Carve-Out, any Cash Collateral or proceeds of the Facilities to be used by any committee or any representative of the estate to investigate claims and/or Liens of the lenders under the Existing Primed Secured Facilities. Permit the Carve-Out, if and to the extent invoked pursuant to the Orders, to be allocated in a manner other than one-third against the ABL Collateral and two-thirds against the Term Loan Collateral.

SECTION 6.18. Credit and Collection Policy Modifications. Make any changes in the Credit and Collection Policy that would be reasonably likely to impair the collectibility of the Receivables included in the Borrowing Base.

ARTICLE 7.

EVENTS OF DEFAULT

SECTION 7.01. Events of Default. Any of the following shall constitute an event of default (“Events of Default”):

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in Section 5.03, Section 5.06 (solely with respect to the Company and the Borrowers), Section 5.18, Section 5.20 and Article 6; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 7.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues i) for fifteen (15) days (provided that, in the case of a failure to comply with Section 5.19, if the Company and its Subsidiaries are not diligently pursuing the cure of any such failure, such fifteen (15) day period may be terminated by the Administrative Agent), or ii) solely with respect to a failure to comply with Section 5.04 or Section 5.16, five (5) days, after the earlier of (1) the actual knowledge of a Responsible Officer of the Company and (2) notice thereof by the Administrative Agent or the Required Lenders to the Company or the Borrowers’ Agent or iii) solely with respect to a failure to comply with Section 5.22, one (1) Business Day; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, in any Borrowing Base Certificate or in any other document that is an exhibit to a Loan Document (or any certification by a Company Financial Officer or the Borrowers’ Agent expressly contemplated by this Agreement) shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. Except to the extent resulting or arising from the Cases, the Company or any Subsidiary (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) (A) in respect of any Indebtedness under the DIP Term Loan Facility or in respect of any other Indebtedness (other than Indebtedness hereunder) (which, in the case of Indebtedness of any Chapter 11 Filer, was incurred post-petition) the outstanding principal amount of which exceeds $15,000,000, in the case of the Company (for so long as it is not a Debtor) or any Non-Debtor Subsidiary or $5,000,000, in the case of any Debtor, or (B) in respect of any Guarantee (other than Guarantees permitted under Section 6.03(s)) of Indebtedness (which, in the case of Indebtedness of any Chapter 11 Filer, was incurred post-petition) the outstanding principal amount of which exceeds $15,000,000, in the case of the Company (for so long as it is not a Debtor) or any Non-Debtor Subsidiary or $5,000,000, in the case of any Debtor, or (ii) fails to observe or perform any other agreement or condition relating to any Indebtedness referred to in clause (i)(A) above (including under the DIP Term Loan Facility) or Guarantee Obligation referred to in clause (i)(B) above, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (including under the DIP Term Loan Facility) or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required (but after the expiration of all grace periods applicable thereto), such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its Stated Maturity or such Guarantee Obligation to become payable; provided, that this clause (e) shall not apply to (A) any default under the 2015 Notes so long as the holders of the 2015 Notes are not exercising, and (other than in respect of the Company) are not permitted, by operation of Law or contract, to exercise, remedies with respect to the Indebtedness owing thereunder or collateral pledged in support thereof, (B) the failure to pay any Existing Primed Secured Facility due to compliance with Section 2.08(a) hereof, and (C) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided, further, that for purposes of this Section 7.01(e) no default shall be deemed to have occurred with respect to the 2027 Notes solely due to the acceleration in and of itself of the Indebtedness owing under the 2015 Notes so long as (x) the holders of the 2015 Notes are not permitted, by operation of Law or contract, to exercise remedies (other than in respect of the Company) with respect to the Indebtedness owing thereunder or collateral pledged in support thereof and (y) no actions are being taken with respect to the 2027 Notes by the holders thereof which such holders have the right to take by operation of Law or contract; provided, further, that no Event of Default shall be deemed to have occurred under this Section 7.01(e) unless such failure is unremedied and is not waived, or subject to forbearance, by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to the final paragraph of this Section 7.01; or

(f) Insolvency Proceedings, Etc. Any of the Company, any Loan Party other than a Chapter 11 Filer or any Material Subsidiary other than a Chapter 11 Filer (or, prior to the Effective Date, any Subsidiary other than a Chapter 11 Filer) to the fullest extent permitted under applicable mandatory provisions of law institutes or consents to the institution of any proceeding under any Debtor Relief Law or files for the opening of insolvency proceedings (other than the filing by the Company with the Bankruptcy Court of a voluntary petition initiating proceedings under Chapter 11 of the Bankruptcy Code) or makes an assignment for the benefit of creditors generally; or applies for or consents to the appointment of any receiver, trustee (not being a custodian), custodian, conservator, liquidator (not being a bewindvoerder), rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property under any applicable Debtor Relief Laws; or a third person files for the opening of insolvency proceedings against such Person that result in the entry of an order for relief or remains undismissed, undischarged or unstayed for sixty (60) calendar days; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any of the Company, any Loan Party other than a Chapter 11 Filer or any Material Subsidiary other than a Chapter 11 Filer (or, prior to the Effective Date, any Subsidiary other than a Chapter 11 Filer) becomes unable or admits in writing its inability or is generally not able to pay its debts in excess of $15,000,000 as they become due (other than (x) the failure to pay any Existing Primed Secured Facility due to compliance with Section 2.08(a) hereof and (y) in the case of the 2015 Notes, to the extent such failure to pay would not constitute an Event of Default under Section 7.01(e)), or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Company and the Foreign Guarantors taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy in each case, for the purposes of any Subsidiary domiciled in the United Kingdom, ignoring the deeming provisions of Section 123(1)(a) of the Insolvency Act 1986; or

(h) Judgments. Any judgments which are in the aggregate in excess of $50,000,000 as to any obligation (which, in the case of the Chapter 11 Filers only, arose post-petition) shall be rendered against the Debtors or other Loan Parties or any other Material Subsidiaries and the enforcement thereof shall not be stayed (by operation of law, the rules or orders of a court with jurisdiction over the matter or by consent of the party litigants); or there shall be rendered against the Debtors or other Loan Parties or any other Material Subsidiaries a nonmonetary judgment with respect to any event (which, in the case of the Chapter 11 Filers only, arose post-petition) which causes or would reasonably be expected to cause a Material Adverse Effect; or

(i) Invalidity of Guarantees or Loan Documents. Any material portion of any Loan Document (including for the avoidance of doubt the Guarantees of the Loans), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.04 or Section 6.05)or as a result of acts or omissions by the Administrative Agent or Collateral Agent or any Lender or the satisfaction in full of all the Obligations (subject, in the case of the Foreign Guarantors (including for the avoidance of doubt the Company and Basell GmbH), to the Agreed Security Principles, the Legal Limitations and the Legal Reservations), ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the payment Obligations and termination of the Total Commitments), or purports in writing to revoke or rescind any Loan Document; or it becomes unlawful for any Loan Party to perform any of its payment Obligations under the Loan Documents; or

(j) Change of Control. There occurs or shall exist any Change of Control; or

(k) Collateral Documents. Subject in the case of any Foreign Guarantor to the Agreed Security Principles, the Legal Limitations and the Legal Reservations, any Collateral Document after delivery thereof pursuant to Section 4.01, 5.13 or 5.15 shall for any reason (other than pursuant to the terms hereof or thereof or solely as a result of acts or omissions of the Administrative Agent or any Lender) cease to create a valid and perfected Lien, with the priority required by the Orders and the Collateral Documents and the Intercreditor Agreement on and security interest in any material portion of the Collateral, subject to Liens permitted under Section 6.01; or

(l) ERISA. An ERISA Event or any similar event with respect to a Foreign Plan occurs which, together with all other ERISA Events (or similar events with respect to Foreign Plans) that have occurred, has resulted or could reasonably be expected to result in a Material Adverse Effect; or

(m) Collateral Availability. Collateral Availability shall for a period of more than one (1) Business Day be less than $100,000,000; or

(n) Dismissal or Conversion of Cases. Any of the Cases of the Debtors shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or any Debtor shall file a motion or other pleading seeking the dismissal of any of the Cases of the Debtors under Section 1112 of the Bankruptcy Code or otherwise without the consent of the Required Lenders (or, if prior to the Effective Date, each of the Lenders); a trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code, a responsible officer or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code shall be appointed in any of the Cases of the Debtors; the Board of Directors of any Borrower shall authorize a liquidation of such Borrower’s business; or an application shall be filed by any Debtor for the approval of any other Superpriority Claim (other than the Carve-Out) in any of the Cases of the Debtors which is pari passu with or senior to the claims of the Administrative Agent and the Lenders against any Borrower or any other Debtor hereunder or under any of the other Loan Documents, or there shall arise or be granted any such pari passu or senior Superpriority Claim; or

(o) Relief from Automatic Stay. The Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to the holder or holders of any security interest to (i) permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of any of the Debtors which have a value in excess of $15,000,000 in the aggregate or (ii) permit other actions that would have a material adverse effect on the Debtors or their estates (taken as a whole); or

(p) Orders. (i) The Final Order Entry Date shall not have occurred by March 6, 2009, (ii) an order of the Bankruptcy Court shall be entered reversing, amending, supplementing, staying for a period of five (5) days or more, vacating or otherwise amending, supplementing or modifying the Interim Order or the Final Order, or any of the Borrowers, the Company or any Subsidiary shall apply for authority to do so, without the prior written consent of the Required Lenders, (iii) the Interim Order or Final Order shall cease to create a valid and perfected Lien or to be in full force and effect or (iv) any of the Loan Parties or any Subsidiary shall fail to comply with the Orders; or

(q) Pre-Petition Payments. Except as permitted by the Orders or as otherwise agreed to by the Required Lenders, any Debtor shall make any Pre-Petition Payment other than (i) Pre-Petition Payments authorized by the Bankruptcy Court in accordance with “first day” orders entered into on or prior to the date hereof or other orders of the Bankruptcy Court entered with the consent of (or non-objection by) the Required Lenders or (ii) Pre-Petition Payments set forth on Schedule 7.01(q); or

(r) Invalid Plan. A plan shall be confirmed in any of the Cases of the Debtors that does not provide for termination of the Commitments and payment in full in cash of the Obligations under the Loan Documents on the effective date of such plan of reorganization or liquidation or any order shall be entered which dismisses any of the Cases of the Debtors and which order does not provide for termination of the Commitments and payment in full in cash of the Obligations or any of the Debtors shall seek support, or fail to contest in good faith the filing or confirmation of such a plan or the entry of such an order; or

(s) Supportive Actions. Any Loan Party or other Material Subsidiary shall take any action in support of any matter set forth in paragraph (n), (o), (p), (q) or (r) above or any other Person shall do so and such application is not contested in good faith by the Loan Parties and the relief requested is granted in an order that is not stayed pending appeal; or

(t) Material Impairment. The Company or any Subsidiary shall file a motion, pleading or proceeding which could reasonably be expected to result in a material impairment of the rights or interests of the Lenders or a determination by a court with respect to a motion, pleading or proceeding brought by another party which results in such a material impairment; or

(u) Invalidity of Sponsor Letter Agreement. Access, the Sponsor or any Affiliate of the Sponsor party to any Sponsor Letter Agreement fails to perform or observe any covenant or agreement contained in the Sponsor Letter Agreement to which it is a party; or any Sponsor Letter Agreement, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect; or Access, the Sponsor or any Affiliate of the Sponsor party to any Sponsor Letter Agreement contests in writing the validity or enforceability of any provision of the relevant Sponsor Letter Agreement; or Access, the Sponsor or any Affiliate of the Sponsor party to any Sponsor Letter Agreement denies in writing that it has any or further liability or obligation under the relevant Sponsor Letter Agreement, or purports in writing to revoke or rescind the relevant Sponsor Letter Agreement; or it becomes unlawful for Access, the Sponsor or any Affiliate of the Sponsor party to any Sponsor Letter Agreement to perform any of its obligations under the relevant Sponsor Letter Agreement.

then, and during the continuation of any such event, the Administrative Agent may, or at the written direction of the Required Lenders shall, by written or telecopied notice to the Borrowers (with a copy to counsel for the Official Creditors’ Committee appointed in the Cases and to the United States Trustee for the Southern District of New York), take any or all of the following actions, at the same or different times, in each case without further order of or application to the Bankruptcy Court (provided, that with respect to clause (iv) below and the enforcement of Liens or other remedies with respect to the Collateral under clause (v) below, the Administrative Agent shall provide the Borrowers (with a copy to counsel for the Official Creditors’ Committee in the Cases and to the United States Trustee for the Southern District of New York) with five (5) Business Days’ written notice prior to taking the action contemplated thereby; in any hearing after the giving of the aforementioned notice, the only issue that may be raised by any party in opposition thereto being whether, in fact, an Event of Default has occurred and is continuing): (i) terminate forthwith the Commitments, (ii) demand cash collateral as provided in Section 2.06(k), (iii) declare the Loans then outstanding to be forthwith due and payable, whereupon the principal of the Loans so declared due and payable, together with accrued interest and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder, shall become forthwith due and payable both as to principal and interest, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein to the contrary notwithstanding, (iv) set off amounts in the Cash Collateral Account or any other accounts maintained with the Administrative Agent and apply such amounts to the obligations of the Borrowers and the Guarantors hereunder and in the other Loan Documents and (v) exercise any and all remedies under the Loan Documents and under applicable law available to the Administrative Agent, the Collateral Agent and the Lenders.

ARTICLE 8

ADMINISTRATIVE AGENT

Each of the Lenders and Fronting Banks irrevocably authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms thereof together with such powers as are reasonably incidental thereto. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-

agents selected and appointed by such Administrative Agent. Each of the Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through Affiliates or its or its Affiliates’ employees. The exculpatory provisions of the following paragraphs shall apply to any such sub-agent, to the Affiliates of the Administrative Agent and any such sub-agent and to the directors, officers and employees of the Administrative Agent, any such sub-agent and their respective Affiliates.

The Administrative Agent is hereby expressly authorized and directed by the Lenders to the extent provided in this Agreement, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans and all other amounts due to the Lenders under the Loan Documents, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Borrowers of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrowers pursuant to the Loan Documents as received by the Administrative Agent.

Neither the Administrative Agent nor any of their directors, officers, employees or agents shall be liable as such for any action taken or omitted to be taken by it or them under the Loan Documents or in connection therewith (a) at the request or with the approval of the Required Lenders (or, if otherwise specifically required hereunder, the consent of all the Lenders) or (b) in the absence of its or their own bad faith, gross negligence or willful misconduct. Each Lender acknowledges that it has decided to enter into this Agreement and to extend the Loans hereunder based on its own analysis of the creditworthiness of the Borrowers and agrees that the Administrative Agent shall bear no responsibility for such creditworthiness.

The Administrative Agent shall not be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or due execution of the Loan Documents or any other agreements or certificates, requests, financial statements, notices or opinions of counsel or for any recitals, statements, warranties or representations contained in the Loan Documents or in any such instrument or be under any obligation to ascertain or inquire as to the performance or observance of any of the terms, provisions, covenants, conditions, agreements or obligations of the Loan Documents or any other agreements on the part of any Loan Party and, without limiting the generality of the foregoing, the Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to accept any certificate furnished pursuant to any Loan Document as conclusive evidence of the facts stated therein and shall be entitled to rely on any note, notice, consent, certificate, affidavit, letter, telegram, teletype or telecopy message, statement, order or other document which it reasonably believes to be genuine and correct and to have been signed or sent by the proper Person or Persons. It is understood and agreed that the Administrative Agent may exercise its rights and powers under other agreements and instruments to which it is or may be a party and engage in other transactions with Lyondell or any Subsidiary or other Affiliate as though it were not the agent of the Lenders hereunder.

The Administrative Agent may consult with legal counsel selected by it in connection with matters arising under the Loan Documents and any action taken or suffered in good faith by it in accordance with the opinion of such counsel shall be full justification and protection to it. The Administrative Agent may exercise any of its powers and rights and perform any duty under the Loan Documents through agents or attorneys.

The Lenders shall ratably, in accordance with their Credit Exposures at the time of demand for indemnification hereunder, indemnify the Administrative Agent, in its capacity as agent on behalf of the Lenders (to the extent not reimbursed by the Borrowers pursuant to the terms hereof and without limiting the obligations of the Borrowers to do so) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as results from such Administrative Agent’s gross negligence or willful misconduct) that such Administrative Agent may suffer or incur in connection with this Agreement or any action taken or omitted by it under the Loan Documents.

The Administrative Agent may at any time give 30 days’ prior written notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided that such successor shall comply with the requirements of Section 2.20(e) prior to becoming the successor under this Agreement; provided further that, so long as there has been no Event of Default, the Required Lenders shall not appoint a foreign agent as successor if such appointment would result in a tax gross-up or indemnification payment under this Agreement unless (i) the Required Lenders determine, in their reasonable discretion, that such appointment is necessary to avoid material adverse economic, legal or regulatory consequences, (ii) the appointment is at the request of the Borrowers’ Agent or (iii) the appointment is required by law. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security as nominee until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through an Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article 8 and Section 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Affiliates, and the officers, directors, partners, employees, agents, advisors and attorneys-in-fact of such Administrative and Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

The Lenders hereby acknowledge that the Administrative Agent shall not be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders or, where required, all the Lenders.

No Agent other than the Administrative Agent shall have any responsibility, obligation or liability whatsoever under the Loan Documents in such capacity (other than as set forth in Section 10.14).

ARTICLE 9

THE OBLIGORS

SECTION 9.01. Appointment and Authorization of Borrowers’ Agent. Each of the Borrowers irrevocably appoints and authorizes the Borrowers’ Agent,

as agent on its behalf, to exercise in its discretion all of the rights and powers of the Borrowers or any of them under the Loan Documents. Each of the Borrowers irrevocably agrees that the Agents and the Lenders may conclusively rely on the authority of the Borrowers’ Agent in the exercise of such rights and powers.

SECTION 9.02. Joint and Several Obligations. The obligations of the Borrowers under the Loan Documents shall be joint and several. The Agents and the Lenders may enforce against any one or more Borrowers the obligations of the Borrowers to make the payments due under the Loan Documents, and each Borrower shall be responsible to the Agents and the Lenders for the full amount of such payments due. The obligations of each of the Borrowers under the Loan Documents shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any other Loan Party under any Loan Documents, by operation of law or otherwise;

(ii) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of any other Loan Party under any Loan Documents;

(iii) any change in the existence, structure or ownership of any other Loan Party;

(iv) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any other Loan Party or its assets or any resulting release or discharge of any obligation of any other Loan Party under any Loan Documents;

(v) any invalidity or unenforceability relating to or against any other Loan Party for any reason of any Loan Documents, or any provision of applicable law or regulation purporting to prohibit the payment by any other Loan Party of the principal of or interest on any Note or any other amount payable by any other Loan Party under any Loan Documents; or

(vi) any other act or omission to act or delay of any kind by any other Loan Party or any other corporation or Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Borrowers’ obligations hereunder.

SECTION 9.03. Contribution; Subordination. Each Borrower (a “Contributing Borrower”) agrees that when a payment shall be made by any other Borrower under the Loan Documents upon enforcement thereof (such other Borrower, the “Claiming Borrower”), the Contributing Borrower shall indemnify the Claiming Borrower in an amount equal to the amount of such payment multiplied by a fraction of which the numerator shall be the net worth of the Contributing Borrower on December 31, 2007 (or, with respect to any Borrower becoming a party hereto after the Effective Date, the date such Contributing Borrower became a Borrower) and the denominator shall be the aggregate net worth of all Borrowers on December 31, 2007 (or, in the case of any Borrower becoming a party hereto after the Effective Date, the date such Borrower became a Borrower). All rights of the Borrowers under this Section and any other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of all amounts payable by the Borrowers pursuant to the Loan Documents.

ARTICLE 10

MISCELLANEOUS

SECTION 10.01. Notices. Except as specifically provided elsewhere herein, notices and other communications provided for herein shall be in writing and shall be delivered or mailed (or, if by telecopy or electronic communication equipment of the sending party, delivered by such equipment) addressed:

(a) If to any or all of the Borrowers, in all cases to the Borrowers’ Agent at:

Lyondell Chemical Company

1221 McKinney Street, Suite 700

Houston, Texas 77010

Telecopy: 713-652-4598

Attention of Treasury Department

(b) If to the Administrative Agent, in all cases to:

Citibank, N.A.

390 Greenwich Street

1st Floor

New York, New York 10013

Telecopy: 212-723-8721

Attention of David Jaffe

(c) If to any Lender, in all cases to it at its address as set forth in its Administrative Questionnaire or as it shall subsequently specify in writing to the Borrowers and the Administrative Agent.

(d) If to the Swingline Lender or Fronting Bank, to it at:

Citibank, N.A.

390 Greenwich Street

1st Floor

New York, New York 10013

Telecopy: 212-723-8721

Attention of David Jaffe

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement (other than telephonic notices permitted hereunder) shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or electronic communication equipment of the sender, or on the date five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 10.01.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrowers’ Agent, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

SECTION 10.02. No Waivers; Amendments. (a) No failure or delay of any Fronting Bank, any Agent or any Lender in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Fronting Banks and the Lenders under the Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have. Except as may be otherwise expressly provided herein, no waiver of any provision of this Agreement nor any consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (unless otherwise specified herein), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or any Fronting Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any Exhibit or Schedule hereto may be amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers’ Agent on behalf of the Borrowers and by the Required Lenders; provided, however, that no such agreement shall (i) increase the Commitment of any Lender, or subject any Lender to any additional obligation, without the prior written consent of such Lender, (ii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any Fee payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iii) amend or modify or otherwise affect the rights or duties of any Agent, any Fronting Bank or the Swingline Lender without its prior written consent, (iv) amend or modify the definition of “Required Lenders”, or otherwise change the percentage of Commitments or Credit Exposures, or the number of Lenders, which shall be required for the Lenders or any of them to take action hereunder, or increase the amount of the Total Commitment (including through any increase in the amount specified in Section 2.22(d)), or amend or modify Section 2.17, Section 2.19, this Section 10.02 or Section 10.05, in each case without the prior written consent of each Lender, (v) amend or modify the definitions of “Available Inventory”, “Available Receivables”, “Borrowing Base”, “Collateral Availability”, “Eligible Inventory”, “Eligible Receivables”, “Ineligible Inventory”, or “Ineligible Receivables”, in each case without the prior written consent of Lenders having aggregate Credit Exposures representing at least 66  2/3% of the sum of all Credit Exposures at such time; provided that any increase in any percentage set forth in the definition of “Available Inventory” or “Available Receivables”, or any amendment of the definition of “Available Inventory” or “Available Receivables” that would have the effect of so increasing any such percentage, shall require the prior written consent of each Lender or (vi) amend or modify the Superpriority Claim status of the Lenders under the Orders or under any other Loan Document, or waive or amend Section 7.01(m), or permit any release of Collateral or Guarantees under the Loan Documents except in accordance with subsection (c) below, in each case without the prior written consent of each Lender. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Defaulting Lender may not be increased or decreased without the consent of such Defaulting Lender (it being understood that a waiver of any condition precedent set forth in Article IV or waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitments).

(c) Any provision of the Collateral Documents or the Foreign Guarantee may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each Loan Party thereto whose consent to such amendment or waiver is required by the terms of such Loan Document and by and the Administrative Agent with the consent of the Required Lenders; provided that no such amendment or waiver shall, unless signed by all the Lenders, effect or permit a release of, or the consensual subordination of the Liens of the Collateral Documents on, all or substantially all of the Collateral or release all or substantially all of the aggregate value of the Guarantees under the Loan Documents. Notwithstanding the foregoing, Collateral (but not the proceeds thereof) shall be released from the Lien of the Collateral Documents, and a Loan Party (other than Lyondell) shall be released from such obligations, from time to time as necessary to effect any sale of assets, including the sale of a Subsidiary Loan Party, permitted by the Loan Documents, and the Administrative Agent shall execute and deliver all release documents reasonably requested to evidence such release (without the requirement of consent from any Lender).

(d) Any provision of the Intercreditor Agreement may be amended or waived on behalf of the Lenders by the Administrative Agent with the consent of the Required Lenders; provided that no such amendment shall change the order of priority of payments set forth in Section 4 of the Intercreditor Agreement without the written consent of each Lender adversely affected thereby.

(e) If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all affected Lenders, the consent of the Required Lenders is obtained but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is the same entity as the Administrative Agent is not a Non-Consenting Lender, at the Borrowers’ request, the Administrative Agent in its sole discretion (but shall have no obligation) or a Transferee with the Administrative Agent’s consent (not to be unreasonably withheld) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Lender that is the same entity as the Administrative Agent or to such Transferee, all of the Commitment and Loans of such Non-Consenting Lender for an amount equal to the outstanding principal amount of the

Loans by the Non-Consenting Lender plus all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Acceptance.

(f) It is understood that the operation of Section 2.22 in accordance with its terms is not an amendment subject to this Section 10.02.

(f) Notwithstanding the foregoing, any Loan Document may be amended by the Administrative Agent and the Borrowers to correct any typographical error or similar defect.

SECTION 10.03. Payments. Except as otherwise provided in this Agreement, all payments to be made by the Borrowers to the Lenders hereunder shall be made to the Administrative Agent in immediately available funds at Citibank, N.A., 388 Greenwich Street, New York, New York 10013, Attention: David Jaffe (Account Number 3685-2248, ABA 021000089 and Reference: Lyondell Chemical Company) not later than 12:30 p.m., New York City time, on the date due. Funds received after the applicable time shall be deemed to have been received by the Lenders on the following Business Day.

Unless otherwise provided herein, if any payment of principal, interest or any other amount payable by the Borrowers hereunder shall fall due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest, if any, in connection with such payment.

Upon receipt of any payment for the accounts of the Lenders hereunder, the Administrative Agent will promptly distribute to each Lender its share of such payment.

SECTION 10.04. Governing Law; Submission to Jurisdiction. (a) THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND (TO THE EXTENT APPLICABLE) THE BANKRUPTCY CODE.

(b) To the extent it may effectively do so under applicable law, each Borrower (i) irrevocably submits to the nonexclusive jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have (or abstains from) jurisdiction, any New York State or Federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to any Loan Document or any other document contemplated thereby, and (ii) irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) Each Borrower agrees, to the fullest extent it may effectively do so under applicable law, that a judgment in any suit, action or proceeding of the nature referred to in paragraph (b) above brought in any such court shall be conclusive and binding upon such Borrower and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which such Borrower is or may be subject) by a suit upon such judgment.

(d) To the extent it may effectively do so under applicable law, each Borrower consents to process being served in any suit, action or proceeding of the nature referred to in paragraph (b) by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the address of such Borrower set forth or referred to in Section 10.01. To the extent it may effectively do so under applicable law, each Borrower agrees that such service (i) shall be deemed in every respect effective service of process upon such Borrower in any such suit, action or proceeding and (ii) shall be taken and held to be valid personal service upon and personal delivery to such Borrower.

(e) Nothing in this Section 10.04 shall affect the right of any Agent or Lender to serve process in any manner permitted by law, or limit any right that any Agent or Lender may have to bring proceedings against any Borrower in the courts of any jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

SECTION 10.05. Expenses; Documentary Taxes; Indemnity. (a) The Borrowers shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent, the Fronting Banks, the Arrangers, the Lenders as of the Initial Funding Date and their respective Affiliates, including the reasonable fees, charges and disbursements of Davis Polk & Wardwell, special counsel for the Agents and any local counsel retained by them, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the Fronting Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out of pocket expenses incurred by the Administrative Agent, the Fronting Banks, the Arrangers or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Fronting Banks or any Lender, in connection with the enforcement or protection of its rights in connection with any Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout or restructuring in respect of such Loans or Letters of Credit.

(b) The Borrowers shall indemnify each Agent, each Fronting Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of any actual or threatened claim, litigation, investigation or proceeding, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, relating to (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations under the Loan Documents or the consummation of the transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by a Fronting Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by Lyondell or any of its Subsidiaries, or any Environmental Liability related in any way to Lyondell or any of its Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the generality of the foregoing, each Borrower hereby waives all rights for contribution or any other rights of recovery with respect to liabilities, losses, damages, costs and expenses arising under or related to Environmental Laws that it might have by statute or otherwise against any Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or the Borrowers or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Effective Date).

(c) The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Lenders or the Administrative Agent. All amounts due under this Section 10.05 shall be payable on written demand therefor.

SECTION 10.06. Survival of Agreements, Representations and Warranties, Etc. All warranties, representations and covenants made by any Loan Party herein or in any certificate or other instrument delivered by any Loan Party or on its behalf in connection with the Loan Documents shall be considered to have been relied upon by the Lenders and shall survive the making of the Loans and issuance of any Letters of Credit herein contemplated regardless of any investigation made by the Lenders or the Agents or on their behalf and shall continue in full force and effect so long as any amount due or to become due hereunder is outstanding and unpaid. The right of each Lender to receive payments pursuant to Sections 2.14, 2.16 and 2.20 shall survive the termination of this Agreement and the repayment of the Loans.

SECTION 10.07. Successors and Assigns. (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (including any Affiliate of a Fronting Bank that issues any Letter of Credit). No Borrower may assign or transfer any of its rights or obligations hereunder without the prior written consent of all of the Lenders.

(b) Each Lender may assign all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment (if still in existence) and the Loans at the time owing to it) to one or more assignees (other than (x) the Company, any Subsidiary or any of their respective Affiliates and (y) any natural Person); provided, however, that (i) except in the case of an assignment by a Lender to an Affiliate of such Lender, to another Lender or to a Related Fund of a Lender, the Administrative Agent (and, in the case of an assignment of all or a portion of a Commitment or any Lender’s obligations in respect of its LC Exposure or Swingline Exposure, regardless of the identity of the assignee, each Fronting Bank and the Swingline Lender) must consent to such assignment in writing (which consent may not be unreasonably withheld or delayed), (ii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement as a Lender, (iii) after giving effect to any such assignment, (A) the aggregate amount of the Credit Exposure of the assigning Lender (together with its Related Funds and its Affiliates) shall be either (x) $0 or (y) $10,000,000 or more and (B) the aggregate amount of the Credit Exposure of the assignee Lender (together with its Related Funds and its Affiliates) shall be in the case of a Lender, $10,000,000 or more (or, in any case, any other smaller amount agreed upon by the Administrative Agent); (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent for its acceptance and recording in the Register an Assignment and Acceptance, together with (except in the case of assignment to another Lender or an Affiliate or a Related Fund of a Lender) a processing and recordation fee of $3,500 (provided that only one such fee shall be required in the case of multiple assignments by a Lender on a single day to funds managed or advised by the same investment advisor if such funds are not Lenders hereunder); and (v) the Transferee, if not already a party thereto, shall agree to be bound by the Senior Forbearance Agreement with respect to its interest (if any) in the Senior First Lien Credit Agreement and the Bridge Forbearance Agreement with respect to its interest (if any) in the Senior Second/Third Lien Interim Loan Agreement. The Credit Exposures held by or assigned to or by any Person and its Related Funds shall be aggregated for purposes of determining compliance with the amount thresholds specified in this Section. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be (unless waived by the Administrative Agent) at least five (5) Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto, and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and (B) the assignor thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of the assignor’s rights and obligations under this Agreement, the assignor shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 10.05 as well as to any interest and Unused Commitment Fee accrued for its account hereunder and not yet paid).

(c) By executing and delivering an Assignment and Acceptance, the assignor and the assignee thereunder shall be deemed to confirm to and agree with each other and the Borrowers as follows: (i) such assignor warrants that it is the legal and beneficial owner of the interest being assigned free and clear of any adverse claim; (ii) except as set forth in clause (i) above, the assignor makes no other representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, or any other instrument or document furnished pursuant hereto or thereto, or the financial condition of the Borrowers or the performance or observance by the Borrowers of any of their Obligations under this Agreement or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements described in Section 3.05 or the most recent financial statements delivered pursuant to Section 5.01, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the assignor and based on such documents and information as it shall deem appropriate at the time continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents, as are delegated to such Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will, to the extent of the interest assigned to it, perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by the Lenders.

(d) The Borrowers agree that each Lender may without notice to or the consent of the Borrowers, the Administrative Agent, any Fronting Bank or the Swingline Lender sell participations to one or more banks or other entities (other than the Company, any Subsidiary or any of their respective Affiliates) in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the same portion of the Revolving Loans owing to it) and the Borrowers agree that any purchaser of a participation in such Loans so acquired may exercise any and all rights of banker’s lien, setoff, counterclaim or otherwise with respect to any and all moneys owing by the Borrowers to such purchaser as fully as if such purchaser were a Lender acquiring such Loans hereunder in the amount of such participation so long as the Borrower is notified of the participant’s participation hereunder and such participant complies with Section 10.08 as if it were a Lender prior to such exercise; provided, however, that (i) such selling Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the Borrowers for the performance of its obligations hereunder, (iii) the participating lenders or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were such Lender (but the amount claimed by any participating lender or other entity shall not exceed the amount that could have been claimed by the Lender from which it acquired its participation), (iv) the Borrowers, the Agents, the Fronting Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (v) the participating lenders or other entities, if not already a party or parties thereto, shall agree to be bound by the Senior Forbearance Agreement with respect to its interest (if any) in the Senior First Lien Credit Agreement and the Bridge Forbearance Agreement with respect to its interest (if any) in the Senior Second/Third Lien Interim Loan Agreement, and (vi) such Lender shall retain the sole right to enforce the obligations of the Borrowers relating to the Loans and to approve, without the consent of or consultation with any participant, any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers with respect to Fees payable hereunder or an increase in the amount of principal of or a decrease in the rate at which interest is payable on the Loans, or an extension of the dates fixed for payments of principal of or interest on the Loans or payments of Fees). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the amounts of each participant’s participation (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.07, disclose to the assignee or participant or proposed assignee or participant any information relating to Lyondell and its Subsidiaries furnished to the Lenders by or on behalf of Lyondell and its Subsidiaries, as applicable; provided that, prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of any confidential information relating to Lyondell and its any Subsidiary received from the Agents or Lenders.

(f) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the Commitment (if any) of, and the principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof (the “Register”), and no such Assignment and Acceptance shall be effective until so recorded. The entries in the Register shall be conclusive in the absence of manifest error and the Borrowers, the Agents, the Fronting Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of an executed Assignment and Acceptance, together with any Note subject to such assignment, and the payment of any processing and registration fee, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto.

(g) Any Lender may at any time pledge all or any portion of its rights under the Loan Documents to secure obligations of such Lender, without the consent of any party, without notice to any party and without payment of fees, in accordance with applicable law, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge shall release any Lender from its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Bank”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Bank, identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Borrowers pursuant to Section 2.02, provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall be deemed to utilize the Commitments of all the Lenders to the same extent, and as if, such Loan were made by the Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Bank makes such payment. In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one (1) year and one (1) day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States of America or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.07, any SPC may assign all or a portion of its interests in any Loans to its Granting Bank or to any financial institutions providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans; provided, however, that except in the case of an assignment to a Granting Bank or a financial institution that is either an affiliate of such SPC or another Lender, the Administrative Agent and, unless an Event of Default has occurred and is continuing, the Borrowers must consent to such assignment in writing (which consent may not be unreasonably withheld). Each SPC shall execute an agreement whereby such SPC shall agree (subject to customary exceptions) to preserve the confidentiality of any confidential information relating to the Borrowers and their Affiliates received from the Agents or Lenders.

SECTION 10.08. Right of Setoff. (a) Upon the occurrence and during the continuation of any Event of Default, subject to the Carve-Out, each Lender is hereby authorized, in addition to any other right or remedy that any Lender may have by operation of law or otherwise, at any time and from time to time, without notice to the Borrowers except to the extent required by applicable law or the Orders (any such notice being expressly waived by the Borrowers to the maximum extent possible under applicable law), and subject to any requirements or limitations imposed by applicable law, and without further order of or application to the Bankruptcy Court, to exercise its banker’s lien or right of setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or any of its Affiliates to or for the credit or the account of any Borrower against any and all the obligations of the Borrowers now or hereafter existing under any Loan Document, irrespective of whether or not such Lender or any of its Affiliates shall have made any demand under such Loan Agreement and although such obligations may be unmatured.

(b) Each Lender agrees promptly to notify the Administrative Agent and the Borrowers after any such setoff and application; provided, however, that, to the extent permitted by applicable law, the failure to give any such notice shall not affect the validity of such setoff and application.

SECTION 10.09. Severability. In case any one or more of the provisions contained in the Loan Documents shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 10.10. Cover Page, Table of Contents and Section Headings. The cover page, Table of Contents and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

SECTION 10.11. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereon and hereon were upon the same instrument. Delivery by telecopier, PDF or other electronic means of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. This Agreement shall become effective when copies hereof which, when taken together, bear the signatures of each of the parties hereto shall have been received by the Administrative Agent.

SECTION 10.12. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION

SECTION 10.13. Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by the Loan Documents and such letter agreements, except to the extent expressly provided therein. Nothing in the Loan Documents or such letter agreements or promissory notes, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto and Indemnitees referred to in Section 10.05(b) any rights, remedies, obligations or liabilities under or by reason of the Loan Documents or such letter agreements or promissory notes.

SECTION 10.14. Confidentiality. Each of the Agents, each Fronting Bank, the Lenders and the SPCs (as defined in Section 10.07(h)) agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under any Loan Document or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, (f) subject to obtaining a written agreement containing provisions substantially the same as those of this Section from the intended recipient of such Information, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement (including any assignee or any prospective assignee of an SPC of the type described in the penultimate sentence of Section 10.07(h)), (g) with the consent of the Borrowers, (h) for purposes of Section 10.07(h) only, to any rating agency, (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Fronting Bank or any Agent or Lender on a nonconfidential basis from a source other than the Borrowers or (j) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to such contractual counterparty’s professional advisor) so long as the recipient of such Information agrees to be bound by the provisions of this Section. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers and their Affiliates or their respective businesses, other than any such information that is available to any Fronting Bank or any Agent or Lender on a nonconfidential basis prior to disclosure by the Borrowers. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, “Information” shall not include, and each party hereto may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

SECTION 10.15. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provision of this Section 10.15 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 10.16. Forbearance Agreements. Each Lender shall, or in the case of a Lender which holds beneficial ownership in the loans under the Senior First Lien Credit Agreement or the Senior Second/Third Lien Interim Loan Agreement through a participation, shall instruct its respective participant counterpart to, execute and deliver to the Borrowers the Senior Forbearance Agreement or the Bridge Forbearance Agreement, as applicable, and in any event by becoming a Lender shall be deemed to have agreed to said Senior Forbearance Agreement or Bridge Forbearance Agreement, with such modification applicable to individual parties as Borrowers and such parties agree. Any Person that has credit exposure to the Loans, whether direct or indirect in the form of a binding confirmed trade not yet settled, a total return swap or other derivative, shall be deemed bound by the Senior Forbearance Agreement or the Bridge Forbearance Agreement, as applicable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the day and year first above written.

LYONDELL CHEMICAL COMPANY, as a Borrower

By:	/s/ Alan Bigman
Name:	Alan Bigman
Title:	Authorized Person

BASELL USA INC., as a Borrower

By:	/s/ Alan Bigman
Name:	Alan Bigman
Title:	Authorized Person

EQUISTAR CHEMICALS, LP, as a Borrower

By:	/s/ Alan Bigman
Name:	Alan Bigman
Title:	Authorized Person

HOUSTON REFINING LP, as a Borrower

By:	/s/ Alan Bigman
Name:	Alan Bigman
Title:	Authorized Person

MILLENNIUM CHEMICALS INC., as a Borrower

By:	/s/ Alan Bigman
Name:	Alan Bigman
Title:	Authorized Person

[SIGNATURE PAGE TO ABL DEBTOR-IN-POSSESSION CREDIT AGREEMENT]

MILLENNIUM PETROCHEMICALS INC., as a Borrower

By:	/s/ Alan Bigman
Name:	Alan Bigman
Title:	Authorized Person

[SIGNATURE PAGE TO ABL DEBTOR-IN-POSSESSION CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

LYONDELBASELL INDUSTRIES AF S.C.A., as the Company

By:	/s/ Bruce Dresbach
Name:	Bruce Dresbach
Title:	Authorized Person

[SIGNATURE PAGE TO ABL DEBTOR-IN-POSSESSION CREDIT AGREEMENT]

CITIBANK, N.A.

By:	/s/ David Jaffe
Name:	David Jaffe
Title:	Director Vice President

[SIGNATURE PAGE TO ABL DEBTOR-IN-POSSESSION CREDIT AGREEMENT]

GOLDMAN SACHS LENDING PARTNERS LLC

By:	/s/ Craig Packer
Name:	Craig Packer
Title:	Managing Director

[SIGNATURE PAGE TO ABL DEBTOR-IN-POSSESSION CREDIT AGREEMENT]

MERRILL LYNCH CAPITAL CORPORATION

By:	/s/ Don Burkitt
Name:	Don Burkitt
Title:	Vice President

[SIGNATURE PAGE TO ABL DEBTOR-IN-POSSESSION CREDIT AGREEMENT]

ABN AMRO BANK, N.V.

By:	/s/ Parker H. Douglas
Name:	Parker H. Douglas
Title:	Senior Vice President

By:	/s/ Neil J. Bivona
Name:	Neil J. Bivona
Title:	Senior Vice President

[SIGNATURE PAGE TO ABL DEBTOR-IN-POSSESSION CREDIT AGREEMENT]

RZB FINANCE LLC

By:	/s/ Christoph Hoedl
Name:	Christoph Hoedl
Title:	Group Vice President

By:	/s/ Randall Abrams
Name:	Randall Abrams
Title:	Vice President

[SIGNATURE PAGE TO ABL DEBTOR-IN-POSSESSION CREDIT AGREEMENT]

UBS AG, STAMFORD BRANCH, as Lender

By:	/s/ Mary Evans
Name:	Mary Evans
Title:	Associate Director

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director

[SIGNATURE PAGE TO ABL DEBTOR-IN-POSSESSION CREDIT AGREEMENT]